.                                    [COVER]

BREAKING NEW GROUND



Reuters Holdings PLC Annual Report 1997

FIVE YEAR SUMMARY

Revenue (pound)million

1997        1996         1995          1994          1993
2,882       2,914        2,703         2,309         1,874

Declined 1% at actual exchange rates but grew 9% at comparable exchange rates
================================================================================

Profit before tax (pound)million

1997        1996         1995          1994          1993
626         652          558           481           422

1993 - 1996 have been restated to reflect goodwill amortisation
================================================================================

Earnings before interest, tax, depreciation and amortisation (EBITDA) (pound)million

1997        1996         1995          1994          1993
904         924          801           681           584

Declined 2% at actual exchange rates but grew 8% at comparable rates
================================================================================

Adjusted earnings per ordinary share pence

1997        1996         1995          1994          1993
29.1        30.4         25.8          21.7          18.0

Adjusted to exclude goodwill amortisation and the cost of the capital reorganisation
================================================================================

Dividends per ordinary share pence

1997        1996         1995          1994          1993
13.00       11.75        9.80          8.00          6.50

Increased by 11% in 1997
================================================================================

Cash flow per ordinary share pence

1997        1996         1995          1994          1993
61.0        60.7         52.7          45.6          40.3

Remained virtually unchanged from 1996. The ratio is defined on page 89
================================================================================


COVER IMAGE

A colour image of Sojourner, a toy-sized robot exploring Mars, is beamed back to Earth at the end of the day on 8 August, more than a month after landing on the Red Planet to launch a new phase of space exploration. The Pathfinder space probe will be followed by four more landing craft over the next eight years, culminating in a landing by another robot explorer that will collect rock and soil samples and return them to Earth for examination.

NASA/Jet Propulsion Laboratory/CALTECH.


Reuters products
----------------
User accesses                                435,000
Customer locations                           53,000
Countries served                             163
Languages in which news services created     25

Infrastructure
--------------
Staff                                        16,119
Countries with Reuters offices               97
Cities with Reuters offices                  217

Information sources
-------------------
Data contributors                            4,800
Markets reported in realtime                 277
Journalistic staff                           2,036
Editorial bureaux                            174

FINANCIAL HIGHLIGHTS

                                                                                       Restated
                                                                         1997          1996          %
                                                                         (pound)m      (pound)m      change
============================================================================================================
Revenue                                                                  2,882         2,914         (1)
Earnings before interest, tax, depreciation and amortisation             904           924           (2)
Operating profit                                                         592           641           (8)
Interest                                                                 80            61            32
Profit before tax                                                        626           652           (4)
Pre-tax profit margin                                                    21.7%         22.4%
Taxation                                                                 236           210           13
Profit after tax                                                         390           442           (12)
Post-tax profit margin                                                   13.5%         15.2%
Return on tangible fixed assets                                          49.0%         60.0%
Return on equity                                                         25.6%         33.7%
Free cash flow                                                           449           494           (9)
Net funds                                                                1,290         1,050         23
============================================================================================================
Earnings per ordinary share                                              24.0p         27.3p         (12)
Adjusted earnings per ordinary share#                                    29.1p         30.4p         (4)
Earnings per ADS*+                                                       $2.38         $2.71         (12)
Adjusted earnings per ADS*#+                                             $2.88         $3.01         (4)
Dividends per ordinary share                                             13.0p         11.75p        11
Dividends per ADS*(see page 84)                                          82.9p         74.9p         11
============================================================================================================

* Each ADS represents six ordinary shares.
+ A nominal exchange rate of US $1.65 = (pound)1 has been used for convenience.

# Adjusted earnings per ordinary share and per ADS are based on profit attributable to ordinary shareholders excluding amortisation of goodwill and capital reorganisation costs.

Reuters share price over ten year period relative to Financial Times Stock Exchange 100 index

Picture of a Reuters 3000 screen showing a line graph where the FTSE 100 index is identified as a straight line at value '1' and the Reuters share price is identified as a line varying as follows:

             Relative                        Relative                       Relative                       Relative
             Performance                     Performance                    Performance                    Performance
             Against the                     Against the                    Against the                    Against the
Date         FTSE 100           Date         FTSE 100          Date         FTSE 100          Date         FTSE 100
---------    -----------        ---------    -----------       ---------    -----------       ---------    -----------
31-Dec-97    1.58779514         31-Dec-94    1.86018478        31-Dec-91    1.26325880        31-Dec-88    0.87922866
30-Nov-97    1.68633293         30-Nov-94    1.94361042        30-Nov-91    1.14028426        30-Nov-88    0.78940312
31-Oct-97     1.6297778         31-Oct-94    1.88237613        31-Oct-91    1.14323160        31-Oct-88    0.81321985
30-Sep-97    1.70955811         30-Sep-94    1.91652429        30-Sep-91    1.10847452        30-Sep-88    0.84478587
31-Aug-97    1.58499684         31-Aug-94    1.91707737        31-Aug-91    1.02695855        31-Aug-88    0.82773672
31-Jul-97    1.63546546         31-Jul-94    1.84195191        31-Jul-91    0.91289114        31-Jul-88    0.82585443
30-Jun-97    1.67682439         30-Jun-94    1.79045238        30-Jun-91    0.96604211        30-Jun-88    0.89302271
31-May-97    1.81065523         31-May-94    1.88477243        31-May-91     1.0284667        31-May-88    0.82536562
30-Apr-97    1.74468039         30-Apr-94    2.07437534        30-Apr-91    0.99471943        30-Apr-88    0.80879922
31-Mar-97    1.75064086         31-Mar-94    1.93650969        31-Mar-91    1.08743457        31-Mar-88    0.84000960
28-Feb-97    1.86009551         28-Feb-94    1.86001077        28-Feb-91    1.02718585        29-Feb-88    0.91027157
31-Jan-97    1.87138122         31-Jan-94    1.74137212        31-Jan-91    1.08189906        31-Jan-88    0.89568323

31-Dec-96    2.22569529         31-Dec-93    1.59410706        31-Dec-90    1.00010969        31-Dec-87    0.87537757
30-Nov-96    2.17170884         30-Nov-93    1.61863593        30-Nov-90    0.85832932        30-Nov-87    0.75854045
31-Oct-96    2.34351866         31-Oct-93    1.57134522        31-Oct-90    0.83734951        31-Oct-87    0.80862163
30-Sep-96    2.27836124         30-Sep-93    1.52294807        30-Sep-90    1.13996633        30-Sep-87    1.16640571
31-Aug-96    2.35273523         31-Aug-93    1.51388444        31-Aug-90    1.18152645        31-Aug-87    1.17790693
31-Jul-96    2.22002838         31-Jul-93    1.50256245        31-Jul-90    1.38863386        31-Jul-87    1.12242673
30-Jun-96    2.56048535         30-Jun-93    1.45425304        30-Jun-90    1.59623359        30-Jun-87    1.14281105
31-May-96    2.44258719         31-May-93    1.44703931        31-May-90    1.55623799        31-May-87    1.03538746
30-Apr-96    2.40253152         30-Apr-93    1.36476018        30-Apr-90    1.50861271        30-Apr-87    0.98003467
31-Mar-96    2.34411486         31-Mar-93    1.39827737        31-Mar-90    1.50483146        31-Mar-87    1.07010229
29-Feb-96    2.29057500         28-Feb-93    1.47047902        28-Feb-90    1.41532434        28-Feb-87    1.01379938
31-Jan-96    2.01168737         31-Jan-93    1.51427665        31-Jan-90    1.29032058        31-Jan-87             1

31-Dec-95    1.95067009         31-Dec-92    1.50836785        31-Dec-89    1.28612169
30-Nov-95     2.0538557         30-Nov-92    1.46610461        30-Nov-89    1.26701584
31-Oct-95    2.03230619         31-Oct-92    1.35590505        31-Oct-89    1.29229162
30-Sep-95    1.94358376         30-Sep-92    1.42855236        30-Sep-89    1.23334404
31-Aug-95    1.96408016         31-Aug-92    1.38321837        31-Aug-89    1.24254613
31-Jul-95    1.84903433         31-Jul-92    1.31527716        31-Jul-89    1.13506549
30-Jun-95    1.92830594         30-Jun-92    1.40060950        30-Jun-89    1.11854225
31-May-95    1.73076108         31-May-92    1.33910038        31-May-89    1.16819055
30-Apr-95    1.79170725         30-Apr-92    1.35529319        30-Apr-89    1.04814465
31-Mar-95    1.85030643         31-Mar-92    1.40004667        31-Mar-89    1.01695982
28-Feb-95    1.79764497         29-Feb-92    1.39289035        28-Feb-89    0.98987035
31-Jan-95    1.78177840         31-Jan-92    1.33791197        31-Jan-89    0.90213068

REUTERS IN 1997

Reuters first with news of Chinese leader Deng Xiaoping's death

Reuters Business Briefing in Cyrillic

RFTV, live and exclusive, covers first televised Bank of England inflation briefing new Internet private investor services

Dealing 2000-2 launches new forward dealing product

global Millennium Challenge Programme launched

3000 series sales hit 43,900

new capital structure to form Reuters Group PLC

(pound)1.5 billion cash to shareholders announced

daily trade on Instinet tops 200 million shares on 28 October 1997

Reuter Foundation launches AlertNet Internet service for relief agencies new advanced multicast technology from TIBCO subsidiary

SportsWeb global Internet site launched

CONTENTS

IFC    Five Year Summary
1      Financial Highlights
2      Reuters in 1997
4      This is Reuters Who we are, what we do, our customers and competitors
6      Our Strengths Performance, Balance, Opportunity
12     From the Chairman Sir Christopher Hogg discusses the challenges faced in
       1997
14 From the Chief Executive Peter Job: How Reuters is breaking new ground through the use of advanced technology
16 An Interview with the Chief Executive Peter Job answers the key questions facing Reuters
18     Board of Directors
20     Report of the Directors
24     Financial Review and Statements Contents
25     Report on Remuneration and Related Matters
33     Audit Committee
34     Statement of Directors' Responsibilities
35     Auditors' Report to the Board of Directors and Members of Reuters
       Holdings PLC
36     Operating and Financial Review
48     Consolidated Profit and Loss Account
48     Consolidated Statement of Total Recognised Gains and Losses
55     Consolidated Cash Flow Statement
62     Consolidated Balance Sheet
76     Balance Sheet of Reuters Holdings PLC
78     Accounting Policies
80 Summary of Differences between UK and US Generally Accepted Accounting Principles (GAAP)
83     Other Information for Shareholders
85     Preserving Reuters Independence
85     Financial Diary for 1998
86     The Reuter Trust Principles
87     Glossary
88     Eleven Year Consolidated Financial Summary
90     Where To Find Us

                                       2-3

THIS IS REUTERS

Reuters uses the latest technology to inform the world.

Since 1850, when Paul Julius Reuter used carrier pigeons to bridge a gap in European telegraph lines, Reuters has been breaking new ground to deliver financial information and news significantly faster than anyone else.

Today, Reuters operates the world's largest private communications network, using satellites to beam realtime information and news around the planet.

Reuters products are distinguished by speed and accuracy. In the fast-moving markets of a shrinking world, they have global reach and local focus. New Internet technologies enable Reuters to meet our clients' needs for information and analytics ever more rapidly.

Our customers demand in-depth data, sophisticated analytics and easy-to-use applications across the Reuters product line, ranging from electronic transactions to risk management.

Reuters clients watch news and prices on more than 435,000 computer screens in 163 countries.

FINANCIAL PRODUCTS

INFORMATION PRODUCTS

Information products deliver realtime and historical news and financial data to customers within the financial markets and provide the software tools to analyse data. Reuters main offerings are the series 2000 and 3000 product lines. Information management systems offer customers the means to integrate and analyse data from a variety of sources for financial trading rooms. Risk management, order handling products and customised solutions from TIBCO offer customers the means of managing their own information flows and exposure to risk.

TRANSACTION PRODUCTS

Transaction products principally comprise the Dealing 2000 product line and Instinet. Dealing 2000 products enable foreign exchange professionals to converse electronically with chosen trading partners using Dealing 2000-1 or Reuters automated matching system Dealing 2000-2. Instinet provides agency brokerage services in global equities to securities industry professionals in more than 30 countries.

CUSTOMERS: Most of the world's leading financial institutions. Traders, brokers, dealers, analysts, investors and corporate treasurers use both information and transaction products.

COMPETITORS: Reuters is a market leader in most of these sectors. Its principal competitors are Bloomberg, Bridge Information Systems and Dow Jones Markets. They offer differing levels of geographic spread and market coverage. In many countries there are national competitors. For information management systems, the principal competitors are CSK Software and Dow Jones Markets. The Electronic Broking Service is the principal competitor for foreign exchange. Instinet competes with other brokers for transactions in global equity order flow, and delivers its services using both advanced computer and traditional telephonic technology.

OUTLOOK: The new 3000 series, which packages historical data and analytics along with prices and news, is selling strongly and is well-received by customers. While there are signs of consolidation among customers in several geographical markets, there is more rapid deregulation in Asia which is expected to be positive for our business over time despite the present short-term market instability. The addition of new products and expansion into emerging markets play a significant role in Reuters Transactions products growth strategy.

PROFESSIONAL PRODUCTS

Professional products provide a range of near realtime and historical financial information news products and related technology to the corporate and professional markets. Reuters Business Briefing provides access to 10 years' business information from one of the world's most comprehensive databases.

CUSTOMERS: Reuters services have been developed for the insurance, advertising and transportation industries and other corporate sectors. VAMP Health Ltd. provides computer facilities to UK doctors.

COMPETITORS: Reed Elsevier's Lexis-Nexis, Dialog, FT Profile, Dow Jones News Retrieval, are among them.

OUTLOOK: Rising demand for accurate and relevant information at the desktop is driving the growth of this market, with increasing delivery over corporate intranets and the Web.

MEDIA PRODUCTS

Media products comprise textual news, television services, pictures and graphics for republication by media customers and also the repackaging and sale of content for online services.

CUSTOMERS: Broadcasters, newspapers, digital and Internet online publishers around the world.

COMPETITORS: Associated Press, Agence France Presse and Worldwide Television News are the main international competitors.

OUTLOOK: The growth of new generation digital publishing, on the Internet and elsewhere, provides continuing revenue opportunities beyond Reuters traditional markets.


Information products revenue (pound)million

1997      1996      1995      1994      1993
1,852     1,892     1,841     1,617     1,345


Revenue declined 2% and accounted for 64% of the total.
================================================================================

Transaction products revenue (pound)million

1997      1996      1995      1994      1993
828       813       671       527       394

Revenue grew 2% and accounted for 29% of the total.
================================================================================

Media and professional products revenue (pound)million

1997      1996      1995      1994      1993
202       209       191       165       135


Revenue declined 3% and accounted for 7% of the total.

                            [PICTURE PAGES 6 AND 7]



Performance

The British Thrust SuperSonic Car broke the sound barrier to set the first world supersonic land speed record on 15 October, racing across the remote Black Rock Desert in Nevada at 763.04 mph (1,220.86 kph). Thrust had previously shattered the old land speed record of 633 mph (1,012 kph) with a run of 714 mph (1,142 kph) on 25 September. Gary Caskey/Reuters.

As the shock waves of Asia's economic turmoil swept the world in 1997, financial markets from east to west registered new levels of volatility and record trading volumes. The ever-growing demand for fast, accurate and reliable information in an accessible form means Reuters products must perform at ever higher levels to help our customers do their jobs better. On 28 October, the New York Stock Exchange and NASDAQ traded 2.5 billion shares on the busiest day in their trading history.

On that same day, Reuters Integrated Data Network (IDN) at one point reached a peak of 2,772 updates a second of new data and information supplied by our realtime broadcast services, ranging from news to money, securities to commodities. IDN updates currently average 1,950 items a second, an explosive growth from an average 500 a second just five years ago and less than 200 in 1988.

                            [PICTURE PAGES 8 AND 9]


Balance

American tightrope artist Jade Kindar-Martin walks on a tightrope over the River Thames in London with St. Paul's cathedral in the background on 14 September. Kindar-Martin and French colleague Didier Pasiquette successfully completed a world record attempt to cross the 300 metre-long tightrope passing each other on the way. Paul Hackett/Reuters.

The reputation of Reuters is based on the key qualities of accuracy, speed and impartiality. Our customers look to Reuters as a source of trust. The authority and balance of Reuters information allows them to trade and report with confidence. Reuters Financial Television rose to the challenge of reporting Asia's economic crisis by becoming the live news source for the professional financial market. Since the crisis began in July 1997, RFTV attracted onto its screens, on a regular, live and exclusive basis, almost every Asian finance minister and central bank governor. Some of those officials had never before spoken willingly in public. But their regard for Reuters objectivity and understanding of our reach into the world markets made RFTV a brand of respect in the corridors of Asian government, and a crucial trading tool for its clients.

                            [PICTURE PAGES 10 AND 11]



Opportunity

Soldiers of China's People's Liberation Army raise the Chinese flag at a ceremony on 1 July marking Hong Kong's return to Chinese sovereignty. Britain lowered its flag for the last time during the midnight ceremony, ending 156 years of colonial rule. Kimimasa Mayama/Reuters.

For Reuters and its customers, change means opportunity. Emerging markets, Internet investor services, market deregulation, new electronic trading systems all feed the burgeoning demand for information. The ceaseless march of technology which enables these advances is not a threat, but an opportunity to develop faster, cheaper and more focused delivery systems. Putting new Web technology to work helped develop Reuters flagship 3000 series packaging together realtime data and news with analytics and huge databases of historical information in a user-friendly way. Technology allows the cost of transactions to be much lower than before and opens the way for electronic order-books and cross-border investment. The quick and easy access to historical data enables speedy analysis of past performance as a guide to what may happen in the future. Technology gives Reuters products the flexibility that allows our customers to mix and match hardware and software as best suits them.

FROM THE CHAIRMAN

"Reported operating profits fell by 8%, the first actual decline since 1979, whereas operating profit increased by 7% on a comparable exchange rate basis."

"The Board remains confident ... in the growth opportunities to be derived from exceptional service to the global financial industry, Reuters principal market."

1997 was a testing year for shareholders in Reuters, as it was for those managing the company. The share price, in marked contrast to the trend for many years past, declined absolutely and also lost a lot of ground relative to the market. The principal influencing factor was the strength of sterling, as demonstrated by the fact that reported operating profits actually fell by 8%, the first decline since 1979, whereas operating profit increased by 7% on a comparable exchange rate basis. Taking an overall view, the Board again decided on a rate of dividend increase well ahead of reported earnings. Also, the strength of the company's cash generation and financial position enabled us to propose towards the year end a Scheme of Arrangement whereby (pound)1.5 billion of capital would be returned to shareholders. This sum incidentally is roughly equivalent in real terms to the total market capitalisation of the company on its flotation in 1984. Reported earnings per share in Reuters Group will be readily able to be compared with past figures but absolute profits will not be, as a result of the interest loss on the cash distributed.

The fundamental question, of course, is `whither earnings?' What underlying rate of revenue growth can be achieved? Can percentage sales growth be translated into at least equivalent percentage earnings growth?

The Board remains confident, notwithstanding the effects of industry consolidation, in the growth opportunities to be derived from exceptional service to the global financial industry, Reuters principal market. Over the years we have backed this confidence with substantial investment in improvement and innovation. The company's major assets are intangible, but real and competitive: the skills and loyalty of its people; its data bases and the organisation of them; the extraordinary geographical diversification of the business; and the Reuters brand, unswervingly underpinned by the Reuter Trust Principles. We believe, on the basis of thorough and regular research into the views of major investors, that there is broad consensus on the key elements of our strategy and that it will stand the test of time, if it is well implemented.

On the cost side of the business there are currently exceptional pressures on resources stemming from technological change, EMU and our Millennium Compliance Programme. For many years now, despite leaving prices substantially unchanged overall, we have been able to keep underlying revenue growth generally in line with or ahead of underlying cost growth and we have also made room for pursuit of market share and further sales growth. The Board is committed to these objectives.

In summary, therefore, we believe that we are steering a good course and we are determined not to be blown off it. We are aware, however, that what we regard as realism, others may view as excessive caution; and that a policy of exploiting our traditional strengths and markets may be seen by some as indicating a lack of ambition. So be it. As a Board, we try to ensure that, both in our own discussions and in the company as a whole, there is that degree of sensitivity to events and to relevant opinion which is fundamental to good corporate governance. But genuinely held differences of view are bound to arise - not just in strategic matters but also, for example, as between the Remuneration Committee and some institutional shareholders over one or two parameters of the long-term incentive scheme approved last April. The only remedy is persistent and high quality two-way communication; and on principle we strive for that, albeit laying no claims to perfection.

Pehr Gyllenhammar, a non-executive director since 1984, retired from the Board in October and has subsequently been appointed a trustee by the Board of the Reuters Founders Share Company. His service to Reuters was outstanding. New non-executive directors for re-election at the annual general meeting will be Dick Olver, Managing Director of BP's Exploration and Production, and Roberto Mendoza, a vice chairman and executive director of J. P. Morgan & Co Inc. The Board takes this opportunity to pay warm tribute to Lord McGregor, Chairman of the Founders Share Company from 1987 until his death last November, and to welcome his successor, Sir Frank Rogers. The guardianship of our objectivity, as enshrined in the Reuter Trust Principles, is in good hands.

Sir Christopher Hogg Chairman

                                    12 - 13

FROM THE CHIEF EXECUTIVE

"Photographs from our own news service on the pages of our Annual Report ... illustrate the drive to break new ground through the use of advanced technology."

"These images match the reality only if we are prepared to sustain a substantial programme of investment and innovation on behalf of our customers."

For many years now we have been using photographs from our own news pictures service on the pages of our Annual Report. This year we have used them to represent some of our main challenges.

They illustrate the drive to break new ground through the use of advanced technology, and to draw competitive advantage from the rapid rate of change it brings about. Then there is the pressure for performance, as we girdle the globe with instant electronic consciousness of all that makes politics and markets hum. Nor can we ever forget the requirement to handle information in a balanced manner, so that those originating news events, who so often complain about distortion by journalists, can readily recognise their face in the mirror we hold up to them. In the torrent of change, this remains the company's ethical distinction, as it has since 1851.

These images match the reality only if we are prepared to sustain a substantial programme of investment and innovation on behalf of our customers. The picture will soon become blurred if we dissipate our concentration. The rationale of returning cash to investors is that we invest money as fast as possible in our business and shed the rest to improve the return on a smaller equity base.

Where are the investment flows going? One major destination is our new 3000 series of products, adding new dimensions of background and analysis to our markets coverage. These products are selling well. They are gathering critical mass. We shall go on extending their capacity and features in order to meet anticipated good growth in demand. We shall allow other older products and technology to become obsolete. We shall concentrate our strengths around the 3000 range - for example transaction and brokerage facilities, or our emerging new concept in television, which uses the screen only for coverage of market-moving events and analysis. Unlike competing products which have opted for the consumer market, Reuters Financial Television is gaining a name for itself as the video service for professionals. There can be no more fast or direct approach to getting at the facts than to see them uttered by the newsmaker.

The 3000 series is further reinforced by access to a very large text database, including news from Reuters and several thousand publications worldwide, searchable in seconds. No other financial services vendor has such a facility. The Reuters Business Briefing, as it is known, is developing strong appeal to finance professionals and corporate managers alike.

In short, we aim to persuade our clients to search no further than the "Reuters 3000" to find out all that they can conceivably want to know, and to take action on this knowledge. But we do not seek to impose our technology on them. We interface conveniently to the client's own system, bought from us or from another supplier, so that data can readily be transferred, within the customer organisation, to the place where it is needed - for example in risk management models where we have made a large and successful investment.

Our open systems approach should stand us in good stead for some years to come. Customers tell us that, despite ever-increasing internal technology budgets, they have more and more problems producing useful developments on time. Reuters ability to deliver standard systems products cheaply compares more and more favourably with in-house developments which are expensive to maintain and do not for long remain a unique source of advantage.

Another rich source of standard technologies is the Internet, which has enabled us, for the first time, to invest in a promising new range of products which we are supplying to clients and to the clients of our clients.

Electronic banking and brokerage are no longer stymied by the cost of the "last mile" link into the home. The private investor needs no special lines or equipment since an Internet link to the home already exists. The air is naturally thick with predictions that conventional financial service providers will be disintermediated by this development. At Reuters we do not think this is what is likely to happen. We see our banking and brokerage customers speedily adapting themselves, in some countries, to home delivery of their services, needing only a package of information and related technology to enliven their products for the consumer.

We are opening new markets by providing just such a branded package for our customers to use in their offerings. We believe there will be performance limitations on the Internet for some time to come, although we are investing constantly in smaller companies working on technologies which will improve its efficiency. But the Internet already offers a cheap means to penetrate lower-tier markets which were hitherto ruled out by high delivery cost. The technological future is usually less dramatic than the pundits proclaim, but, over the long haul, it works and it is working for us.

Peter Job Chief Executive

                                    14 - 15

AN INTERVIEW WITH THE CHIEF EXECUTIVE

Why was it necessary to reorganise the company into Reuters Group PLC and what impact will paying out (pound)1.5 billion to shareholders have on the business?

UK rules tend to assume that all companies distribute cash through dividends rather than share repurchases, yet that is not what many of our investors want, particularly in the US. Reuters has also accumulated more surplus capital than it needs for investment purposes or could reasonably dispense through dividends without making commitments to high continuing levels of pay-out. Fortunately the new British government has grasped the nettle on these matters and wholesale fiscal changes are planned for 1999 - though we didn't think we should wait that long before shedding our surplus capital. Our capital reorganisation solves these various problems, which have been creating unwanted noise around our stock price for long enough. First, it allows us to make an immediate return of capital without a significant tax cost. Second, it allows us to reduce the number of shares in issue to match the capital reduction, thus allowing comparability of earnings per share past and future. Third, it allows us to return surplus capital now and undertake share repurchases in the future without the constraints of distributable reserves needed under UK law.

The impact on the business? Well, my views are already well-known, but it stops you spending money on buying companies just because you have it. It allows us to make a tax-efficient injection of debt, which creates pressure for better resource allocation. It piles up our growth on a smaller equity base and prevents dilution of earnings from non-growth sources like interest.

--------------------------------------------------------------------------------
How will European Monetary Union affect your foreign exchange transactions business?

Whatever happens in the EMU countries, the lesson of the past few months has been that foreign exchange volatility is not going to go away. We have always avoided dependence on a single group of currencies and countries, and our Dealing 2000-2 offering today covers 35 currency pairs traded across 33 countries.

Our Forwards foreign exchange matching product, launched last June, is also building up critical mass. We have added a number of currencies to this service which is now available in 21 countries.

At the same time, we are not saying that foreign exchange is the biggest growth market in the business. EMU will clearly have a dampening effect.

--------------------------------------------------------------------------------
How are the sales and installations of the 3000 series going?

The 3000 series ended the year with about 28,000 installations after the first full year of sales. We fell 2,000 short of the target 30,000 figure. Sales were well ahead of expectations at 43,000. A quarter of the installations were for new users. I think we have got off to a good start. There is still lots to be done in filling out the product line and these efforts will continue year in and year out.

--------------------------------------------------------------------------------
What can you say about the investigation in the United States into the activities of a Reuters subsidiary, Reuters Analytics, and the impact this might have on the company as a whole?

Obviously, we take this very seriously. The thing in front of our minds is that Reuters is an ethical company, a company with principles. Under the Reuter Trust Principles, our trustees have a legal duty to see that the independence, integrity and freedom from bias of Reuters are fully preserved. That comes out of the journalistic business, it comes out of the history that Reuters has of reporting the affairs of the world these last 150 years. But they should not be seen only in that context. The integrity part should spread and does spread throughout the organisation. We are cooperating with the investigating authorities and we are conducting a full investigation of our own with outside legal counsel. It is difficult to say more until the results of those investigations are known.

--------------------------------------------------------------------------------
What impact is the strength of sterling having on your business?

The strong pound spelled a 10% cut in sterling revenue for Reuters in 1997. Now the pound has become even stronger and may well hold back revenue growth in 1998. This will not go on for ever. Excluding pure currency effects, underlying growth will be propelled by a strong order book we built up in the course of last year. There are some bearish effects around, nevertheless. Asian revenue growth will be less than it was in 1997, though we still expect growth to happen. Longer term there will be more deregulation and more business for us there.

--------------------------------------------------------------------------------
Two major Swiss banks recently merged and there are forecasts that other consolidations will follow. What effect does this have for Reuters?

We have been experiencing mergers among our account base for quite a few years now. Where merged organisations have little business overlap, it can be positive for our business. Merged organisations often grow faster than previously. On average the trend is for revenue to reduce by around 5% in the year of merger but to have grown by around 6% in the year following the year of the merger. Mergers also tend to stimulate our systems business as new requirements often come out of the merged firms. It is too early to be specific about the impact of the Swiss merger. The two banks have similar profiles and this merger is therefore likely to have a negative impact on revenue. There could be other European mergers in 1998.

--------------------------------------------------------------------------------

"The lesson of the past few months has been that foreign exchange volatility is not going to go away."

"3000 series sales were well ahead of expectations at 43,000."

"Reuters is an ethical company, a company with principles."

"The strong pound spelled a 10% cut in sterling revenue for Reuters in 1997."


                                    16 - 17

BOARD OF DIRECTORS

NON-EXECUTIVE DIRECTORS

Sir Christopher Hogg (1984, Chairman 1985): Chairman of Allied Domecq since April 1996. Director of SmithKline Beecham, member of the International Council of JP Morgan and a Ford Foundation Trustee. Former Chairman of Courtaulds 1980-1996 (Chief Executive 1979-1991); director of the Bank of England 1992-1996. Age 61.

Robert (Bob) Bauman (1994): Chairman of British Aerospace PLC. Deputy Chairman BTR plc becoming Chairman in May 1998. Former Executive Chairman of Beecham Group plc. Director of Morgan Stanley Group Inc, Hathaway Holdings Inc, Union Pacific Corporation, CIGNA Corporation and Russell Reynolds Associates. Age 66.

Sir John Craven (1997): Former member of the Board of Managing Directors of Deutsche Bank AG and Chairman of Deutsche Morgan Grenfell plc; Chairman of Lonrho Plc; non-executive director of Rothmans International B.V. Member of the Supervisory Board, Societe Generale de Surveillance Holdings SA, Geneva. Age 57.

Michael Green (1992): Chairman of Carlton Communications Plc and British Digital Broadcasting PLC. Non-executive director of ITN. Age 50.

Charles Sinclair (1994): Group Chief Executive of Daily Mail and General Trust plc. A director of Euromoney Publications PLC and Schroders PLC. Age 49.

Richard (Dick) Olver (1997): A group managing director of British Petroleum (BP) and Managing Director, Exploration and Production. Member of the Institution of Civil Engineers. A Governor of New Hall School. Age 50.

Sir David Walker (1994): Chairman of Morgan Stanley International Inc., and a member of the Management Committee of the Board of Morgan Stanley, Dean Witter, Discover & Co. in New York. Former Deputy Chairman of Lloyds Bank plc, Chairman of the Securities and Investments Board and director of the Bank of England. Age 58.

EXECUTIVE DIRECTORS

Peter Job (1988): Chief Executive since 1991. Joined Reuters as a journalist in 1963. From 1971 he worked to develop the company's business in Latin America, Africa, Asia and the Middle East. From 1978 until 1991 he headed the company's business in Asia. Non-executive director Diageo Plc and Glaxo Wellcome plc. Age 56.

Jean-Claude Marchand (1996): Managing Director, Continental Europe since 1989, with Middle East and Africa since 1995. Joined Reuters in 1971 as a sales executive. He held a number of sales management positions, and became Sales and Marketing Manager, Asia, in 1978. A Swiss national, he has held senior management positions in Europe since 1979. Age 51.

John Parcell (1996): Responsible for the financial information product line since October 1996. Joined Reuters in 1969 as a journalist, working in Asia and Latin America, then became a marketing and product manager. He was Assistant Managing Director, Europe, Middle East and Africa 1988-1990. Managing Director, UK and Ireland 1990-1996. Age 51.

Robert (Rob) Rowley (1989): Finance Director since 1990. Joined Reuters in 1978, taking financial responsibility for Europe in 1981. He became Joint Company Secretary in 1988, Group Financial Controller in 1989, and Company Secretary from 1991 to 1993. Responsible for new business ventures and media since 1996. Age 48.

David Ure (1988): Has been responsible for marketing and technical policy since 1992. He headed Reuters operations in Europe for nine years, adding the Middle East and Africa for the last three. He joined in 1968 as a journalist. Non-executive director of Woolwich PLC. Age 50.

Andre Villeneuve (1988) Has headed Reuters geographical operating units since 1992. He managed the company's business in North America from 1983 to 1991, taking charge of Latin America as well in 1989. He joined as a journalist in 1967. Independent (non-executive) director Commercial Union and non- executive director of United Technologies Corporation. Age 53.

EXECUTIVE COMMITTEE

Peter Job
Jean-Claude Marchand
John Parcell
Rob Rowley
David Ure
Andre Villeneuve

Patrick Mannix: Director of Personnel and Quality Programmes since 1992. With a law degree and an engineer by training, he joined the company in 1970, from Shell International Petroleum, and shortly afterwards worked on the Reuter Monitor project. In 1983 he became International Technical Manager and in 1989 Director of Group Quality Programmes. Member of the Executive Committee since 1989. He will be taking early retirement in July 1998. Age 55.

Greg Meekings: Managing Director, Corporate Technology Group since 1996. Joined Reuters from the information technology industry in 1986 as Manager, Historical Information Products. From 1988-1992, he was International Technical Manager, Information Management Systems, and from 1992-1996 International Marketing Manager, Information Management Systems. He is a director of Effix and ESL, Reuters subsidiaries. Age 44.

Jeremy Penn: Managing Director, Reuters Asia since January 1997. Joined Reuters in 1981 as a graduate management trainee. From 1982 worked in Africa, Hong Kong and Australia in sales and project management posts. Marketing Manager, South East Asia 1991-1992. International Marketing Manager, Equities, 1992-1995. International Marketing Director, Equities, 1995-1996. From 1993-1996 was responsible for the development of the 3000 product line. Age 38.

Michael Sanderson: Chairman, Reuters America Holdings Inc. since 1995. Joined Instinet as President and Chief Executive in 1990, having spent his entire career in the securities industry. Past member of NASDAQ Board. He was 23 years with Merrill Lynch, where his last position was Chief Executive, Merrill Lynch Canada. Age 55.

Geoffrey Weetman: Managing Director, Media and New Business Ventures since October 1996. Joined Reuters as an accountant in 1973, working first in Europe. From 1983-1996 he held senior positions in Asia. He was Manager, South East Asia, for six years and President, Reuters Japan for five years. Managing Director, Reuters Asia 1992-1996. He will become Director of Human Resources from May 1998. Age 51.

Rosalyn Wilton: Managing Director, Transaction Products since 1992. She joined Reuters in 1990 as Senior Vice President, Transaction Products after being a Managing Director and a Senior Vice President at Drexel Burnham Lambert. She was also elected and served as a Board Director of the London International Financial Futures and Options Exchange (LIFFE) from 1985 to 1990. Non-executive director of Scottish Widows since October 1997. Age 46

Mark Wood: Editor-in-Chief since 1989. Responsible for all news and television operations worldwide. He joined Reuters as a journalist in 1976 and was a correspondent in Vienna, East Berlin, Moscow and Bonn before becoming Editor, Europe in 1987. Age 45.

Simon Yencken: Company Secretary since 1994 and General Counsel since 1993. Non-executive director of Tibco Software Inc., since 1996 and Tibco Finance Technology Inc., since March 1997. Joined Reuters in January 1993 from the Australian law firm Freehill Hollingdale and Page. Age 42.


                                     18 - 19

REPORT OF THE DIRECTORS

The directors submit their annual report and audited financial statements for the year ended 31 December 1997.

ACTIVITIES - Reuters activities are set out on page 5.

A detailed review of Reuters activities during 1997 and likely future developments is given in the messages from the Chairman and the Chief Executive (pages 12-15) and the operating and financial review appearing on pages 36-47. The directors consider that these reviews, taken together, comply with the statement issued by the UK Accounting Standards Board on the Operating and Financial Review and with the requirements of the US Securities and Exchange Commission (SEC) for a Management's Discussion and Analysis of Financial Condition and Results of Operations.

FINANCIAL STATEMENTS AND INTERNAL CONTROL - Separate statements about the Audit Committee and about directors' responsibilities in respect of the financial statements which include details of internal financial control are set out on pages 33-34.

The consolidated profit and loss account is set out on page 48.

AUDITORS - In accordance with section 385(1) of the Companies Act 1985 a resolution to reappoint Price Waterhouse as auditors at a remuneration to be agreed by the directors will be placed before the annual general meeting of the company on 21 April 1998.

CORPORATE GOVERNANCE - The directors consider that the company complies fully with the Cadbury Committee's code of best practice and with section A of the Best Practice Provisions annexed to the Listing Rules of the London Stock Exchange. Price Waterhouse have reviewed those matters which the Cadbury Committee recommended that the auditors should review. Their report on the results of their review is set out on page 35.

The ways in which Reuters applies relevant principles of corporate governance (including the principles set out in the Hampel Committee Report on Corporate Governance) are described in the appropriate parts of this annual report. Thus the application of corporate governance principles to Board matters is described on pages 20-21, to internal control on page 21, to relations with shareholders on page 23, to directors' remuneration on page 25 and to financial reporting on page 33.

COMPANY ORGANISATION - The Board currently comprises six executive and seven non-executive directors (including the Chairman who is responsible for running the Board). It carries the ultimate responsibility for the conduct of Reuters business. Its regular meetings take place every two months. Regular and ad-hoc reports and presentations to the Board ensure it is supplied, in a timely fashion, with the information it needs. Non-executive directors periodically visit Reuters offices throughout the world where they are briefed on various aspects of the company's operations.

The Executive Committee, chaired by the Chief Executive, is responsible for the management of the business. It meets at least six times a year. The functions of its 14 members are described in the biographies on pages 18-19.

The Executive presents the annual budget and plan to the Board for its approval. Actual results are reported to each scheduled meeting of the Board, with appropriate trend analysis.

The three principal committees of the Board are the Remuneration Committee (see pages 25-32), the Audit Committee (see page 33) and the Nomination Committee. The Board sets the terms of reference of these committees. With the exception of Michael Green all the non-executive directors, including the Chairman, served on all three committees in 1997. Michael Green at his request relinquished his membership of the Remuneration and Audit Committees at the end of 1996 in order to devote more of his time as a non-executive director to the other aspects of the company's business. Peter Job, the Chief Executive, also serves on the Nomination Committee which makes recommendations to the Board on the appointment of directors.

The schedule of matters reserved for the Board's decision includes treasury investment, borrowing and hedging policies, significant capital expenditure or disposals of assets, and all investments, acquisitions or disposals which are not in line with strategies previously adopted by the Board.

Also reserved for Board decision is any transaction by a group company likely to require listing particulars or a tender offer to be filed with the London Stock Exchange or to require a filing under the US federal securities laws with the SEC.


The Board must approve any agreement with any other party that entails or may involve the assumption of ongoing business risks, liabilities or commitments equal to or exceeding (pound)50 million in aggregate during the life of the contract.

Non-financial risks, including possible damage to Reuters reputation as a leading news provider, or threats to the reliability of its computer systems, are examined by a business risks steering group which periodically reports to the Board on the management of risks throughout the group. In addition there is a dedicated risk management function at Instinet.

The directors are bound by the company's Articles to pay due regard to the Reuter Trust Principles. The Board views these principles as central to the company's standing and commercial success and works closely with the Reuters Founders Share Company to safeguard them. The Trust Principles and other relevant information are set out on page 86.

Company technical policies provide standards for the integrity, confidentiality and availability of internal and external information services and the systems on which they operate. These policies, together with the company's Code of Conduct which sets out the standards of behaviour and integrity which all employees are expected to observe, are readily available on the company's internal information database.

CAPITAL REORGANISATION - On 4 December 1997 Reuters announced its intention to implement a capital reorganisation which will return (pound)1.5 billion of surplus capital to shareholders. The reorganisation, which was approved by the shareholders on 19 January 1998, involves the creation of a new holding company, Reuters Group PLC, which will acquire Reuters Holdings PLC. Subject to the High Court sanctioning the arrangement, trading of the new company's shares should commence on 18 February 1998. For further details see note 30 on pages 71-72.

SHARE CAPITAL AND DIVIDENDS - Details of the changes in the authorised and called-up share capital are set out in notes 26 and 28 on pages 69-70.

For details of proposed resolutions, see the explanatory notes attached to the notice of the annual general meeting.

The company has not been notified of any material interest in the company's issued share capital either at 31 December 1997 or at the date of this report.

Reuters Founders Share Company Limited has held the Founders Share since it was issued on 9 May 1984.

The company is not a close company within the meaning of the Income and Corporation Taxes Act 1988.

An interim dividend of 3.1p per ordinary share was paid on 8 September 1997. The directors recommend a final dividend of 9.9p per ordinary share giving a total of 13.0p per ordinary share for the year (1996
- 11.75p). If the capital reorganisation is approved by the court, the final dividend will be paid as an interim dividend by Reuters Group PLC to members on its register at the close of business on 20 March 1998, subject to the approval of its shareholders at its annual general meeting.

EMPLOYEES - The total number of employees at 31 December 1997 was 16,119 (31 December 1996 - 15,478). For further details see page 54.

Reuters aims to offer a wide range of experience to employees. The group offers competitive rates of pay and a commitment to training. This enables staff to respond to rapid change in an open systems environment and to take advantage of opportunities to develop their careers around the world.

It is Reuters policy that selection of employees including for entry to the company, for training, development and promotion should be determined solely on their skills, abilities and other requirements which are relevant to the job and in accordance with the laws in the country concerned.

The Board values the courage and professionalism shown by employees operating in zones of conflict. Reuters aims to cover news wherever it breaks but instructs staff to avoid risks wherever possible.

THE ENVIRONMENT - Reuters activities have marginal direct impact on the environment and contribute minimally to pollution. The group's information products help to spread global awareness of the environment. One of them, Reuters Business Briefing, offers a wealth of information on many topics, including the environment. Its search facilities enable customers to keep abreast of events and issues with minimal use of paper and other resources. They need only print out what they want to keep.

Reuters seeks to ensure its major international equipment suppliers avoid using environmentally harmful materials or processes.

Reuters contributes to public awareness and understanding of environmental issues through the educational work of the Reuter Foundation. For journalists wanting to specialise in the field and improve their knowledge base, the Foundation offers both practical training courses and fellowships in its international journalism programme at Green College, Oxford University. It also makes grants in support of environmental projects recommended by Reuters employees in different parts of the world, such as Kew Foundation's work in northwest Brazil.

MILLENNIUM PROGRAMME - In 1996 Reuters established a Millennium Compliance Programme to address the issues arising as a result of the millennium date. Many computer systems store or process date information by the last two digits of the year only, resulting in incorrect or unpredictable treatment of dates after the year 2000 in software applications.

The purpose of the Programme is to determine which software components and systems have to be upgraded and which will need to be replaced. The process will also be used to confirm which products will be discontinued before the millennium. For further details see pages 37-38.

CHARITABLE CONTRIBUTIONS - The Reuter Foundation, the group's charitable trust, developed and launched a specialised Internet service, AlertNet, designed to help the work of international disaster relief agencies. This was the Foundation's key new activity in 1997, alongside a growing range of educational programmes and support for humanitarian causes.

AlertNet (Internet address: alertnet.org) was launched in September 1997, amid favourable media comment, and has been welcomed by some of the leading aid agencies, including the Red Cross movement. By the year end it had 32 full members, mainly based in Europe and the United States. Membership applications from Africa, Asia and Latin America were in hand and the specialist content of the service was being developed under experienced Reuters editors.

Reuters charitable spending through the Foundation increased to (pound)3.0 million in 1997 from (pound)2.7 million in 1996. In addition, Reuters subsidiaries made direct contributions amounting to (pound)1.0 million in cash and (pound)4.4 million in kind last year, including donations of staff time, services and equipment. This total of (pound)8.4 million in overall charitable donations amounted to 1.3% of the group's pre-tax profit in 1997.

The Reuter Foundation extended its regular educational programmes around the world, concentrating particularly on building close links with key universities and professional schools, in cooperation with Reuters line management. The main areas addressed are those in which Reuters has experience and interests, including business studies, information technology, journalism and telecommunications.

The other principal activity of the Foundation, also growing in value and geographical scope, comprised charitable grants in response to the concerns of Reuters employees around the world. Through area committees, colleagues suggest the causes they want to help, mainly health and community projects, with some emphasis on environmental issues. Increasingly, the Foundation makes grants in support of Reuters employees' own voluntary work or fund-raising. In 1997, Reuters raised an additional (pound)0.3 million in public donations from organised charity events in different parts of the world.

More information on the work of the Reuter Foundation is contained in a separate annual review, available on request from the Director, Reuter Foundation, 85 Fleet Street, London EC4P 4AJ, or on the Foundation's website:
http://www.foundation.reuters.com.

No political contributions are made.

CREDITOR PAYMENT TERMS - It is Reuters normal procedure to agree terms of transactions, including payment terms, with suppliers in advance. Payment terms vary, reflecting local practice throughout the world. It is Reuters policy that payment is made on time, provided suppliers perform in accordance with the agreed terms. Group trade creditors at 31 December 1997 were equivalent to 35 days purchases during the year.

INVESTOR RELATIONS - The directors regularly meet with institutional shareholders and analysts. The company's annual general meeting is used as an opportunity to communicate with private investors. Investor Relations departments in London, New York and Geneva are dedicated to improving communications between the company and its shareholders.

DIRECTORS - On 19 February 1997 Sir John Craven was appointed a director. On 15 October 1997 Pehr Gyllenhammar resigned as a director and was replaced by Dick Olver who joined the Board on 1 December 1997.

All other directors mentioned on pages 18-19 served throughout the year.

The group maintained insurance for directors and certain employees against liabilities in relation to the group throughout the year.

By order of the Board

Simon Yencken Company Secretary

13 February 1998

FINANCIAL REVIEW AND STATEMENTS CONTENTS


25   Report on Remuneration and Related Matters
33   Audit Committee
34   Statement of Directors' Responsibilities
35   Auditors' Report to the Board of Directors and Members of Reuters Holdings
     PLC
36   Operating and Financial Review
48   Consolidated Profit and Loss Account
48   Consolidated Statement of Total Recognised Gains and Losses
55   Consolidated Cash Flow Statement
62   Consolidated Balance Sheet
76   Balance Sheet of Reuters Holdings PLC
78   Accounting Policies
80 Summary of Differences between UK and US Generally Accepted Accounting Principles (GAAP)
83   Other Information for Shareholders
85   Preserving Reuters Independence
85   Financial Diary for 1998
86   The Reuter Trust Principles
87   Glossary
88   Eleven Year Consolidated Financial Summary
90   Where To Find Us

REPORT ON REMUNERATION AND RELATED MATTERS

For completeness of presentation this report covers the remuneration of the non-executive as well as the executive directors, and also related matters such as the interests of the directors in the company's shares. It therefore covers issues which are the concern of the Board as a whole in addition to those which are dealt with by the Remuneration Committee.

THE REMUNERATION COMMITTEE

The Remuneration Committee deals with the remuneration of senior executive management on behalf of the Board and shareholders. It has agreed a framework of policies within which it sets the remuneration package for each executive director. All the non-executive directors served on the Remuneration Committee during 1997 except Michael Green.

During 1997 Sir Christopher Hogg was chairman of the committee. The Board considered that the benefits he received from the company as the non-executive Chairman of the Board did not materially influence his judgement as chairman of the Remuneration Committee. His salary and benefits, which comprise life assurance, prolonged disability insurance and pension, are determined at an annual meeting of the directors, chaired by Bob Bauman. Sir Christopher Hogg is not present for these discussions.

On 9 February 1998 Bob Bauman took over the chairmanship of the Remuneration Committee from Sir Christopher Hogg, who resigned as chairman of the committee on that date.

REMUNERATION POLICIES

The basic objectives of the Remuneration Committee's policies are that executive directors should receive compensation which is appropriate to their scale of responsibility and performance, and which will attract, motivate and retain executives of the necessary calibre. The committee also agrees the principles underlying remuneration for other senior executives. In framing the remuneration policies, the Remuneration Committee has given full consideration to section B of the Best Practice Provisions annexed to the Listing Rules of the London Stock Exchange.

The remuneration packages of executive directors consist of annual salary, health and car benefits, prolonged disability insurance, an annual cash bonus plan, pension contributions and participation in a performance-linked share plan. Performance targets are established to achieve consistency with the interests of shareholders, with an appropriate balance between long- and short-term goals.

SUMMARY OF REMUNERATION

SALARIES OF EXECUTIVE DIRECTORS - In setting annual salary levels the committee has been assisted by reports from independent professional consultants. It considers, inter alia, the company's operating performance in the previous year and the UK inflation rate over the same period. It also compares Reuters remuneration packages with those for jobs of similar type and seniority in relevant national and international companies. There are only a few companies whose activities are closely comparable to Reuters, and these are in the US. For the purpose of each year's comparison the committee has used large international companies from the Financial Times Stock Exchange 100 index (FTSE 100). The comparisons consider the relative size of each company in terms of sales, profits and number of employees, its market capitalisation, the complexity of its operations and the international spread of its business. The committee has also had some regard to competitors in the US where higher levels of compensation are typically paid.

PROFIT-RELATED PAY - Under UK tax legislation the company has registered a profit-related pay plan for most employees in the UK. In 1997 this plan enabled employees to receive up to (pound)4,000 (1998 - (pound)2,000) of their pay free of tax if a pre-defined target was met. The executive directors participate in the plan.

BONUSES - The 1997 annual cash bonuses for executive directors were based one half on a growth target in earnings per share of 10% and one half on targets relating to the number of installations of Reuters new 3000 series products. Although underlying profit growth was in double digits, the appreciation of sterling wiped out these gains. The number of 3000 series accesses installed approached 28,000, which was 2,000 less than the one-year target. No bonuses were therefore paid to the executive directors for 1997. Annual cash bonuses do not form part of pensionable earnings. Bonus earnings of the executive directors are capped at 50% of salary.

Total expenditure on bonuses in the group (including annual cash bonuses at TIBCO and Instinet) was (pound)34.3 million.

LONG-TERM INCENTIVES - Reuters operates long-term performance-linked share plans geared to total shareholder return over a period of not less than three years. Awards vesting under the plan which covers the executive directors are not released until at least five years from the date of grant. Directors received no remuneration from this source in 1997.

Reuters has announced a capital reorganisation which has been approved by the shareholders and which, subject to court approval, will become effective on 18 February 1998. Under the terms of the reorganisation and related documents a new holding company, Reuters Group PLC, will be formed and rights or options vesting under the company's various employee benefit plans will entitle the holders to shares in Reuters Group PLC on a one-for-one basis. For further information on the reorganisation see note 30 on pages 71-72.

SERVICE CONTRACTS - The executive directors' service contracts terminate on two years' notice. The committee is aware that the term of these contracts is longer than the one year recommended by section B of the Best Practice Provisions, but it considers them appropriate having regard, inter alia, to the length of the executive directors' service to the company, collectively and individually, and to the substantial knowledge gained thereby of the company and its business.

If an executive director's contract is terminated by the company, the benefits for which the company is liable may vary depending on length of service. The benefits will not be more than a termination payment of up to twice salary and benefits, retention of long-term incentive plan awards held for more than 18 months, and enhanced early retirement benefits under the company's pension plans.

                                                                                1997                                  1996
                                                        ---------------------------------------------------      --------------
                                                                      Salary/fees                                Remuneration
                                                        Salary/fees   increase     Benefits      Total           total
                                                        (pound)000    %            (pound)000    (pound)000      (pound)000
===============================================================================================================================
Chairman:
Sir Christopher Hogg(1)                                 185           13.5         10            195             142
-------------------------------------------------------------------------------------------------------------------------------
Non-executive directors:
R P Bauman                                              30            -            -             30              30
Sir John Craven (appointed 19 February 1997)            26            -            -             26              -
M P Green                                               30            -            -             30              30
P G Gyllenhammar (resigned 15 October 1997)             25            -            -             25              30
R L Olver (appointed 1 December 1997)                   3             -            -             3               -
C J F Sinclair                                          40            -            -             40              40
Sir David Walker                                        30            -            -             30              30
-------------------------------------------------------------------------------------------------------------------------------
Total for non-executive directors (excluding Chairman)  184           -            -             184             160
-------------------------------------------------------------------------------------------------------------------------------
Executive directors:
P Job, Chief Executive and highest paid director        500           17.7         13            513             651
J-C Marchand (appointed 8 October 1996)(1)(2)           329           -            18            347             119
J M C Parcell (appointed 8 October 1996)(1)             235           6.8          11            246             69
R O Rowley                                              310           17.0         10            320             408
D G Ure                                                 325           13.4         12            337             442
A-F H Villeneuve                                        325           13.4         18            343             448
M W Wood (resigned 3 December 1996)                     -             -            -             -               318
-------------------------------------------------------------------------------------------------------------------------------
Total for executive directors                           2,024                      82            2,106           2,455
-------------------------------------------------------------------------------------------------------------------------------
TOTAL EMOLUMENTS                                        2,393                      92            2,485           2,757
===============================================================================================================================

(1) The percentage increase in salaries/fees is based on annualised amounts for Jean-Claude Marchand and John Parcell and, in respect of the Chairman, is computed before deduction of a salary sacrifice taken in the first four months of 1996 at the rate of (pound)75,000 per annum, in exchange for contributions by the company, on his behalf, to an individual money purchase pension plan.

(2) Jean-Claude Marchand's remuneration is paid in Swiss francs and is converted at SF2.37 to the (pound).

It is the Board's policy that executive directors, in the interests of their development to the benefit of Reuters, may serve as non-executive directors on the boards of other companies and may each, as a general rule, retain remuneration from such appointments.

DIRECTORS' REMUNERATION - Directors' remuneration fell by 10% due to the absence of bonuses offset by salary and fee increases.

NON-EXECUTIVE DIRECTORS' REMUNERATION - The remuneration of the non-executive directors is determined by ordinary resolution of the shareholders in general meeting. The Board has power to pay additional remuneration for services outside the scope of the ordinary duties of a non-executive director. It is proposed that the non-executive directors' fees, which have stood at (pound)30,000 per annum since 1995, should now be raised to (pound)33,000.

PENSION ARRANGEMENTS - Executive directors are entitled to a pension of two-thirds of basic salary on retirement from Reuters at the normal retirement age of 60. Post-retirement increases are expected to be in line with inflation (guaranteed up to the level of 5% and discretionary above that level).

In the event of death before retirement, a spouse's pension of four-ninths of the executive's basic salary is payable, together with a capital sum equal to four times the aggregate of basic salary and taxable health and car benefits and a refund with interest of the executive director's own contributions. On death in retirement, the executive director's spouse will receive a pension equal to two-thirds of that payable to the executive director. In addition, on death within the first five years of retirement, a lump sum is payable equal to the balance outstanding of the first five years' pension instalments.

Provision for the above benefits is made through the Reuters Pension Fund, a contributory plan, and the Reuters Supplementary Pension Scheme, a non-contributory plan. None of the executive directors has pension arrangements that are subject to the Inland Revenue earnings cap.

Pension contributions paid by the company in respect of the six (1996 - seven) executive directors participating in the plans, are assessed according to long-term funding arrangements and are expressed as an average contribution rate, which for 1997 was 21.075% of basic salaries.

Under an unfunded pension arrangement the Chairman is entitled to a pension of 2.5% of his annual fee times the number of years of service, from the date of his appointment as Chairman in May 1985 to the date his office terminates. In addition the Chairman has been admitted as a member of the Reuters Pension Fund for the purpose only of providing a fixed lump sum benefit of (pound)300,000 for his dependants in the event of his death in service.

Pensions benefits earned by directors are as follows:

                               At 31 December 1997                                              Accrued Pension Entitlement
                           ------------------------------          Directors'               ----------------------------------
                                                 Years of          contributions             Increase         Total at
                            Age                  Service           during Year               during Year      31 December 1997
                                                                   (pound)000                (pound)000       (pound)000
==============================================================================================================================
Sir Christopher Hogg        61                   12                 -                         10               59
P Job                       56                   33                 30                        44               333
J-C Marchand                51                   26                 20                        3                167
J M C Parcell               51                   28                 14                        9                120
R O Rowley                  48                   19                 19                        22               118
D G Ure                     50                   29                 20                        21               156
A-F H Villeneuve            53                   30                 20                        23               169
==============================================================================================================================

The accrued pension entitlement shown is that which would be paid annually, commencing at normal retirement age, based on service to 31 December 1997. The increase in accrued pension during 1997 excludes any increase for inflation. Neither the contributions nor the accrued entitlement reflect any additional voluntary contributions made by the directors.

SHARE PLANS

LONG-TERM INCENTIVE PLAN - Since 1993, Reuters has operated a long-term incentive plan under which annual awards of restricted shares or, commencing in 1995, rights exercisable for shares on a one-for-one basis (share rights), are made to executive directors and certain key executives. Vesting of the awards depends on performance in terms of total return to shareholders over a defined period. The plan was approved by the shareholders at the 1997 extraordinary general meeting.

Awards granted in earlier years were made under substantially similar terms.

The table below shows the number of shares underlying awards to each executive director:

                                                                                  Value at
                                                                                  31 December 1997
                                                                                  (pound)000                 Date of Release
                       Awards          1997 Linked    Awards               ---------------------------       or exercisable
                       outstanding at  Share and      outstanding at       Vested       Non-Vested           period if
                       1 January 1997  Bonus Awards   31 December 1997     Awards       Awards (range)       vesting occurs
================================================================================================================================
P Job
Restricted shares      77,920          -              77,920               521          -                    Feb 1998
Restricted shares      82,056          -              82,056               548          -                    Feb 1999
Share rights           127,310         68,812         196,122              -            0-1,311              Feb 2000-Dec 2003
--------------------------------------------------------------------------------------------------------------------------------
                       287,286         68,812         356,098              1,069
--------------------------------------------------------------------------------------------------------------------------------
J-C Marchand
Restricted shares      41,216          -              41,216               276          -                    Feb 1998
Restricted shares      34,464          -              34,464               230          -                    Feb 1999
Share rights           66,486          48,994         115,480              -            0-772                Feb 2000-Dec 2003
--------------------------------------------------------------------------------------------------------------------------------
                       142,166         48,994         191,160              506
--------------------------------------------------------------------------------------------------------------------------------
J M C Parcell
Restricted shares      36,064          -              36,064               241          -                    Feb 1998
Restricted shares      30,176          -              30,176               202          -                    Feb 1999
Share rights           50,944          32,342         83,286               -            0-557                Feb 2000-Dec 2003
--------------------------------------------------------------------------------------------------------------------------------
                       117,184         32,342         149,526              443
--------------------------------------------------------------------------------------------------------------------------------
R O Rowley
Restricted shares      47,652          -              47,652               318          -                    Feb 1998
Restricted shares      51,284          -              51,284               343          -                    Feb 1999
Share rights           79,382          42,663         122,045              -            0-816                Feb 2000-Dec 2003
--------------------------------------------------------------------------------------------------------------------------------
                       178,318         42,663         220,981              661
--------------------------------------------------------------------------------------------------------------------------------
D G Ure
Restricted shares      54,092          -              54,092               362          -                    Feb 1998
Restricted shares      55,388          -              55,388               370          -                    Feb 1999
Share rights           85,822          44,728         130,550              -            0-873                Feb 2000-Dec 2003
--------------------------------------------------------------------------------------------------------------------------------
                       195,302         44,728         240,030              732
--------------------------------------------------------------------------------------------------------------------------------
A-F H Villeneuve
Restricted shares      54,092          -              54,092               362          -                    Feb 1998
Restricted shares      55,388          -              55,388               370          -                    Feb 1999
Share rights           85,822          44,728         130,550              -            0-873                Feb 2000-Dec 2003
--------------------------------------------------------------------------------------------------------------------------------
                       195,302         44,728         240,030              732
================================================================================================================================


The value of the awards at 31 December 1997 has been based on the day's closing price of Reuters ordinary shares of 668.5p per share from the Daily Official List.

In 1997 the number of share rights awarded to each senior executive was determined by dividing each executive's annual salary by the average of the daily closing price of Reuters shares in the year 1996. Commencing with the 1997 awards, the share rights granted in the UK (which includes those granted to the executive directors) are at an exercise price equivalent to the market value of the underlying shares on the date of grant, and are linked with a cash bonus equal to such exercise price. The share rights and linked cash bonus vest and are exercisable only in tandem.

Performance is measured over a three- to five-year period by comparing the total shareholder return (TSR) of Reuters with that of other companies comprising the FTSE 100 at the beginning of the period. Awards vest only after the expiration of this period. The TSR for each company is determined based on the internal rate of return from cash flows of an investor who bought a share at the beginning of the period, sold it at the end and received dividends and benefited from capital changes during the period. The average of the daily closing prices for the prior calendar year are used as the initial and ending share prices.

Since the 1997 plan was approved by shareholders two changes have been made to the method of determining TSR. Following the UK government budget proposals on 2 July 1997, dividends paid after that date have been included in the calculations net of tax instead of gross, and, from 20 October 1997 when the London Stock Exchange commenced electronic trading in FTSE 100 shares, the daily closing share prices included in the average share price calculations are the price of the last trade, instead of the mid point between the closing best bid and ask quotes.

The companies comprising the comparator group are ranked according to each company's TSR for the measurement period with the company having the highest, or best, TSR ranked first. Reuters position on the list determines the extent to which plan awards will vest. The preset vesting criteria for awards are shown in the table below together with the actual ranking for each award as at either the date of vesting or, if not yet vested, at 31 December 1997. Between the two vesting extremes awards vest on a graduated scale. Rankings can change materially during a measurement period.

                                Preset Vesting Criteria
                            ---------------------------------
Date Measurement            Rankings for         Rankings for       Ranking at           Ranking at
Period Commenced            100% Vesting         Zero Vesting       Date of Vesting      31 December 1997
==========================================================================================================
1 January 1993              1 to 40              75 to 100          18                   -
1 January 1994              1 to 40              75 to 100          7                    -
1 January 1995              1 to 30              70 to 100          -                    60
1 January 1996              1 to 25              75 to 100          -                    70
1 January 1997              1 to 26              66 to 100          -                    96
==========================================================================================================

The three-year measurement period for the 1995 award ended on 31 December 1997. Since the awards did not vest 100% each participant is permitted, in accordance with the plan rules, to either let the lesser number of shares vest (for release in February 2000) or to elect to extend the measurement period for the entire award to the end of 1998 without a change to the preset vesting criteria. A similar election may be made by each executive at the end of 1998. The 1993 and 1994 awards of restricted shares vested 100% at the end of their initial three-year vesting periods and are due for release in February 1998 and February 1999 respectively. The obligations under the plan, and those of the performance-related share plan discussed below, will be met from shares held by Reuters employee share ownership trusts (ESOTs). The costs charged to profit for these plans are based on the cost of shares purchased by the ESOTs. In 1997 the charge for the long-term incentive plan amounted to (pound)1.9 million (1996 - (pound)1.9 million, 1995 - (pound)2.1 million).

PERFORMANCE-RELATED SHARE PLAN - Reuters has another performance-related share plan for senior executives not participating in the long-term incentive plan. Under the performance-related share plan, awards have been made to up to 350 executives each year. The rules for vesting are substantially the same as those currently operating for the long-term incentive plan, except that, after three years, share rights become exercisable immediately upon crystallisation. Accordingly, rights to 452,363 shares (25% of the total grant) relating to the 1995 award, vested on 1 January 1998 and are exercisable through the end of 2001, when they expire.

Participants in the 1997 award received rights to a total of 1.3 million shares (1996 - 1.6 million shares) and the costs charged against 1997 profit amounted to (pound)1.7 million (1996 - (pound)5.6 million, 1995 - (pound)3.0 million). The 1997 charge is net of a credit of (pound)7.0 million relating to 1995 awards that did not vest and lapsed. Costs are based on the total cost of shares purchased by the ESOTs to match awards.

SUBSIDIARIES' LONG-TERM PLANS - Subsidiaries in the group operate profit-sharing and various share plans and earn-out arrangements which generally result from acquisition negotiations. The most significant have been the stock appreciation rights plans for employees/former shareholders of TIBCO Finance Technology Inc., (TIBCO) negotiated as part of the agreement to acquire TIBCO in 1994. In 1997, 86 (1996 - 246) TIBCO employees were paid (pound)1.0 million (1996 - (pound)73.1 million) under these plans.

Following the creation, in late 1996, of a new subsidiary, TIBCO Software Inc., to market middleware products outside the finance industry, option plans have been established over TIBCO Software shares for both TIBCO and TIBCO Software employees. These options will be satisfied in part by issuing new TIBCO Software shares and in part through existing TIBCO Software shares owned by Reuters such that, in total, employees could own up to approximately 26% of TIBCO Software. As at 31 December 1997 options had been granted equivalent to approximately 20% of TIBCO Software on a fully diluted basis.

Another significant plan is operated by Instinet, which in 1993 began a rolling four-year profit-sharing plan now covering approximately 590 employees. During 1997, (pound)27.7 million was paid to 130 employees and a further (pound)17.9 million has been reserved as at 31 December 1997. Of the total sum reserved (pound)6.3 million relates to the 1994 plan and will be payable in early 1998.

SAVE-AS-YOU-EARN PLAN (SAYE) - All company employees are eligible to save a fixed sum each month and use these funds to exercise options. The exercise price is fixed at 20% below the market price at the start of the savings period. UK legislation limits the amount that can be saved each month and participants can choose between plans having either a five-year or a three-year savings period.

The number of shares issued under share option plans over the 10 years to 31 December 1997, combined with the total of 20,567,784 outstanding options, was approximately 6.8% of issued capital at that date. This compares with a maximum authorised level of 10%. Also at 31 December 1997 the ESOTs held 11,810,274 shares of Reuters Holdings PLC, approximately 0.7% of issued capital. The authorised limit is 5%.

EXECUTIVE OPTIONS - At 31 December 1997 Reuters had vested but unexercised options relating to 3,400,110 shares outstanding to 221 employees under executive option plans that have completed their 10-year term. These plans have been replaced by the performance based plans described above.

Vested options on shares held by directors during 1997, including SAYE options, were all in respect of Reuters Holdings PLC and were as follows:

                                        No. of options
                       -----------------------------------------------
                       At         Granted       Exercised  At                                Net Value at  Date from
           Date of     1 January  during        during     31 December  Exercise  Gains on   31 December   which         Expiry
           Grant       1997       Year          Year       1997         price     exercise   1997          exercisable   date
                                                                        pence    (pound)000 (pound)000
===================================================================================================================================
Sir Christopher Hogg
SAYE       Mar 1997    -          2,065         -          2,065        501.0     -          3             Apr 2002      Oct 2002
-----------------------------------------------------------------------------------------------------------------------------------
P Job
SAYE       Mar 1992    3,396      -             3,396      -            220.8     15                       May 1997      Nov 1997
           Mar 1997    -          2,065         -          2,065        501.0     -                        Apr 2002      Oct 2002
-----------------------------------------------------------------------------------------------------------------------------------
                       3,396      2,065         3,396      2,065                  15         3
-----------------------------------------------------------------------------------------------------------------------------------
J-C Marchand
SAYE       Mar 1992    3,396      -             3,396      -            220.8     14                       May 1997      Nov 1997
           Sept 1996   1,721      -             -          1,721        601.2     -                        Oct 2001      Apr 2002
           Mar 1997    -          1,377         -          1,377        501.0     -                        Apr 2002      Oct 2002
-----------------------------------------------------------------------------------------------------------------------------------
                       5,117      1,377         3,396      3,098                  14         3
-----------------------------------------------------------------------------------------------------------------------------------
J M C Parcell
Executive  Mar 1990    23,120     -             23,120     -            259.5     88                       Mar 1993      Mar 1997
           Mar 1991    60,000     -             -          60,000       192.2     -                        Mar 1994      Mar 1998
           Aug 1992    40,000     -             -          40,000       253.5     -                        Aug 1995      Aug 1999
SAYE       Mar 1992    3,396      -             3,396      -            220.8     16                       May 1997      Nov 1997
           Mar 1997    -          2,065         -          2,065        501.0     -                        Apr 2002      Oct 2002
-----------------------------------------------------------------------------------------------------------------------------------
                       126,516    2,065         26,516     102,065                104        455
-----------------------------------------------------------------------------------------------------------------------------------
R O Rowley
SAYE       Mar 1992    3,396      -             3,396      -            220.8     15                       May 1997      Nov 1997
           Sept 1996   860        -             -          860          601.2     -                        Oct 2001      Apr 2002
           Mar 1997    -          2,065         -          2,065        501.0     -                        Apr 2002      Oct 2002
-----------------------------------------------------------------------------------------------------------------------------------
                       4,256      2,065         3,396      2,925                  15         4
-----------------------------------------------------------------------------------------------------------------------------------
A-F H Villeneuve
SAYE       Mar 1992    3,396      -             3,396      -            220.8     15                       May 1997      Nov 1997
           Mar 1997    -          2,065         -          2,065        501.0     -                        Apr 2002      Oct 2002
-----------------------------------------------------------------------------------------------------------------------------------
                       3,396      2,065         3,396      2,065                  15         3
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  163
===================================================================================================================================

Gains on exercise of share options are calculated as at the dates of exercise even though the directors may have retained their shares. The aggregate gain made by directors in 1996 was (pound)180,069 and the gain made by Peter Job, the highest paid director, was (pound)46,069. The net value at 31 December 1997 is the difference between the day's closing price of Reuters ordinary shares of 668.5p per share and the exercise price of the options. During 1997 the price for Reuters ordinary shares ranged between 555p and 782p.

DIRECTORS' INTERESTS

The interests of directors in the issued share capital of group companies at 31 December 1997 were as follows:

                                                                       1997
                                                       -------------------------------------
                                                                                   Proforma                    1996
                                                        Reuters                    Reuters                     Reuters
                                                        Holdings                   Group                       Holdings
Reuters Holdings PLC                                    PLC                        PLC                         PLC
=========================================================================================================================
R P Bauman                                              10,000                     8,666                       10,000
Sir John Craven                                         12,400                     10,746                      4,500
M P Green                                               8,000                      6,933                       8,000
Sir Christopher Hogg                                    30,800                     26,693                      58,800
P Job                                                   128,584                    111,438                     124,716
J-C Marchand                                            3,396                      2,943                       -
J M C Parcell                                           -                          -                           7,316
R O Rowley                                              141,876                    122,957                     138,476
C J F Sinclair                                          11,611                     10,062                      5,556
D G Ure                                                 359,590                    311,644                     359,590
A-F H Villeneuve                                        119,106                    103,223                     115,716
Sir David Walker                                        3,000                      2,600                       1,000
-------------------------------------------------------------------------------------------------------------------------
                                                        828,363                    717,905                     833,670
=========================================================================================================================

The proforma Reuters Group PLC column indicates the directors' interests immediately following the effective date of the reorganisation. The 1996 column indicates shares held at 31 December 1996 or at the date of appointment, whichever is later.

Directors were the beneficial holders of all shares listed, except certain shares held by, or in trust for the benefit of, family members. These were Sir John Craven 1,500 shares (1,500 at date of appointment); Rob Rowley 5,316 shares (1996 - 5,316); Andre Villeneuve 101,709 shares (1996 - 101,200). At 31 December
1996 Sir Christopher Hogg had an interest in 28,000 shares which were not beneficially owned.

There have been no movements in the interests of the directors in the share capital of the group companies since 31 December 1997.

None of the directors has notified the company of an interest in any other shares, transactions or arrangements which require disclosure.

Following his appointment during 1997 Dick Olver will retire as a director at the annual general meeting and offer himself for election. Other directors proposed for re-election at the forthcoming annual general meeting are Peter Job, David Ure, Andre Villeneuve and Sir David Walker. As executive directors, Peter Job, David Ure and Andre Villeneuve each have service contracts terminable by the company on two years' notice. As non-executive directors, Dick Olver and Sir David Walker do not have service contracts.

On behalf of the Board

Sir Christopher Hogg

Chairman 13 February 1998

AUDIT COMMITTEE

With the exception of Michael Green all the non-executive directors, including the Chairman, served on the Audit Committee during 1997. Charles Sinclair chairs the Audit Committee. The Finance Director and the Deputy Finance Director attend its meetings. All executive directors are invited to attend. The Audit Committee meets regularly twice a year, with further meetings as required.

The Audit Committee reviews the half year and annual financial results before they are approved by the Board. In doing so it focuses on any changes in accounting practice, major areas of judgement, the going concern assumption and compliance with accounting principles and regulatory requirements and it ensures that the annual report presents a balanced and understandable assessment of the company's financial position and prospects.

The committee may examine whatever aspects it deems appropriate of the group's financial affairs, its internal and external audits and its exposure to risks of a regulatory or legal nature. It keeps under review the effectiveness of Reuters system of accounting and internal financial controls, for which the directors are responsible (see page 34). It also keeps under review the company's programme to monitor compliance with its legal, regulatory and contractual obligations. This programme was established in 1997 to consolidate and extend separate compliance activities previously undertaken.

The Audit Committee reviews the plans and findings of the internal and external auditors with them each year. The auditors have unrestricted access to the Audit Committee. The Audit Committee recommends the appointment of the company's external auditors.

STATEMENT OF DIRECTORS' RESPONSIBILITIES

Reuters directors are required by UK company law to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and group as at the end of the financial year and of the profit and cash flows of the group for the period. Reuters is also required to prepare financial statements for US shareholders in accordance with the requirements of the SEC.

Reuters has complied with both UK and US disclosure requirements in this report in order to present a consistent picture to all shareholders. In preparing the financial statements, applicable accounting standards have been followed, suitable accounting policies have been used and applied consistently and reasonable and prudent judgements and estimates have been made.

The directors have reviewed the group's budget and cash flow forecast for the year to 31 December 1998 and outline projections for the subsequent four years in the light of the strong financial position and borrowing facilities at 31 December 1997 and after taking into account the effects of the capital reorganisation approved by the shareholders in January 1998. On the basis of this review the directors are satisfied that Reuters is a going concern and have continued to adopt the going concern basis in preparing the financial statements.

The directors acknowledge their responsibility for the group's system of internal financial control and confirm that they have reviewed its effectiveness. They consider that it is appropriately designed to provide reasonable but not absolute assurance that assets are safeguarded against material loss or unauthorised use and that transactions are properly authorised and recorded. The concept of reasonable assurance recognises that the cost of a control procedure should not exceed the expected benefits. The control system includes written accounting and control policies and procedures, clearly drawn lines of accountability and delegation of authority and comprehensive financial reporting and analysis against approved budgets. In a growing group of the size, complexity and geographical diversity of Reuters it should be expected that breakdowns in established control procedures may occur. During 1997 the directors were not aware of any such breakdowns which resulted in a material loss.

The group monitors its internal financial control system through management reviews, detailed representation letters on compliance signed by the Chief Executive and Chief Financial Officer of each significant business unit and a programme of internal audits. The group's external auditors, Price Waterhouse, have audited the financial statements and have reviewed the work of the internal auditors and the internal financial control systems to the extent they considered necessary to support their audit report. The Audit Committee has met the internal auditors and Price Waterhouse to discuss the results of their work, which included an assessment of the relative strengths and weaknesses of business units in key control areas. Further information on the group's monitoring processes is set out in the Report of the Directors on pages 20-21.

By order of the Board

Simon Yencken Company Secretary

13 February 1998

AUDITORS' REPORT TO THE BOARD OF DIRECTORS AND MEMBERS OF REUTERS HOLDINGS PLC

AUDIT REPORT

We have audited the financial statements on pages 48-79 incorporating pages 25-32 which have been prepared under the historical cost convention and the accounting policies set out on pages 78-79 and the summary of differences between UK and US generally accepted accounting principles on pages 80-82.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS - As described on page 34, the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION - We conducted our audit in accordance with auditing standards generally accepted in the United Kingdom and in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

UNITED KINGDOM OPINION - In our opinion, the financial statements give a true and fair view of the state of affairs of the company and the group as at 31 December 1997 and of the profit and cash flows of the group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

UNITED STATES OPINION - In our opinion, the financial statements present fairly, in all material respects, the financial position of the group at 31 December 1997, 1996 and 1995 and the results of its operations and cash flows for each of the three years in the period ended 31 December 1997 all expressed in pounds sterling in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income for each of the three years in the period ended 31 December 1997 and consolidated shareholders' equity all expressed in pounds sterling at 31 December 1997, 1996 and 1995 as shown in the summary of differences between UK and US generally accepted accounting principles set out on pages 80-82.

REPORT ON CORPORATE GOVERNANCE MATTERS

In addition to our audit of the financial statements we have reviewed the directors' statements on pages 20 - 21 and 34 concerning the group's compliance with the paragraphs of the Cadbury Code of Best Practice specified for our review by the London Stock Exchange and the adoption of the going concern basis in preparing the financial statements. The objective of our review is to draw attention to any non-compliance with Listing Rules 12.43(j) and 12.43(v), if not otherwise disclosed.

BASIS OF OPINION - We carried out our review having regard to guidance issued by the Auditing Practices Board. That guidance does not require us to perform the additional work necessary to, and we do not, express any opinion on the effectiveness of either the group's system of internal financial control or corporate governance procedures nor on the ability of the group to continue in operational existence.

OPINION - In our opinion, the directors' statements on internal financial controls and going concern on page 34 have provided the disclosures required by the Listing Rules referred to above and are consistent with the information which came to our attention as a result of our audit work on the financial statements.

In our opinion, based on enquiry of certain directors and officers of the company and examination of relevant documents, the directors' statement on page 20 appropriately reflects the group's compliance with the other aspects of the Code specified for our review by Listing Rule 12.43(j).

/s/ Price Waterhouse

Chartered Accountants and Registered Auditors
London
13 February 1998

OPERATING AND FINANCIAL REVIEW

The following review has been prepared in accordance with both the recommendations of the UK Accounting Standards Board in their statement entitled `Operating and Financial Review', and the US requirement for a Management's Discussion and Analysis of Financial Condition and Results of Operations.

Under US law all statements other than statements of historical fact included in this review are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Certain important factors that could cause actual results to differ materially from those discussed in such forward-looking statements are described under "Cautionary Statements" as well as elsewhere in this review. All written and oral forward-looking statements made on or after the date hereof and attributable to Reuters are expressly qualified in their entirety by such Cautionary Statements.

FINANCIAL SUMMARY - Reported revenues declined 1% to (pound)2,882 million in 1997 due to the strength of sterling against all major currencies. Stripping out the impact of currency movements, revenues grew 9% at comparable exchange rates, compared with 8% growth in 1996.

Revenue at actual and comparable rates

% change                 1997                1996                1995
================================================================================
Actual                   (1%)                8%                  17%
Comparable               9%                  8%                  15%
================================================================================

Fourth quarter revenue growth of 11% at comparable exchange rates was reduced to 3% at actual rates by the strength of sterling.

Operating profit fell 8% to (pound)592 million at actual exchange rates and grew 7% at comparable rates, compared with 8% underlying growth in 1996.

Operating profit at actual and comparable rates

% change                 1997                1996                1995
================================================================================
Actual                   (8%)                16%                 20%
Comparable               7%                  8%                  14%
================================================================================

The operating profit margin was 20.5% compared with 22.0% in 1996, and 20.4% in 1995. The decline in 1997 was due to the net impact of currency, incremental costs of (pound)11 million associated with the Millennium Programme and costs of (pound)8 million related to the capital reorganisation described below.

Earnings before interest, tax, depreciation and amortisation (EBITDA) declined 2% at actual rates to (pound)904 million. It grew 8% at comparable rates compared with 9% in 1996.

As a result of the adoption of UK Financial Reporting Standard 10 (Goodwill and Intangible Assets), amortisation of (pound)51 million has been charged to the 1997 profit and loss account in respect of goodwill arising on acquisitions. Prior period profits have been restated. On a portfolio basis there has been no diminution in the value of Reuters acquisitions compared to their original cost to the business. The amortisation charge does not, therefore, represent an economic cost. Accordingly, an adjusted earnings per share figure has been disclosed which excludes this accounting charge.

As a consequence of the implementation of FRS 10, profits under UK and US generally accepted accounting principles (GAAP) are now more closely aligned.

Net interest receivable increased by 32% in 1997 to (pound)80 million following growth of 2% in 1996. This increase was due to higher net cash balances and yields. Interest income represented 2.8% of revenue in 1997 compared with 2.1% in 1996.

On 19 January 1998, shareholders approved a capital reorganisation under which, subject to final court approval, (pound)1.5 billion of surplus capital is to be returned to shareholders on 25 February 1998. This will result in the creation of a new holding company, Reuters Group PLC. Further details are given on pages 44 and 71-72. Tax of (pound)23 million and other costs of (pound)8 million in respect of this reorganisation have been charged against 1997 earnings.

Profit before tax of (pound)626 million was 4% lower than 1996. Excluding goodwill amortisation, profit before tax at comparable exchange rates increased 11%.

The effective rate of tax on profit before goodwill amortisation increased to 34.9% from 29.9% in 1996. The increase was primarily due to one-off costs relating to the capital reorganisation. If these were excluded, the underlying effective tax rate was 31% compared with 29.9% in 1996.

Earnings per share declined 12% to 24.0p from 27.3p in 1996. Adjusted earnings per share, which excludes goodwill amortisation and the costs of the capital reorganisation, declined 4% to 29.1p from 30.4p in 1996.

Earnings per share
                                   1997             1996             1995
================================================================================
Earnings per share                 24.0p            27.3p            23.2p
Adjusted earnings per share        29.1p            30.4p            25.8p
================================================================================

Dividends per share increased by 11% in 1997 to 13.0p after growth of 20% in 1996. The final dividend is based on the reduced number of shares expected to be in issue following the capital reorganisation.

Earnings and dividends

% change                            1997             1996            1995
================================================================================
Adjusted earnings per share         (4%)             18%             19%
Dividends per share                 11%              20%             23%
================================================================================

Dividend cover declined to 2.1 in 1997 from 2.3 in 1996. Had the capital reorganisation been effective at the start of 1997, dividend cover on a pro-forma basis would have been 1.9 in 1997.

Free cash flow per share, which represents surplus cash generated after capital expenditure and tax payments, was 27.7p, down 9% from 30.5p in 1996 reflecting sterling's strength.

Sterling continued to strengthen during 1997. If year end exchange rates had prevailed throughout the year, revenue would have been about (pound)83 million lower and operating profit before currency hedging around (pound)39 million lower. At year end exchange rates the value of the currency hedging book is (pound)36 million in respect of 1998 and (pound)3 million in respect of 1999. This compares with currency hedging gains of (pound)56 million in 1997. If sterling's strength persists it will, therefore, continue to restrict prospects for reported revenue and earnings.

Net funds at 31 December 1997 were (pound)1,290 million, an increase of (pound)240 million in the year. Investment in the business continued with (pound)368 million spent on capital expenditure, (pound)235 million on development and (pound)29 million on acquisitions and investments.

MILLENNIUM PROGRAMME - In 1996 Reuters established a Millennium Compliance Programme to address the issues arising as a result of the millennium date. Many computer systems store or process date information by the last two digits of the year only, resulting in incorrect or unpredictable treatment of dates after the year 2000 in software applications. The Programme is led by an executive director of Reuters supported by a central group of technical staff and a full-time programme director.

The Programme will certify products, operations and internal processes for millennium compliance and establish safeguards and procedures in respect of third parties from whom Reuters obtains software or services. A key third-party dependency is the external global telecommunications infrastructure which Reuters uses to deliver its products.

Reuters has launched "Millennium Challenge", a global communications exercise for customers and other external audiences to explain the changes to the shape of the Reuters product line over the millennium period. Further information will be made available as the Programme progresses.

In order to underline the importance of the Programme, a series of milestones has been established, and the incentive remuneration of Reuters senior executives is based in part upon achievement of these milestones.

The purpose of the Programme is to determine which software components and systems have to be upgraded and which will need to be replaced. The process will also be used to confirm which products will be discontinued before the millennium.

Reuters is bearing the costs of its Millennium Programme. There may be some instances in which customers will choose upgrades at additional cost to higher product specifications than required for millennium compliance. There may also be cases where customers request high levels of out-of-hours work for which there will be an additional charge. These charges to customers are not expected to be significant and will be in accordance with existing agreements and practices.

The effort associated with the Programme falls into two main categories:

1. The diversion of existing internal resources. This includes development staff who would otherwise be deployed on other projects and operational staff involved in the implementation at customer sites.

2. Incremental external resources, largely contractors and consultants, who will not remain following the completion of the Programme.

Details of the effort incurred in 1997 and budgeted for 1998, together with estimated costs of incremental external resource, are set out below:

                                                        Incremental
                        Man years                       Cost
                                                        ((pound)m)
================================================================================
1997
Internal effort:
  Development             155                             n/a
External effort:
  Development             120                             11
--------------------------------------------------------------------------------
  Total                   275                             11
================================================================================
1998
Internal effort:
  Development             325                             n/a
  Implementation          440                             n/a
External effort:
  Development             150                             16
  Implementation          230                             15
--------------------------------------------------------------------------------
  Total                 1,145                             31
================================================================================

The implementation process is complex and reliant upon co-ordination with customers and suppliers. The effort and costs in 1999 will depend upon progress during 1998 and Reuters current assessment is that these will not exceed those incurred in 1998.

The above figures are based on the current status of the Programme and may be subject to change. They include estimates and allocations of time in those cases where Reuters staff have other responsibilities in addition to the Millennium Programme.

EUROPEAN MONETARY UNION - Most financial markets across the world are likely to be affected either directly or indirectly following European Monetary Union which is scheduled to commence on 1 January 1999. Reuters is actively involved in discussions with relevant regulatory bodies and market institutions.

Reuters has established a Euro Programme to handle the product-related issues arising from monetary union and is examining its systems and range of products to identify those areas where changes will be required to meet the demands of the single European currency. The Programme will oversee the testing of all revised products prior to release. Information held on Reuters historical databases may also need to be restated where instruments are denominated in participating currencies.

The Euro Programme is being co-ordinated by a full-time programme director and a series of milestones are being set. These will be linked in part to the incentive remuneration of senior executives.

The overlapping time frames for European Monetary Union and the millennium offer some opportunities for Reuters to combine the two programmes to increase efficiency and reduce customer disruption.

Costs incurred in 1997 on the Euro Programme were not significant. Reuters is still finalising estimates of effort and costs expected to be incurred in 1998 and 1999. However, there are several issues unresolved by the participants of European Monetary Union and it may be difficult to estimate the precise effort involved.

SHAREHOLDER VALUE - Reuters is committed to delivering long-term shareholder value through continued revenue and earnings growth, and adoption of a more efficient capital structure.

Reuters believes that its mix of assets, some of which are unique to the company, will help it to meet this commitment. These assets, which are not included in the consolidated balance sheet, include:

o Reuters independence, as enshrined in the Reuter Trust Principles;
o Goodwill attached to the Reuters name;
o Software and other intellectual property;
o Global databases of financial and other information;
o Integrated global organisation including a skilled workforce.

Reuters uses a model for measuring and ranking its total shareholder return
(TSR) compared with that of the other 99 companies in the Financial Times Stock Exchange 100 index (FTSE 100) at the start of each measurement period. This model is used to determine vesting of awards under the performance-linked share plans (see pages 28-30). Reuters rankings over both completed and three-, two- and one-year ongoing measurement periods are shown below:

Reuters TSR ranking in FTSE 100

                      1997      1996-1997   1995-1997    1994-1996     1993-1995
================================================================================
Completed periods                                           7             18
Ongoing periods:
   Over 3 years                               60
   Over 2 years                    70
   Over 1 year         96
================================================================================


Reuters believes that its total shareholder return has been depressed by the impact on Reuters results of the strength of sterling and the general weakness of the UK media sector.

REVENUES BY PRODUCT AND TYPE - Financial information products continued to account for the most significant part of group revenue, representing 64% of revenues in 1997. Transaction products revenue, including Instinet, continued to grow more quickly than the financial information product line, representing 29% of revenue in 1997 compared with 28% in 1996 and 25% in 1995. Media and professional products accounted for 7% of 1997 revenue.

Product revenue

(pound)million                      1997           1996         1995
================================================================================
Financial information products      1852           1892         1841
Transaction products                828            813          671
Media/Professional products         202            209          191
--------------------------------------------------------------------------------
Total                               2,882          2,914        2,703
================================================================================

In 1997, 74% of Reuters revenue was recurring, 18% was derived from usage and 8% came from outright sales. Recurring revenue is derived from sales of subscription services. Usage revenue is based primarily on volume, predominantly from transaction products. Outright sales mainly represent once-off sales of information management systems and risk management software. The proportion of usage-based revenue is increasing as revenues from transaction products continue to grow at above the average for the group as a whole.

Revenue by type

(pound)million                      1997           1996        1995
================================================================================
Recurring                           2147           2232        2128
Usage                               511            478         358
Outright sales                      224            204         217
--------------------------------------------------------------------------------
Total                               2,882          2,914       2,703
================================================================================

FINANCIAL INFORMATION PRODUCTS: Information products deliver realtime and historical news and financial data to customers within the financial markets and provide the software tools to analyse data. Reuters main offerings are the series 2000 and 3000 product lines. Information management systems offer customers the means to integrate and analyse data from a variety of sources for financial trading rooms. Risk management, order handling products and customised solutions from TIBCO offer customers the means of managing their own information flows and exposure to risk.

Financial information revenue

                                   1997           1996        1995
================================================================================
Revenue ((pound)m)                 1,852          1,892       1,841
% change:
   actual                          (2%)           3%
   comparable                      8%             4%
================================================================================

Underlying revenue growth improved to 8% from 4% in 1996 with higher growth achieved in both recurring and outright revenue.

Recurring revenue
                              1997          1996          1995
================================================================================
Revenue ((pound)m)            1,640         1,703         1,638
% change:
   actual                     (4%)          4%
   comparable                 7%            5%
--------------------------------------------------------------------------------
Revenue per
access ((pound)000)           4.7           5.6           5.9
% change:
   actual                     (16%)         (5%)
   comparable                 (7%)          (4%)
================================================================================

Information product accesses grew by 20% during 1997 to 386,000. This compares to growth of 10% to 321,000 in 1996. Over half of this growth came from off trading floor products with total installed accesses of 49,000 at the year end. Installed 3000 accesses approached 28,000 by the year end (1996 - 1,400 accesses) of which 21,000 were upgrades of existing users.

The rapid growth in lower priced off trading floor product accesses reduced the overall revenue per access in 1997 by 6%. Excluding these accesses the revenue per access at comparable exchange rates was stable.

Outright revenue
                                1997         1996          1995
================================================================================
Revenue ((pound)m)              212          189           203
% change:
   actual                       12%          (7%)
   comparable                   22%          (6%)
================================================================================

Growth in revenue during 1997 came principally from TIBCO and risk management products.

TRANSACTION PRODUCTS - Transaction products principally comprise the Dealing 2000 product line and Instinet. Dealing 2000 products enable foreign exchange professionals to converse electronically with chosen trading partners using Dealing 2000-1 or Reuters automated matching system Dealing 2000-2. Instinet provides agency brokerage services in global equities to securities industry professionals in more than 30 countries.

Transaction revenue
                                     1997        1996        1995
================================================================================
Revenue ((pound)m)                   828         813         671
% change:
   actual                            2%          21%
   comparable                        10%         20%
--------------------------------------------------------------------------------
Revenue per access ((pound)000)      23.4        25.5        24.1
% change:
   actual                            (8%)        6%
   comparable                        (1%)        5%
================================================================================

Underlying double-digit revenue growth reflects another good year at Instinet where revenue grew by 17%. This is discussed further on page 42.

Total Dealing 2000 product revenue fell 5% at actual rates to (pound)438 million but grew 5% at comparable rates reflecting the benefit of increased levels of foreign exchange activity in the second half of the year.

Accesses grew by 13% during 1997 to 38,000 at the year end of which 25,000 related to Dealing 2000. This compares to growth of 11% to 33,500 in 1996. Revenue per access at comparable rates was stable.

MEDIA AND PROFESSIONAL PRODUCTS - Media products comprise textual news, television services, pictures and graphics for republication by media customers and also the repackaging and sale of content for on-line services. Professional products provide a range of near realtime and historical financial information news products and related technology to the corporate and professional markets. Reuters Business Briefing provides access to 10 years' business information from one of the world's most comprehensive databases.

Revenue

(pound)million            1997         1996          1995
================================================================================
Media                      138         155            153
Professional                64          54             38
--------------------------------------------------------------------------------
Total                      202         209            191
================================================================================

Revenue

% change                               1997           1996
================================================================================
Media
  actual                              (11%)             1%
  comparable                           (4%)             1%
Professional
  actual                               19%             42%
  comparable                           25%             42%
--------------------------------------------------------------------------------
Total
  actual                               (3%)             9%
  comparable                            3%              9%
================================================================================

Excluding revenues from the satellite services business sold during the year, media revenue was flat at comparable exchange rates.

Strong growth from professional products reflects the successful penetration of the corporate business information market with the Reuters Business Briefing product range.

SEGMENTAL ANALYSIS OF REVENUE AND CONTRIBUTION

Europe, Middle East and Africa

(pound)million                         1997         1996        1995
================================================================================
Revenue                                1,484        1,564       1,475
Contribution                           498          588         511
================================================================================

Revenue and contribution
% change                                            1997        1996
================================================================================
Revenue
  actual                                            (5%)        6%
  comparable                                        6%          7%
Contribution
  actual                                            (15%)       15%
  comparable                                        2%          15%
================================================================================

Revenue growth was highest in eastern Europe and Germany where revenues grew 13% and 12% respectively at comparable rates. In eastern Europe there continues to be a strong demand, particularly for foreign exchange and domestic products. In Germany risk management and information management systems supplemented sales of the 3000 product range. A continuation of consolidation of our major customers restricted revenue growth in Switzerland, France and Benelux and reduced revenue growth in the UK and Ireland to 7% compared to 10% in 1996.

Contribution growth was restrained by continuing investment in the technical infrastructure to support the 3000 product line and the impact of currency. As a result, operating margin reduced to 34% from 38% in 1996.


Asia/Pacific

(pound)million                       1997       1996     1995
================================================================================
Revenue                              496        504      491
Contribution                         184        193      193
================================================================================

Revenue and contribution
% change                                        1997     1996
================================================================================
Revenue
  actual                                        (2%)     3%
  comparable                                    9%       6%
Contribution
  actual                                        (5%)     -
  comparable                                    9%       3%
================================================================================

The acquisition of Bisnews, a leading realtime domestic equities information supplier in Thailand, boosted revenue growth in Asia/Pacific. Excluding the impact of Bisnews, revenue grew by 7% at comparable rates.

The highest revenue growth was seen in South East Asia (excluding Bisnews) where sales of the Dealing 2000 products, 3000 series products and information management systems produced growth of 11% at comparable rates.

Revenue in Japan grew by 6% at comparable rates mainly due to sales of information management systems and ReuterFirst, the domestic equities product.

Contribution growth excluding the impact of currency was strong throughout Asia except in Australia where continued contraction in the financial services market was combined with tough price competition. The operating margin reduced from 38% in 1996 to 37% due to currency and the lower margin at Bisnews.


The Americas

(pound)million                            1997        1996      1995
================================================================================
Revenue                                   437         440       417
Contribution                              37          26        31
================================================================================

Revenue and contribution
% change                                              1997      1996
================================================================================
Revenue
  actual                                              (1%)      6%
  comparable                                          6%        3%
Contribution
  actual                                              45%       (16%)
  comparable                                          76%       (20%)
================================================================================

Revenue from the Americas, excluding Instinet and TIBCO, grew 6% at comparable rates.

Revenues grew 11% in Latin America. Revenue growth in Brazil was 30% reflecting the strength of the underlying economy. North American revenues grew 5% with good demand for information products against a background of industry consolidation.

Contribution in 1997 benefited from rationalisation programmes initiated last year with operating margin increasing from 6% in 1996 to 8% in 1997.

Instinet

(pound)million                            1997        1996   1995
================================================================================
Revenue                                   383         346    243
Contribution                              149         135    73
================================================================================

Revenue and contribution
% change                                              1997             1996
================================================================================
Revenue
  actual                                              11%              42%
  comparable                                          17%              40%
Contribution
  actual                                              11%              87%
  comparable                                          18%              82%
================================================================================

At comparable rates, Instinet revenues grew 15% in the US reflecting growth in volumes traded on the New York Stock Exchange and NASDAQ.

Internationally, Instinet continued to expand trading in all its major financial markets with revenues growing 35% in the year at comparable rates. Growth was driven by increasing liquidity in European equities and expansion in Asia.

Accesses grew 43% to 13,000 at the end of the year compared with growth of 44% in 1996. Revenue per access at comparable rates fell 17%, reflecting lower pricing and lower initial trading volumes from new users.

Contribution grew in line with revenue with the operating margin maintained at 39% despite increased development costs. Capital expenditure increased 74% to (pound)58 million as business growth and regulatory requirements required additional investment in network capacity.


TIBCO

(pound)million                         1997         1996           1995
================================================================================
Revenue                                82           60             77
Contribution                           15           12             33
================================================================================

Revenue and contribution
% change                                            1997           1996
================================================================================
Revenue:
  actual                                            37%            (23%)
  comparable                                        45%            (24%)
Contribution:
  actual                                            23%            (64%)
  comparable                                        30%            (64%)
================================================================================

TIBCO is now managed as two units. TIBCO Software was formed in late 1996 to pursue opportunities outside the finance sector. During 1997 Cisco Systems, Inc., and Mayfield Venture Capital acquired minority shareholdings in this company. TIBCO Finance continues to focus on the financial sector. It is extending its product range beyond trading room software toward integrated middle office systems.

Underlying revenue growth of 45% for the two units and strong order books at the end of the year reflected the benefit of higher development spending and associated increases in headcount. However, this has resulted in a slightly lower operating margin of 18% compared with 20% in 1996.

EMERGING MARKETS - Revenue from emerging markets (eastern Europe, Latin America, South East and East Asia, excluding Hong Kong and Singapore) grew 3% to (pound)272 million in 1997 or 15% at comparable rates compared with 28% in 1996.

CONTRIBUTION - Total contribution before central costs fell 7% to (pound)883 million in 1997 after growing 13% in 1996. Excluding the impact of currency, contribution increased 8%.

COSTS - Total costs grew 9% in 1997 at comparable exchange rates, in line with revenue growth. In 1996 cost growth and revenue growth were 8% at comparable rates.

Central costs grew 10% in 1997 at comparable exchange rates reflecting higher levels of central development costs and incremental costs related to the Millennium Programme. 1996 costs increased by 29% due to increased legal costs and development spending.

COSTS BY TYPE
                                          %

Staff                                     36
Services                                  26
Depreciation                              14
Communications                            9
Space                                     6
Data                                      9

Staff
                                          1997          1996        1995
================================================================================
Cost ((pound)m)                           835           856         766
% change
  actual                                  (2%)          12%
  comparable                              5%            12%
--------------------------------------------------------------------------------
Average staff cost ((pound)000)           52            57          54
% change                                  (9%)          6%
================================================================================

Total staff numbers grew by 4% in 1997 to 16,119 at 31 December 1997. This compares with growth of 8% to 15,478 in 1996. Acquisitions during the year, principally Bisnews, added 358 staff. Excluding acquisitions staff growth was 2%. This reflected the continuing investment in development resources and increases to support business expansion at Instinet and TIBCO, offset by reductions in America and Europe from rationalisation programmes.

Salary increases were generally in line with local inflation. Staff costs per head reduced 9%, or 2% at comparable rates, reflecting the benefits of rationalisation programmes initiated in 1996 and lower costs associated with short- and long-term incentive plans.

Services
                                1997         1996       1995
================================================================================
Cost ((pound)m)                 585          539        512
% change
  actual                        9%           5%
  comparable                    17%          4%
================================================================================

While cost containment initiatives continued to restrict growth in discretionary spending, there was significant growth in consultancy and contractor costs to support the Millennium Programme and other product development. Legal and professional fees also increased, including the costs of the capital reorganisation.

Depreciation
                                1997        1996        1995
================================================================================
Cost ((pound)m)                 312         283         250
% change
  actual                        10%         13%
  comparable                    11%         13%
================================================================================

Double-digit cost growth reflected the high level of capital investment in recent years on both subscriber equipment and technical infrastructure.

Communications
                               1997         1996        1995
================================================================================
Cost ((pound)m)                201          202         194
% change
  actual                       -            4%
  comparable                   7%           4%
================================================================================

Cost growth to accommodate the higher volumes of data in Reuters products and increase in subscribers was partially offset by savings from the sale of the satellite services business and tariff reductions.

Space
                                1997        1996        1995
================================================================================
Cost ((pound)m)                 142         150         140
% change
  actual                        (6%)        8%
  comparable                    1%          7%
================================================================================

No significant expansion or refurbishment costs were incurred in 1997.

Data
                                1997        1996        1995
================================================================================
Cost ((pound)m)                 207         195         168
% change
  actual                        6%          16%
  comparable                    12%         17%
================================================================================

The number of equity products liable to exchange fees continued to increase along with growth in royalties and other third-party data costs as Reuters continues to increase the breadth of data in its products.

COSTS BY FUNCTION - Selling, marketing and administrative expenses declined 2% in 1997 to (pound)664 million compared with 13% growth in 1996. The reduction reflected the impact of currency and lower incentive plan costs.

Production and communication costs grew 2% in 1997 to (pound)1,626 million compared with growth of 3% in 1996. This increase was principally due to increased data costs and development spending.

Development expenditure, which excluded the costs associated with the Millennium Programme, increased 17% to (pound)235 million in 1997, representing 8% of group revenues. In 1996 development expenditure increased 5% to (pound)202 million which represented 7% of group revenues. The 1997 increase principally reflected continuing enhancements to the 3000 series product line, additional development spending at Instinet and development of services based on Internet technology.

INCOME FROM FIXED ASSET INVESTMENTS AND ASSOCIATES - Income from fixed asset investments of (pound)6 million (1996 - (pound)6 million) included profits from the sale of investments in various US high technology companies.

Losses from associated undertakings were (pound)1 million compared with (pound)7 million in 1996. Independent Television News (ITN) has been accounted for as an associate this year following the purchase of a 2% stake which took Reuters holding up to 20%.

RETURN OF CAPITAL TO SHAREHOLDERS - On 4 December 1997 Reuters announced its intention to implement a capital reorganisation which will return (pound)1.5 billion of surplus capital to shareholders. The reorganisation will involve the creation of a new holding company, Reuters Group PLC, which will acquire Reuters Holdings PLC in a court approved scheme of arrangement.

Ordinary shareholders will receive 13 shares in Reuters Group PLC plus (pound)13.60 in cash for every 15 shares held. Holders of American Depositary Shares (ADSs), each representing six ordinary shares, will receive 13 new ADSs plus the US dollar equivalent of (pound)81.60 in cash for every 15 ADSs held.

Shareholder approval was received in January 1998 and the final court hearing to approve the scheme is scheduled for 16 February 1998. After the transaction Reuters will have approximately (pound)1.5 billion of gross debt and (pound)200 million of net debt.

The return of surplus capital reflects Reuters policy of focusing on the existing business. Reuters continues to believe that its markets, primarily the different segments of the finance industry worldwide, are already sufficiently broad and demanding and that a focused approach remains essential to success. Reuters believes that growth prospects in these markets are good and that it retains sufficient access to funds to allow it to maintain necessary levels of investment, and to increase them if the continuing rapid pace of technological development so demands.

One-off tax and other costs relating to the return of capital to shareholders, principally the cost of remitting funds from overseas subsidiaries, amount to (pound)31 million and have been charged against 1997 earnings. The number of new shares issued is intended to facilitate comparability of past performance of both UK GAAP earnings per share and the ordinary share price. The impact on earnings per share is expected to be broadly neutral.

FINANCIAL NEEDS AND RESOURCES - Reuters funds its business from internally generated cash. Net funds increased by (pound)240 million to (pound)1,290 million at the end of 1997.

NET FUNDS (pound)million

1997              1996                 1995
================================================================================
1,290             1,050                850
================================================================================

"Free cash flow" which comprises operating cash flow plus net interest received less tax paid and expenditure on tangible fixed assets was (pound)449 million in 1997, a decrease of 9% on 1996, reflecting the impact of the strength of sterling on trading results. Last year free cash flow was (pound)494 million, an increase of 8% on the previous year.

Capital expenditure was (pound)368 million in 1997 compared with (pound)372 million in 1996. Subscriber equipment expenditure was (pound)132 million in 1997 compared with (pound)139 million in 1996. Reuters spent (pound)29 million on acquisitions and investments in 1997 compared to (pound)119 million in 1996 after taking into account the net cash position of the companies acquired.

Tax payments were (pound)196 million in 1997 down from (pound)197 million in 1996. Dividends paid were (pound)196 million in 1997 against (pound)166 million in 1996.

Reuters expects to be able to finance its current business plans and the return of capital to shareholders from existing resources and facilities. Committed bank borrowing facilities at 31 December 1997 comprised bilateral facilities with 10 banks totalling (pound)150 million, which will be cancelled as a result of the capital reorganisation. These will be replaced by committed bank facilities of (pound)1.5 billion obtained by Reuters Group PLC.

These facilities are conditional on the capital reorganisation becoming effective on or before 31 March 1998. Of the (pound)1.5 billion, (pound)1 billion may be drawn and redrawn until 2 December 1998, at which time Reuters Group PLC may elect to borrow any available amounts for a period of up to 12 months. The remaining (pound)0.5 billion may be drawn and redrawn up to one month prior to its maturity on 4 December 2002. The interest rates payable are between 17.5 and 22.5 basis points per annum above LIBOR, the London Interbank Offered Rate.

TREASURY MANAGEMENT - A substantial portion of Reuters revenue is committed under one-, two- and four-year contracts and approximately 80% is denominated in non-sterling currencies. Reuters also has significant costs denominated in foreign currencies with a different mix from revenue.

Reuters profits are, therefore, exposed to currency fluctuations. The approximate proportion attributable to each key currency group in 1997 was as follows:

Operating profit by currency
================================================================================
Continental Europe                                              90%
US dollar                                                       55%
Japanese yen                                                    14%
Sterling depreciation                                          (52%)
other                                                          (23%)
Other                                                           16%
--------------------------------------------------------------------------------
Total                                                          100%
================================================================================

Sterling costs exceed sterling revenues due to the UK-based marketing, development, operational and central management costs exceeding sterling revenues and depreciation costs which, with the exceptions of Instinet and TIBCO, are largely accounted for in sterling once an asset has been acquired.

In broad terms using the 1997 mix of profits, the impact of an additional unilateral 1% strengthening of sterling would have been a reduction of approximately (pound)9 million in 1997 trading profits before hedging.

Sterling trade weighted exchange rate index

               1997                       1996                        1995
================================================================================
J              94.4                       83.3                        88.7
F              98.5                       83.5                        86.8
M              98                         83.4                        85.3
A              100.1                      83.6                        84.9
M              99.3                       86.3                        84.3
J              102.1                      86.3                        83.4
J              104.6                      84.6                        83.4
A              102.2                      86.3                        84.6
S              100.4                      87                          84.7
O              102.3                      90.2                        84
N              105                        94                          82.5
D              104.4                      96.1                        83.1
================================================================================

Sterling has strengthened significantly over the last two years. As a result, trading profits have been adversely affected.

The risk that sterling might strengthen against foreign currencies is hedged within parameters laid down by the Board. The priority in treasury policy is to reduce the risk of earnings volatility to acceptable levels while allowing a degree of flexibility to take advantage of market movements.

The main principles underlying hedging policies are as follows:

o Committed hedging cannot exceed the underlying exposure;
o Options may only be written against an underlying exposure;
o Levels of cover for currency hedging cannot exceed 90% of underlying exposure for the first 12 months and 70% for the following 12 months.

During 1997 the company introduced value at risk (VAR) analysis as a means of quantifying the potential impact of exchange rate volatility on reported earnings. VAR is a measure of the potential loss on a portfolio within a specified time horizon, at a specified confidence interval. Loss is defined, in this instance, as the diminution in value of rolling 12 month forecast group profits denominated in sterling. Due to the approximations used in determining VAR, the theory provides order of magnitude estimates only, but these are useful for comparison purposes.

Reuters estimates that there is currently a 5% chance that 1998 profits will deteriorate by more than (pound)74 million before hedging and (pound)42 million after taking into account hedging at 31 December 1997. These figures represent the value at risk.

During 1997 the average value at risk on profits forecast for the coming 12 months was (pound)72 million before hedging and (pound)36 million after hedging.

Net cash flows are mainly converted into sterling and invested in sterling money market instruments with financial institutions holding strong credit ratings. The use of sterling instruments avoids any currency exposure. Interest rates are hedged using a mix of financial instruments which commence and mature at various dates through April 2000.

Following completion of the capital reorganisation Reuters will be in a net debt position and will be a net payer of interest in 1998 based upon current cash flow forecasts.

In broad terms, using the average net funds position, adjusted on a proforma basis for the return of capital to shareholders as if it had taken place at the beginning of that year, a 1% increase in global interest rates would have reduced proforma profit before tax by approximately (pound)3 million excluding the impact of hedging.

The gain/(loss) on hedging activities for the three years to 31 December 1997 and the fair value of the unrecognised gain on the hedging book at the end of 1997 are summarised below. The interest rate hedging benefit is calculated by comparing the achieved yield with the yield that would have been obtained from three-month sterling certificates of deposit in respect of sterling investments and three-month Treasuries in respect of US dollar investments. The unrecognised gains shown below are based on fair values at the end of 1997 and include certain realised items which have been deferred because they relate to future periods.

(pound)50 million of currency gains and (pound)5 million of interest hedging gains in 1997 related to contracts in place at the end of 1996.

Recognised gain/(loss)

(pound)million           1997           1996           1995
================================================================================
Currency hedging         56             5              (33)
Interest hedging         4              6              17
--------------------------------------------------------------------------------
Total                    60             11             (16)
================================================================================

Unrecognised gain/(loss)
at 31 December

(pound)million           1997           1996           1995
================================================================================
Currency hedging         39             39             (6)
Interest hedging         2              6              12
--------------------------------------------------------------------------------
Total                    41             45             6
================================================================================

Of the unrecognised currency hedging profit at 31 December 1997, (pound)36 million related to 1998 (31 December 1996 - (pound)35 million related to 1997).

CAUTIONARY STATEMENTS

IMPACT OF CURRENCY MOVEMENTS - Reuters receives revenue and incurs expenses in more than 60 currencies and is thereby exposed to the impact of fluctuations in currency rates. Sterling's strength during 1997 has restricted revenue and earnings. If sterling's current strength continues it will restrict reported revenue and earnings in 1998. Reuters currency exposure is actively hedged. For additional information concerning currency fluctuations see "Treasury Management" above.

STATE OF FINANCIAL MARKETS - Reuters business is dependent upon the health of the financial markets and the participants in those markets. Recent events in the financial sector in Asia have created uncertainty in these markets. Reuters business could also be adversely affected by consolidations and rationalisations among clients in the banking and other industries. Reuters transactions business is particularly dependent upon the level of activity in the foreign exchange and equity markets.

3000 PRODUCT RANGE - Reuters revenue growth and market share in information products depends in part upon the continuing successful rollout and enhancement of the 3000 range of products launched in 1996.

PRODUCT DEVELOPMENT - Products in the information technology industry are becoming increasingly sophisticated. As a result, Reuters, like other information vendors, may encounter difficulties or delays in the development, production, testing, marketing, installation and market acceptance of new products.

ECONOMIC AND MONETARY UNION - The introduction of a single currency in Europe is scheduled to occur in 1999 with up to 11 currencies participating. This may reduce the volume of foreign exchange trading in the near term and hence have an effect on Reuters foreign exchange information and transaction services. In addition Reuters will need to complete a comprehensive programme of adjustments to its products and internal systems to reflect the single currency.

MILLENNIUM ISSUES - Reuters is exposed to various risks arising out of the change of millennium and the impact which this may have on its products and the development and production processes upon which they depend. Also, Reuters product range is dependent on software, hardware, systems and databases supplied by third parties. For additional information concerning Reuters Millennium Programme, including an estimate of associated costs, see "Millennium Programme" on pages 37-38.

BROKER ACTIVITIES - Certain Reuters subsidiaries act as brokers in the financial markets but do not undertake trading on their own account. Instinet Corporation is an agency broker in the equity markets and Reuters Transaction Services Limited (RTSL) operates the Dealing 2000-2 electronic brokerage services for the foreign exchange market. These brokers could incur losses from broken trades and, in respect of equities, the failure of a counterparty. Reuters seeks to mitigate these risks by computerised systems, procedural controls and contractual agreements with customers.

SEC RULES ON ECN USAGE - In January 1997, the US Securities and Exchange Commission (SEC) introduced new rules governing market-maker and exchange specialist usage of electronic communications networks (ECNs). The rules were introduced progressively, with the phase-in of all securities subject to the rules completed as of 13 October 1997. Instinet Corporation and Reuters are closely monitoring the implementation and operation of the rules.

The rules have placed a strain, however, on certain Instinet Corporation resources due, among other things, to the significantly increased volume of message traffic experienced following the rules' implementation, as well as the move by US markets to permit trading in smaller increments. Most recently by letter dated 15 January 1998, the division of Market Regulation ("Division") of the SEC issued an extension, until 15 April 1998, of the Division's no-action position verifying Instinet's status as an ECN. In its letter the Division conditioned its position upon, among other things, Instinet Corporation's representation that it has sufficient capacity to handle the volume of trading reasonably anticipated. Instinet

Corporation has no reason at this time to believe that it will not be able to continue to meet its obligations as an ECN under the SEC's rules.

FURTHER REGULATION OF TRANSACTION PRODUCTS - The increasing use of electronic systems as alternatives to traditional exchange and over-the-counter trading has led authorities in several jurisdictions to explore various methods of regulating such systems, implementation of which could impact Instinet and other transaction products offered by Reuters from time to time. For example, in May 1997 the SEC issued a "concept release" soliciting public comment on a number of issues and proposals concerning oversight of alternative trading systems. At this time Reuters is unable to predict whether and when any rule making will result from the concept release.

KEY SUPPLIERS - Reuters is reasonably dependent on certain hardware and software suppliers, although alternative sources could be found if the need arose. The main suppliers are Intel Corporation, Microsoft Corporation, Digital Equipment Corporation and NCR Corporation.

NETWORKS AND SYSTEMS - Reuters networks and systems risk being impacted by a catastrophic failure of long or short duration due to factors beyond its control. Reuters seeks over time to minimise these risks as far as it can by, inter alia, security controls, systems and communications redundancy and elimination of single points of failure where feasible.

INTERNET - The availability of the public Internet and Internet technology may, over time, reduce barriers to entry for new information providers, creating additional competition and new price/cost dynamics in the industry. It may also increase the availability of commoditised data in cheaper forms and the loss of control over intellectual property. As a new publishing medium, it will also create new outlets for content providers.

GEOGRAPHICAL OPERATIONS - Reuters may suffer discriminatory tariffs or other forms of government intervention due to the nature of its editorial and other reporting activities.

REUTERS ANALYTICS - In January 1998 Reuters was notified that Reuters Analytics Inc. ("Reuters Analytics"), one of its US subsidiaries, is the subject of a grand jury investigation in New York. Reuters understands that the investigation is focused primarily on an arrangement that Reuters Analytics had with a New York-based consultant. The consultant subscribed to Bloomberg L.P.'s service, which included the associated data and analytics. The investigation is focused on, among other things, whether Reuters Analytics improperly induced the consultant to breach certain provisions of the consultant's subscription agreement by arranging for the consultant to provide Bloomberg information to Reuters.

The investigation also is focused on the use by Reuters of the transmitted information - more specifically, for example, whether Bloomberg data obtained from the consultant was improperly incorporated into Reuters products and whether Bloomberg information was used by Reuters Analytics for any improper "reverse engineering" of certain analytics. It is Reuters understanding that the principal focus of the grand jury investigation is on Reuters Analytics and certain of its personnel. However, the investigation will also involve an examination of the activities of other individuals and entities outside Reuters Analytics.

Reuters is co-operating with the investigation and has engaged external legal counsel to conduct a thorough internal inquiry. At this time Reuters is unable to predict the impact the investigation or related events may have on its business or financial condition.

REGULATION OF TRANSACTIONAL ACTIVITIES - Instinet's US business is regulated by the SEC. Instinet's UK business is regulated by the Securities and Futures Authority. Instinet's other operations are subject to local regulatory control. RTSL is subject to supervision by the Bank of England.

CONSOLIDATED PROFIT AND LOSS ACCOUNT For the year ended 31 December

                                                                                                          Restated
                                                                                                ---------------------------
                                                                                      1997          1996             1995
                                                                        Notes     (pound)m      (pound)m         (pound)m
===========================================================================================================================
Revenue                                                                     2        2,882         2,914            2,703
Operating costs                                                             3      (2,290)       (2,273)          (2,152)
---------------------------------------------------------------------------------------------------------------------------
Operating profit                                                                       592           641              551
Goodwill amortisation                                                                 (51)          (49)             (41)
---------------------------------------------------------------------------------------------------------------------------
                                                                                       541           592              510
Loss from associates                                                                   (1)           (7)             (12)
Income from fixed asset investments                                                      6             6                -
Net interest receivable                                                     4           80            61               60
---------------------------------------------------------------------------------------------------------------------------
Profit on ordinary activities before taxation                                          626           652              558
Taxation on profit on ordinary activities                                   5        (236)         (210)            (185)
---------------------------------------------------------------------------------------------------------------------------
Profit after taxation attributable to ordinary shareholders                            390           442              373
Dividends                                                                   6        (190)         (190)            (158)
---------------------------------------------------------------------------------------------------------------------------
Retained profit                                                            26          200           252              215
---------------------------------------------------------------------------------------------------------------------------
Earnings per ordinary share                                                 7        24.0p         27.3p            23.2p
Adjustments for:
      Capital reorganisation costs                                                    1.9p             -                -
      Goodwill amortisation                                                 1         3.2p          3.1p             2.6p
---------------------------------------------------------------------------------------------------------------------------
Adjusted earnings per ordinary share                                        7        29.1p         30.4p            25.8p
===========================================================================================================================

Consolidated revenue and operating profit derive from continuing operations in all material respects. Accounting policies are set out on pages 78-79.

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the year ended 31 December

                                                                                                          Restated
                                                                                                --------------------------
                                                                                      1997          1996             1995
                                                                                  (pound)m      (pound)m         (pound)m
==========================================================================================================================
Profit attributable to ordinary shareholders                                           390           442              373
Translation differences credited/(debited) directly to reserves                          2          (28)                3
--------------------------------------------------------------------------------------------------------------------------
Total recognised gains and losses relating to the year                                 392           414              376
Dividends                                                                            (190)         (190)            (158)
Shares issued during the year                                                           22            23               19
Shares repurchased during the year                                                    (21)             -                -
--------------------------------------------------------------------------------------------------------------------------
Net addition to shareholders' equity                                                   203           247              237
Opening shareholders' equity (restated)                                              1,540         1,293            1,056
--------------------------------------------------------------------------------------------------------------------------
Closing shareholders' equity                                                         1,743         1,540            1,293
==========================================================================================================================

Opening shareholders' equity has been restated to reflect a change in the method of accounting for goodwill following the introduction of UK Financial Reporting Standard 10 (see note 1). The cumulative effect of the restatement as at 31 December 1996 was due to the capitalisation of goodwill of (pound)464 million less cumulative amortisation of (pound)266 million resulting in an increase in shareholders' equity of (pound)198 million.

The detailed statement showing the movement in capital and reserves is set out in note 26.

NOTES ON THE CONSOLIDATED PROFIT AND LOSS ACCOUNT

1. PRIOR YEAR ADJUSTMENT

In 1997 the UK Accounting Standards Board issued Financial Reporting Standard 10 Goodwill and Intangible Assets. Reuters has implemented this Standard which requires purchased goodwill and intangible assets to be capitalised and amortised through the profit and loss account over their useful economic lives. All goodwill previously eliminated against reserves has been reinstated as an asset on the balance sheet by way of a prior year adjustment and cumulative amortisation as at 31 December 1994 has been written-off against brought forward profit and loss account reserves at that date. Goodwill capitalisation includes (pound)48 million arising on the acquisition of Rich Inc., in 1985 which was not previously eliminated against reserves but was accounted for as a merger. Previously reported profit after taxation attributable to shareholders in 1996 and 1995 has been reduced by (pound)49 million and (pound)41 million respectively. This change in accounting policy has had no impact on net funds.

2. SEGMENTAL ANALYSIS

                                                                                      Restated                       Restated
                                                           1997              %            1996              %            1995
                                                       (pound)m        change         (pound)m         change        (pound)m
==============================================================================================================================
Revenue
Europe, Middle East and Africa (see note below)           1,484            (5)           1,564              6           1,475
Asia/Pacific                                                496            (2)             504              3             491
The Americas                                                437            (1)             440              6             417
------------------------------------------------------------------------------------------------------------------------------
                                                          2,417            (4)           2,508              5           2,383
Instinet                                                    383             11             346             42             243
TIBCO                                                        82             37              60           (23)              77
------------------------------------------------------------------------------------------------------------------------------
                                                          2,882            (1)           2,914              8           2,703

==============================================================================================================================
Operating costs where incurred
Europe, Middle East and Africa                            (986)              1           (976)              1           (964)
Asia/Pacific                                              (312)              -           (311)              5           (298)
The Americas                                              (400)            (3)           (414)              7           (386)
------------------------------------------------------------------------------------------------------------------------------
                                                        (1,698)              -         (1,701)              3         (1,648)
Instinet                                                  (234)             11           (211)             24           (170)
TIBCO                                                      (67)             40            (48)              7            (44)
------------------------------------------------------------------------------------------------------------------------------
                                                        (1,999)              2         (1,960)              5         (1,862)
==============================================================================================================================
Contribution
Europe, Middle East and Africa                              498           (15)             588             15             511
Asia/Pacific                                                184            (5)             193              -             193
The Americas                                                 37             45              26           (16)              31
------------------------------------------------------------------------------------------------------------------------------
                                                            719           (11)             807             10             735
Instinet                                                    149             11             135             87              73
TIBCO                                                        15             23              12           (64)              33
------------------------------------------------------------------------------------------------------------------------------
                                                            883            (7)             954             13             841
Central costs                                             (347)              7           (324)             30           (250)
Net currency gain/(loss)                                     56              -              11              -            (40)
------------------------------------------------------------------------------------------------------------------------------
Operating profit                                            592            (8)             641             16             551
==============================================================================================================================

United Kingdom and Ireland revenue was (pound)509 million (1996 - (pound)477 million, 1995 - (pound)435 million). Instinet's and TIBCO's operations are predominantly based in the Americas.

2. SEGMENTAL ANALYSIS continued

The above table is a segmental analysis of revenue, costs and contribution. Central costs comprise the costs of corporate administration and the centrally controlled elements of development, marketing and technical operations. The table does not purport to show geographical profitability but reflects how Reuters controls costs and monitors contribution including the worldwide activities of Instinet and TIBCO which are managed separately. Because of the interactive nature of the worldwide operations of Reuters, Instinet and TIBCO costs incurred in one location often relate to revenues earned in other locations. Central costs and the segmental contribution have been restated to reflect organisational changes involving greater central direction of the risk management product line.

Revenue is normally invoiced in the same geographical area in which the customer is located. Revenue earned, therefore, generally represents revenue both by origin and by destination. The main exception is TIBCO, where a substantial proportion of revenue billed by the Americas is from customers located elsewhere. In 1997, 42% (1996 - 42%, 1995 - 38%) of TIBCO's revenue was generated from customers in the Americas, 43% (1996 - 39%, 1995 - 42%) from customers located in Europe, Middle East and Africa and 15% (1996 - 19%, 1995 - 20%) from customers in Asia/Pacific.

                                                           1997             %         1996         %      1995
Revenue by product category                            (pound)m        change     (pound)m    change   (pound)m
================================================================================================================
Information products
Europe, Middle East and Africa                            1,087           (5)        1,145         5     1,090
Asia/Pacific                                                359           (2)          365         1       361
The Americas                                                324             1          322         3       313
TIBCO                                                        82            37           60      (23)        77
----------------------------------------------------------------------------------------------------------------
                                                          1,852           (2)        1,892         3     1,841
================================================================================================================
Transaction products
Europe, Middle East and Africa                              266           (7)          286         9       263
Asia/Pacific                                                107           (1)          108         7       101
The Americas                                                 72           (1)           73        14        64
Instinet                                                    383            11          346        42       243
----------------------------------------------------------------------------------------------------------------
                                                            828             2          813        21       671
================================================================================================================
Media and professional products
Europe, Middle East and Africa                              131           (1)          133         9       122
Asia/Pacific                                                 30           (3)           31         8        29
The Americas                                                 41           (9)           45        11        40
----------------------------------------------------------------------------------------------------------------
                                                            202           (3)          209         9       191
================================================================================================================
                                                          2,882           (1)        2,914         8     2,703
================================================================================================================

Reuters operates in a single class of business: the provision of news and financial information and related services. With the exception of Instinet and TIBCO, Reuters products are delivered and sold through a common network and geographical infrastructure.

2. SEGMENTAL ANALYSIS continued

                                 1997             %             1996                 %           1995
Revenue by type              (pound)m        change         (pound)m            change       (pound)m
========================================================================================================
Recurring                       2,147           (4)            2,232                 5          2,128
Usage                             511             7              478                34            358
Outright sales                    224            10              204               (6)            217
--------------------------------------------------------------------------------------------------------
                                2,882           (1)            2,914                 8          2,703
========================================================================================================

Recurring revenue is derived from the sale of subscription services, including maintenance contracts. Usage revenue is based on volume and primarily relates to transaction products, including Instinet and certain activities of Reuters Television. Outright sales mainly represents once-off sales of information management systems.

3. OPERATING COSTS

                                                               1997             %             1996              %           1995
Costs by type                                              (pound)m        change         (pound)m         change       (pound)m
==================================================================================================================================
Wages, salaries, commission and allowances                      729           (2)              748             12            666
Social security costs                                            62           (3)               64              5             61
Other pension costs (see note 24)                                44             1               44             10             39
----------------------------------------------------------------------------------------------------------------------------------
Staff costs                                                     835           (2)              856             12            766
Services                                                        585             9              539              5            512
Depreciation                                                    312            10              283             13            250
Communications                                                  201             -              202              4            194
Space                                                           142           (6)              150              8            140
Data                                                            207             6              195             16            168
Other                                                            64             9               59           (28)             82
Currency hedging activities - net (gain)/loss                  (56)             -              (5)              -             33
Foreign currency translation - net (gain)/loss                    -             -              (6)              -              7
----------------------------------------------------------------------------------------------------------------------------------
                                                              2,290             1            2,273              6          2,152
==================================================================================================================================

Services costs include equipment hire and bought-in services, including consultancy and contractors, advertising and publicity, professional fees and staff-related expenses.

                                                                        1997          %        1996            %           1995
Costs by function                                                   (pound)m     change    (pound)m       change       (pound)m
==================================================================================================================================
Production and communications costs                                    1,626          2       1,597            3          1,552
Selling, marketing and administrative expenses                           664        (2)         676           13            600
----------------------------------------------------------------------------------------------------------------------------------
                                                                       2,290          1       2,273            6          2,152
==================================================================================================================================

                                       51

3. OPERATING COSTS continued
                                                                        1997          %        1996            %           1995
Costs include:                                                      (pound)m     change    (pound)m       change       (pound)m
==================================================================================================================================
Development expenditure                                                  235         17         202            5            191
Operating lease expenditure:
     Hire of equipment                                                    14        (4)          14         (17)             17
     Other, principally property                                          72        (4)          75            3             73
Advertising costs                                                         17       (15)          21           26             16
==================================================================================================================================
Fees payable to Price Waterhouse were as follows:
==================================================================================================================================
Audit fees:
     United Kingdom                                                      0.9          -         0.9          (1)            0.9
     Overseas                                                            1.0        (9)         1.1            7            1.0
----------------------------------------------------------------------------------------------------------------------------------
                                                                         1.9        (5)         2.0            3            1.9
----------------------------------------------------------------------------------------------------------------------------------
Non-audit services:
     United Kingdom                                                      0.9          -         0.9           80            0.5
     Overseas                                                            5.3         10         4.8          194            1.7
----------------------------------------------------------------------------------------------------------------------------------
                                                                         6.2          9         5.7          159            2.2
----------------------------------------------------------------------------------------------------------------------------------
                                                                         8.1          5         7.7           88            4.1
==================================================================================================================================

The United Kingdom audit fee of (pound)0.9 million includes (pound)10,000 in respect of the parent company audit.

4. NET INTEREST RECEIVABLE

                                                                                       1997              1996           1995
                                                                                   (pound)m          (pound)m       (pound)m
===============================================================================================================================
Interest receivable:
    Listed investments                                                                   14                 5              6
    Unlisted investments                                                                 68                59             59
-------------------------------------------------------------------------------------------------------------------------------
                                                                                         82                64             65
-------------------------------------------------------------------------------------------------------------------------------
Interest payable:
    Short-term borrowings                                                               (2)               (3)            (4)
    Bank borrowings repayable in five years or more                                       -                 -            (1)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                        (2)               (3)            (5)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                         80                61             60
===============================================================================================================================

                                       52

5. TAXATION ON PROFIT ON ORDINARY ACTIVITIES
                                                                                       1997              1996           1995
                                                                                   (pound)m          (pound)m       (pound)m
===============================================================================================================================
UK corporation tax                                                                       97               146            125
Credit for overseas taxation                                                            (9)              (16)            (9)
Overseas taxation                                                                       135                61             75
Taxes on return of capital to shareholders                                               23                 -              -
-------------------------------------------------------------------------------------------------------------------------------
                                                                                        246               191            191
Deferred taxation                                                                      (10)                19            (6)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                        236               210            185
===============================================================================================================================
Reconciliation to the UK nominal tax rate:
    Effective tax rate                                                                37.7%             32.2%          33.2%
    Effective tax rate before non-deductible goodwill amortisation                    34.9%             29.9%          30.9%
    UK nominal tax rate                                                               31.5%             33.0%          33.0%
    Taxes as shown in these financial statements                                        236               210            185
    Corporation tax on pre-tax profit at UK nominal rate                                197               215            184
-------------------------------------------------------------------------------------------------------------------------------
Difference                                                                               39               (5)              1
===============================================================================================================================
The difference is principally due to:
    Non-tax deductible amortisation of goodwill                                          16                16             14
    Taxes on return of capital to shareholders                                           23                 -              -
    Other differences                                                                     -              (21)           (13)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                         39               (5)              1
===============================================================================================================================

The other differences are primarily due to overseas profits taxed at rates differing from those in the UK. Significantly higher US profits subject to higher tax rates have largely eliminated the difference in 1997.

6. DIVIDENDS

                                    1997              1996           1995
                                (pound)m          (pound)m       (pound)m
================================================================================
Interim                               50                45             37
Final (1997 proposed)                140               145            121
--------------------------------------------------------------------------------
                                     190               190            158
================================================================================

                                    1997              1996           1995
Per ordinary share                 pence             pence          pence
================================================================================
Interim                              3.1              2.75            2.3
Final (1997 proposed)                9.9               9.0            7.5
--------------------------------------------------------------------------------
                                    13.0             11.75            9.8
================================================================================

The cost of the 1997 final proposed dividend is based on 1,407 million shares which are expected to be in issue following the capital reorganisation (see note
30).

7. EARNINGS PER ORDINARY SHARE

Earnings per ordinary share are based on the profit attributable to ordinary shareholders and on the weighted average number of those shares in issue during the year and ranking for dividend. The weighted average number of shares in issue may be reconciled to the number used in the earnings per ordinary share calculation as follows:

Weighted average number in millions                                    1997              1996           1995
==============================================================================================================
Ordinary shares in issue                                              1,692             1,684          1,672
Reuters interest in ordinary shares held by:

         Telfer Investments (Australia) Pty Limited                    (55)              (55)           (55)
         Instinet Corporation                                           (4)               (4)            (4)
Shares held by employee share ownership trusts                         (11)               (9)            (8)
--------------------------------------------------------------------------------------------------------------
                                                                      1,622             1,616          1,605
==============================================================================================================

The adjusted earnings per share calculations are based on profit attributable to ordinary shareholders excluding amortisation of goodwill and capital reorganisation costs.

8. REMUNERATION OF DIRECTORS

The report of the Remuneration Committee on pages 25-32 includes details of directors' emoluments and forms part of these financial statements.


9. EMPLOYEE INFORMATION

The average number of employees during the year was as follows:

Segmental analysis                                                                                  1997        1996          1995
===================================================================================================================================
Europe, Middle East and Africa                                                                     6,708       6,432         6,170
Asia/Pacific                                                                                       2,547       2,088         1,993
The Americas                                                                                       2,737       2,790         2,840
Instinet                                                                                           1,086         906           774
TIBCO                                                                                                473         390           321
Central                                                                                            2,454       2,311         2,084
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  16,005      14,917        14,182
===================================================================================================================================
Analysis by function
===================================================================================================================================
Production and communications                                                                      9,347       8,636         8,085
Selling, marketing and administration                                                              6,658       6,281         6,097
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  16,005      14,917        14,182
===================================================================================================================================
The above include:
   Development staff                                                                               2,510       2,340         2,046
   Journalists                                                                                     1,990       1,920         1,778
===================================================================================================================================

                                       54

CONSOLIDATED CASH FLOW STATEMENT for the year ended 31 December
                                                                                                    1997        1996          1995
                                                                                     Notes      (pound)m    (pound)m      (pound)m
===================================================================================================================================
Net cash inflow from operating activities                                               10           936         995           854
Returns on investments and servicing of finance
Interest received                                                                                     79          65            63
Interest paid                                                                                        (3)         (3)           (5)
Income from fixed asset investments                                                                    1           6             -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash inflow from returns on investments and servicing of finance                                  77          68            58

Taxation paid                                                                                      (196)       (197)         (161)

Capital expenditure and financial investment
Purchase of tangible fixed assets                                                                  (369)       (374)         (304)
Sale of tangible fixed assets                                                                          1           2             8
Purchase of fixed asset investments                                                                 (21)        (23)           (4)
Sale of fixed asset investments                                                                       11           -             -
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (378)       (395)         (300)

Acquisitions including associates                                                       11          (22)       (106)          (19)

Dividends paid                                                                                     (196)       (166)         (135)
-----------------------------------------------------------------------------------------------------------------------------------
Cash inflow before use of liquid resources and financing                                             221         199           297

Management of liquid resources
Net increase in short-term investments                                                  11         (255)       (172)         (352)

Financing
Proceeds from issue of shares                                                                         22          23            19
Proceeds from issue of non-equity shares in TIBCO Software Inc                          27            17           -             -
Shares repurchased                                                                                  (21)           -             -
Net (decrease)/increase in borrowings                                                   11          (15)           2            18
-----------------------------------------------------------------------------------------------------------------------------------
Net cash inflow from financing                                                                         3          25            37
-----------------------------------------------------------------------------------------------------------------------------------
(Decrease)/increase in cash                                                             12          (31)          52          (18)
===================================================================================================================================

                                                                                                    1997        1996          1995
Reconciliation of net cash flow to movement in net funds                                        (pound)m    (pound)m      (pound)m
===================================================================================================================================
(Decrease)/increase in cash                                                                         (31)          52          (18)
Cash outflow/(inflow) from movement in borrowings                                                     15         (2)          (18)
Cash outflow from movement in liquid resources                                                       255         172           352
-----------------------------------------------------------------------------------------------------------------------------------
Change in net cash resulting from cash flows                                                         239         222           316
Translation differences                                                                                1        (22)             -
-----------------------------------------------------------------------------------------------------------------------------------
Movement in net funds                                                                                240         200           316
Opening net funds                                                                                  1,050         850           534
-----------------------------------------------------------------------------------------------------------------------------------
Closing net funds                                                                       12         1,290       1,050           850
===================================================================================================================================

                                       55

NOTES ON THE CONSOLIDATED CASH FLOW STATEMENT

10. NET CASH INFLOW FROM OPERATING ACTIVITIES

Operating profit is reconciled to net cash inflow from operating activities as follows:
                                                                                                    1997        1996          1995
                                                                                                (pound)m    (pound)m      (pound)m
===================================================================================================================================
Operating profit                                                                                     592         641           551
Depreciation                                                                                         312         283           250
Decrease/(increase) in stocks                                                                         10         (1)             9
Increase in debtors                                                                                 (35)         (1)          (36)
Increase in creditors                                                                                 43          57            75
Loss on disposal of fixed assets                                                                      10           8             -
Amortisation of interests in own shares                                                                4           8             -
Miscellaneous, principally translation differences                                                     -           -             5
-----------------------------------------------------------------------------------------------------------------------------------
Net cash inflow from operating activities                                                            936         995           854
===================================================================================================================================

11. ANALYSIS OF CASH FLOWS FOR HEADINGS NETTED IN THE CASH FLOW STATEMENT
                                                                                                    1997        1996          1995
Acquisitions including associates                                                               (pound)m    (pound)m      (pound)m
===================================================================================================================================
Cash consideration:
    Subsidiary undertakings (see note 34)                                                           (17)        (17)           (5)
    Associated undertakings (see note 34)                                                            (3)         (7)          (11)
    Deferred payments for acquisitions in prior years                                                (3)        (82)           (3)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (23)       (106)          (19)
Less cash acquired                                                                                     1           -             -
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (22)       (106)          (19)
===================================================================================================================================
Management of liquid resources
===================================================================================================================================
Increase in term deposits                                                                        (5,826)     (6,110)       (3,495)
Decrease in term deposits                                                                          5,739       5,982         3,304
Purchase of certificates of deposit                                                                (842)       (433)         (380)
Sale of certificates of deposit                                                                      940         432           240
Purchase of listed/unlisted securities                                                             (771)        (74)          (89)
Sale of listed/unlisted securities                                                                   505          31            68
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (255)       (172)         (352)
===================================================================================================================================
Financing
===================================================================================================================================
(Decrease)/increase in short-term borrowings                                                        (12)           6             8
(Decrease)/increase in long-term borrowings                                                          (3)         (4)            10
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (15)           2            18
===================================================================================================================================

12. ANALYSIS OF NET FUNDS

                                                                                                  Bank borrowings
                                                                                              -----------------------
                                                                                                              Falling
                                       Cash at                      Total                        Falling    due after
                                      bank and                   cash and    Short-term       due within    more than
                                       in hand    Overdrafts   overdrafts   investments         one year     one year      Total
                                      (pound)m      (pound)m     (pound)m      (pound)m         (pound)m     (pound)m   (pound)m
==================================================================================================================================
31 December 1995                            61          (34)           27           867             (10)         (34)        850
Cash flow                                   25            27           52           172              (6)            4        222
Non-cash movements                           -             -            -             -              (4)            4          -
Exchange movements                         (9)             1          (8)          (20)                2            4       (22)
----------------------------------------------------------------------------------------------------------------------------------
31 December 1996                            77           (6)           71         1,019             (18)         (22)      1,050
Cash flow                                    7          (38)         (31)           255               12            3        239
Exchange movements                         (3)             2          (1)             1                -            1          1
----------------------------------------------------------------------------------------------------------------------------------
31 December 1997                            81          (42)           39         1,275              (6)         (18)      1,290
==================================================================================================================================

13. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

A substantial portion of Reuters revenue is receivable in foreign currencies and committed under one-, two- or four-year contracts with terms of payment up to six months in advance. As such, Reuters is subject to currency exposure from committed revenue. In addition, Reuters is subject to interest rate risk from the investment of cash balances. Reuters seeks to limit these risks by entering into a mix of derivative financial instruments which include forward contracts, options, swaps and forward rate agreements.

If the derivative financial instruments were considered separately from the underlying future revenue and interest income, Reuters would be subject to market risk on these financial instruments from fluctuations in currency and interest rates. Reuters only enters into such derivative financial instruments to hedge (or reduce) the underlying exposure described above. There is, therefore, no net market risk on such derivative financial instruments and only a credit risk from the potential non-performance by counterparties. The amount of this credit risk is generally restricted to any hedging gain and not the principal amount hedged.

Reuters may also purchase options to hedge translation exposure arising on the conversion of the results of subsidiaries whose functional currency is not sterling - principally Instinet and TIBCO. In such cases the maximum cash outflow from this activity is the cost of the option premia.

13. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS continued

Derivative instruments held at 31 December were:

                                            1997                              1996                               1995
                              ------------------------------    -------------------------------    ------------------------------
                                 Gross                             Gross                              Gross
                              contract    Carrying      Fair    contract    Carrying       Fair    contract    Carrying      Fair
                               amounts       value     value     amounts       value      value     amounts       value     value
                              (pound)m    (pound)m  (pound)m    (pound)m    (pound)m   (pound)m    (pound)m    (pound)m  (pound)m
==================================================================================================================================
Currency management
Foreign exchange forward
contracts:
   Contracts in profit             324           -        39         531           -         29         189           -        10
   Contracts in loss                59           -         -           7           -          -         244           -      (16)
Foreign currency options            53           2         2         166           3         13          76           1         1
----------------------------------------------------------------------------------------------------------------------------------
                                   436           2        41         704           3         42         509           1       (5)
==================================================================================================================================
Interest rate management
Interest rate swaps                140           1         3         250           2          8         535           5        17
Forward rate agreements             50           -         -         450           -          -          20           -         -
----------------------------------------------------------------------------------------------------------------------------------
                                   190           1         3         700           2          8         555           5        17
==================================================================================================================================

Carrying values are amounts recorded in the balance sheet and comprise deferred option premia, which are recognised over the period to which the option relates, and certain locked in profits on swap contracts which have been recognised for accounting purposes but where settlement in cash has not yet occurred. Fair values represent the mark to market value of contracts at the balance sheet date.

The foreign exchange forward contracts are held 56% in continental European currencies (1996 - 74%, 1995 - 72%). The remaining contracts were principally in Japanese yen and US dollars.

Foreign exchange forward contracts and options mature at dates up to 23 months from the balance sheet date. Interest forward rate agreements, swaps and options on swaps commence and mature at various dates through April 2000.

The fair value of foreign currency and interest rate management instruments is estimated on the basis of market quotes, discounted to current value using market-quoted interest rates.

The weighted average fixed rate receivable on the interest rate swaps at 31 December 1997 was 8% (1996 - 9%, 1995 - 9%) and the weighted average variable rate payable was 7% (1996 - 7%, 1995 - 6%). The weighted average variable rate is based on the rate implied in the yield curve at the balance sheet date.

All derivative instruments are unsecured. However, Reuters does not anticipate non-performance by the counterparties who are all banks with recognised credit ratings of "A" or higher.

13. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS continued

Carrying and fair values of group financial instruments at 31 December were:

                                                         1997                         1996                         1995
                                               ----------------------     --------------------------     ------------------------
                                               Carrying          Fair     Carrying              Fair     Carrying            Fair
                                                  value         value        value             value        value           value
                                               (pound)m      (pound)m     (pound)m          (pound)m     (pound)m        (pound)m
==================================================================================================================================
Derivative instruments                                3            44            5                50            6              12

Other assets:
   Interests in own shares                           39            79           28                73           26              49
   Other fixed asset investments                     19            33           22                46            9               9
   Debtors (see note below)                         267           267          230               230          216             216
   Short-term investments and cash                1,356         1,356        1,096             1,096          928             928

Liabilities:
   Current liabilities (see note below)           (359)         (359)        (321)             (321)        (345)           (345)
   Long-term liabilities (see note below)          (18)          (18)         (22)              (22)         (34)            (34)
==================================================================================================================================

Financial instruments exclude prepayments and accrued income and taxation classified within debtors and accruals, deferred income and taxation classified within creditors.

Net assets by currency at 31 December were:

                                 Net
                           operating
                              assets                                      Net assets
                          (excluding       Net funds    -------------------------------------------
                          net funds)   (see note 12)         1997           1996               1995
                            (pound)m        (pound)m     (pound)m       (pound)m           (pound)m
====================================================================================================
Sterling                         407           1,019        1,426          1,312              1,235
US dollar                         48             224          272            189                 12
Other                           (66)              47         (19)           (42)               (35)
----------------------------------------------------------------------------------------------------
                                 389           1,290        1,679          1,459              1,212
====================================================================================================

Sterling net operating assets include capitalised goodwill, net of accumulated amortisation.

13. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS continued

The currency and interest rate profile of the group's short-term investments at 31 December 1997 was:

                                                     Short-term investments                   Fixed rate investments
                                              -----------------------------------     ----------------------------------
                                                                                          Weighted             Weighted
                                                                                           average              average
                                                           Floating                       interest             time for
                                                               rate    Fixed rate          rate at           which rate
                                                 Total  investments   investments      31 December             is fixed
                                              (pound)m     (pound)m      (pound)m                %                years
========================================================================================================================
Sterling                                         1,020        1,015             5                7                    3
US dollar                                          182          126            56                7                    2
Other                                               73           71             2                5                    2
------------------------------------------------------------------------------------------------------------------------
Total short-term investments
31 December 1997                                 1,275        1,212            63                7                    2
31 December 1996                                 1,019          979            40                7                    2
31 December 1995                                   867          827            40                7                    2
========================================================================================================================

Sterling and US dollar floating rate investments include (pound)789 million of money market deposits and (pound)265 million of equity based investments which mature within three months of the balance sheet date.

Fixed rate investments are those investments which have an interest rate fixed for a period of greater than one year.

The currency and interest rate profile of the group's total borrowings at 31 December 1997 was:

                                                   Borrowings                          Fixed rate borrowings
                                       -----------------------------------      ---------------------------------
                                                                                   Weighted             Weighted
                                                                                    average              average
                                                    Floating                       interest             time for
                                                        rate    Fixed rate          rate at           which rate
                                          Total   borrowings    borrowings      31 December             is fixed
                                       (pound)m     (pound)m      (pound)m                %                years
=================================================================================================================
French franc                                 22           22             -                -                    -
Swiss franc                                  12           12             -                -                    -
Deutschmark                                  11           11             -                -                    -
Japanese yen                                  4            4             -                -                    -
Sterling                                      9            1             8                9                    2
Other                                         8            8             -                -                    -
-----------------------------------------------------------------------------------------------------------------
Total borrowings
31 December 1997                             66           58             8                9                    2
31 December 1996                             46           35            11                9                    3
31 December 1995                             78           58            20                7                    4
=================================================================================================================

The floating rate borrowings comprise bank loans and overdrafts bearing interest at rates based on LIBOR in the case of the Swiss franc and based on local money market rates in the case of the French franc and deutschmark overdrafts.

13. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS continued

Total borrowings are repayable as follows:

                                      1997             1996           1995
                                  (pound)m         (pound)m       (pound)m
================================================================================
Within one year                         48               24             44
Between one and two years               18                4              9
Between two and five years               -               18             25
                                        66               46             78
================================================================================

The weighted average interest rate on bank borrowings at 31 December 1997 was 4% (1996 - 4%, 1995 - 5%).

In December 1994 Reuters obtained a series of bilateral loan facilities with some of its close relationship banks. A total commitment of (pound)150 million was put in place, reducing to (pound)50 million in December 1999. The facilities which were floating rate based on money market rates were terminated on 6 February 1998 in anticipation of the capital reorganisation described in note
30. In addition, at 31 December 1997 Reuters had unused, short-term, uncommitted bank borrowing facilities denominated in various currencies, the sterling equivalent of which was approximately (pound)432 million, at money market rates varying principally between 2% and 10%, depending on the currency.

14. CONCENTRATION OF CREDIT RISK

Reuters is exposed to concentrations of credit risk. Reuters invests in UK and US government securities and with high credit quality financial institutions. Reuters limits the amount of credit exposure to any one financial institution. Reuters is also exposed to credit risk from its trade debtors which are concentrated in the financial community. Reuters estimates that approximately 58% of its subscribers are financial institutions, 28% are corporations in other sectors of the business community, 5% are from the news media and 9% are government institutions and individuals worldwide (1996 - 57%, 28%, 6% and 9% respectively).

Instinet is exposed to the possibility of trades between its counterparties failing to settle. Due to the settlement mechanism employed the maximum exposure is generally limited to the market movement between the trade date and the settlement date. There are no material unprovided off balance sheet exposures or positions in respect of trades undertaken on or prior to 31 December 1997.

CONSOLIDATED BALANCE SHEET at 31 December

                                                                                                           Restated
                                                                                               ------------------------------
                                                                                  1997             1996                 1995
                                                                   Notes      (pound)m         (pound)m             (pound)m
==============================================================================================================================
Fixed assets
Intangible assets: Goodwill                                           16           157              198                  264
Tangible assets                                                       17           816              775                  698
Investments                                                           18            73               53                   37
------------------------------------------------------------------------------------------------------------------------------
                                                                                 1,046            1,026                  999
------------------------------------------------------------------------------------------------------------------------------
Current assets
Stocks                                                                19            13               22                   21
Debtors (see note below)                                              20           421              392                  421
Short-term investments                                                21         1,275            1,019                  867
Cash at bank and in hand                                              81            77               61
------------------------------------------------------------------------------------------------------------------------------
                                                                                 1,790            1,510                1,370
Creditors: Amounts falling due within one year                        22       (1,076)            (985)                (983)
------------------------------------------------------------------------------------------------------------------------------
Net current assets                                                                 714              525                  387
------------------------------------------------------------------------------------------------------------------------------
Total assets less current liabilities                                            1,760            1,551                1,386
Creditors: Amounts falling due after more than one year               23          (37)             (41)                (135)
Provisions for liabilities and charges:
      Pensions and similar obligations                                24          (28)             (30)                 (27)
      Deferred taxation                                               25          (16)             (21)                 (12)
------------------------------------------------------------------------------------------------------------------------------
Net assets                                                                       1,679            1,459                1,212
==============================================================================================================================
Capital and reserves                                                  26
Called-up share capital                                                             42               42                   42
Capital redemption reserve                                                           2                2                    2
Share premium account                                                              156              121                   76
Profit and loss account reserve                                                  1,543            1,375                1,173
------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                             1,743            1,540                1,293
Interest in shares of Reuters Holdings PLC                                        (82)             (82)                 (82)
------------------------------------------------------------------------------------------------------------------------------
                                                                                 1,661            1,458                1,211
Minority interests - equity                                                          1                1                    1
                   - non-equity                                       27            17                -                    -
------------------------------------------------------------------------------------------------------------------------------
Capital employed                                                                 1,679            1,459                1,212
==============================================================================================================================

Debtors and net current assets include amounts due after more than one year of(pound)57 million (1996 -(pound)39 million, 1995 -(pound)77 million).

The balance sheet of Reuters Holdings PLC is shown on page 76.

The financial statements on pages 48-79 were approved by the directors on 13 February 1998.


/s/ Peter Job                       /s/ Rob Rowley
Peter Job Chief Executive           Rob Rowley Finance Director

NOTES ON THE CONSOLIDATED BALANCE SHEET

15. SEGMENTAL ANALYSIS

The tables below show net assets and total assets by location on a basis consistent with the segmental analysis of profit in note 2. For the reasons discussed in that note, the assets in any location are not matched with the revenue earned in that location. Central net assets and total assets have been restated to include capitalised goodwill.

                                                                                                                      Restated
                                                                                                             ----------------------
                                                                                                    1997         1996          1995
Location of net assets                                                                          (pound)m     (pound)m      (pound)m
====================================================================================================================================
Non-interest bearing assets/(liabilities):
     Europe, Middle East and Africa                                                                  301          295           267
     Asia/Pacific                                                                                    101           98           105
     The Americas                                                                                     53           80            46
     Instinet                                                                                        114           37            43
     TIBCO                                                                                             6            4           (3)
     Central                                                                                       (180)         (98)           (6)
------------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing net assets                                                                      395          416           452
Interest bearing net assets                                                                        1,284        1,043           760
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   1,679        1,459         1,212
====================================================================================================================================

Central non-interest bearing liabilities consist principally of dividend and taxation liabilities partially offset by unamortised goodwill. Interest bearing net assets are stated after deducting deferred consideration which has been discounted for accounting purposes.

                                                                                                                      Restated
                                                                                                             ----------------------
                                                                                                    1997         1996          1995
Location of total assets                                                                        (pound)m     (pound)m      (pound)m
====================================================================================================================================
Europe, Middle East and Africa                                                                       644          584           583
Asia/Pacific                                                                                         224          206           205
The Americas                                                                                         178          195           189
Instinet                                                                                             423          316           235
TIBCO                                                                                                 56           33            33
Central                                                                                            1,311        1,202         1,124
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   2,836        2,536         2,369
====================================================================================================================================
Fixed assets                                                                                       1,046        1,026           999
Current assets                                                                                     1,790        1,510         1,370
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   2,836        2,536         2,369
====================================================================================================================================

Central assets consist principally of purchased goodwill net of accumulated amortisation, short-term investments and cash.

16. INTANGIBLE ASSETS: GOODWILL

                                                                                                         Net Book
                                                                       Cost     Amortisation               Amount
                                                                   (pound)m         (pound)m             (pound)m
==================================================================================================================
31 December 1994
As previously reported                                                    -                -                    -
Prior year adjustment                                                   411            (176)                  235
------------------------------------------------------------------------------------------------------------------
Restated                                                                411            (176)                  235
Additions                                                                70                -                   70
Amortisation charged in year                                              -             (41)                 (41)
------------------------------------------------------------------------------------------------------------------
31 December 1995                                                        481            (217)                  264
Additions                                                              (17)                -                 (17)
Amortisation charged in year                                              -             (49)                 (49)
------------------------------------------------------------------------------------------------------------------
31 December 1996                                                        464            (266)                  198
Additions                                                                10                -                   10
Amortisation charged in year                                              -             (51)                 (51)
------------------------------------------------------------------------------------------------------------------
31 December 1997                                                        474            (317)                  157
==================================================================================================================

17. TANGIBLE ASSETS

                                                                                                        Office
                                                                                     Computer        equipment
                                                          Freehold    Leasehold       systems        and motor
                                                          property     property     equipment         vehicles            Total
                                                          (pound)m     (pound)m      (pound)m         (pound)m         (pound)m
================================================================================================================================
Cost
31 December 1996                                               165          118         1,493              191            1,967
Translation differences                                          -            -             3                -                3
Additions                                                       11           21           295               34              361
Owned by subsidiaries acquired                                   -            2             -                2                4
Disposals                                                        -          (4)         (168)             (19)            (191)
--------------------------------------------------------------------------------------------------------------------------------
31 December 1997                                               176          137         1,623              208            2,144
--------------------------------------------------------------------------------------------------------------------------------
Depreciation
31 December 1996                                                48           59           972              113            1,192
Translation differences                                          -            -             2                -                2
Charged in the year                                             10           13           258               31              312
Owned by subsidiaries acquired                                   -            -             -                2                2
On disposals                                                     -          (4)         (161)             (15)            (180)
--------------------------------------------------------------------------------------------------------------------------------
31 December 1997                                                58           68         1,071              131            1,328
--------------------------------------------------------------------------------------------------------------------------------
Net book amount
31 December 1997                                               118           69           552               77              816
31 December 1996                                               117           59           521               78              775
================================================================================================================================

                                       64

17. TANGIBLE ASSETS continued
                                                                                         1997             1996             1995
Net book amount of leasehold property                                                (pound)m         (pound)m         (pound)m
================================================================================================================================
Long-term leaseholds                                                                       16               15               16
Short-term leaseholds                                                                      53               44               40
--------------------------------------------------------------------------------------------------------------------------------
                                                                                           69               59               56
================================================================================================================================
Capital commitments
--------------------------------------------------------------------------------------------------------------------------------
Contracted for                                                                             47               52               64
================================================================================================================================

18. INVESTMENTS
                                                                   Interests in  Interests in            Other
                                                                     own shares    associates      investments            Total
                                                                       (pound)m      (pound)m         (pound)m         (pound)m
================================================================================================================================
Cost less amounts written off 31 December 1996                               28            10               22               60
Net additions                                                                11            10                -               21
Disposals                                                                     -           (1)                -              (1)
Reclassification                                                              -             3              (3)                -
--------------------------------------------------------------------------------------------------------------------------------
31 December 1997                                                             39            22               19               80
================================================================================================================================
Share of post-acquisition losses 31 December 1996                             -           (7)                -              (7)
Arising in the year                                                           -           (1)                -              (1)
Disposals                                                                     -             1                -                1
--------------------------------------------------------------------------------------------------------------------------------
31 December 1997                                                              -           (7)                -              (7)
================================================================================================================================
                                                                             39            15               19               73
================================================================================================================================

The reclassification reflects the purchase of an additional 2% of Independent Television News Limited. This takes Reuters equity stake to 20% and it is now treated as an associate.

Interests in own shares represents the cost less amounts written off of 11.8 million ordinary shares held by employee share ownership trusts (ESOTs). These were acquired in the open market using funds provided by Reuters. The write-off reflects employee interests under incentive plans which are charged against profit over the vesting period of the awards (see pages 28-30). The market value of these shares at 31 December 1997 was (pound)79 million. The ESOTs have waived dividend and voting rights on these shares. This presentation accords with that required by the Urgent Issues Task Force abstracts 13 and 17. Should the shares held by the ESOTs become material this treatment may be reviewed.

Other investments consist principally of US technology stocks, a number of which are listed with a market value of (pound)23 million, and Stock Exchange seats.

19. STOCKS

                                                                                       1997             1996                 1995
                                                                                   (pound)m         (pound)m             (pound)m
===================================================================================================================================
Contract work in progress                                                                15               22                   18
Less progress payments                                                                 (11)             (13)                 (11)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          4                9                    7
Equipment stocks                                                                          9               13                   14
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         13               22                   21
===================================================================================================================================

20. DEBTORS
                                                                                       1997             1996                 1995
                                                                                   (pound)m         (pound)m             (pound)m
===================================================================================================================================
Trade debtors                                                                           176              166                  167
Less allowance for doubtful accounts                                                   (27)             (24)                 (28)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        149              142                  139
Other debtors                                                                           118               93                   83
Prepayments and accrued income                                                           73               65                   72
Deferred taxation (see note 25)                                                          74               69                   97
Advance corporation tax recoverable                                                       7               23                   30
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        421              392                  421
===================================================================================================================================
Amounts falling due after more than one year:
Other debtors                                                                            15               15                   21
Deferred taxation                                                                        42               24                   56
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         57               39                   77
===================================================================================================================================

21. SHORT-TERM INVESTMENTS
                                                                                       1997             1996                 1995
                                                                                   (pound)m         (pound)m             (pound)m
===================================================================================================================================
Listed
Government securities: UK                                                                 2                -                    -
                       Overseas                                                          83               54                   55
Other investments:     Overseas                                                         265                -                    1
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        350               54                   56
===================================================================================================================================
Unlisted
Certificates of deposit                                                                 144              242                  241
Term deposits:     UK                                                                   647              594                  474
                   Overseas                                                              73               39                   43
Other investments: Overseas                                                              61               90                   53
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        925              965                  811
                                                                                      1,275            1,019                  867
===================================================================================================================================

                                       66

22. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR
                                                                                       1997             1996                 1995
                                                                                   (pound)m         (pound)m             (pound)m
===================================================================================================================================
Trade creditors                                                                         135              122                  144
Accruals                                                                                374              362                  333
Deferred income                                                                          38               43                   36
Other creditors                                                                          36               30                   36
Other taxation and social security                                                       36               25                   29
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        619              582                  578
Bank overdrafts                                                                          42                6                   34
Bank loans                                                                                6               18                   10
Current UK corporation and overseas taxation                                            269              234                  240
Proposed dividend                                                                       140              145                  121
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      1,076              985                  983
===================================================================================================================================

Current UK corporation and overseas taxation comprises:
                                                                                       1997             1996                 1995
                                                                                   (pound)m         (pound)m             (pound)m
===================================================================================================================================
UK corporation tax:
    Advance corporation tax                                                              47               22                   75
    Mainstream corporation tax                                                          134              163                   93
Overseas taxes                                                                           88               49                   72
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        269              234                  240
===================================================================================================================================

23. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR
                                                                                       1997             1996                 1995
                                                                                   (pound)m         (pound)m             (pound)m
===================================================================================================================================
Bank borrowings                                                                          18               22                   34
Other creditors                                                                          19               19                  101
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         37               41                  135
===================================================================================================================================
Bank borrowings secured against freehold property                                        15               19                   24


Bank borrowings at 31 December 1997 included loans denominated in Swiss francs and sterling, secured on freehold property held at a cost of (pound)116 million. The interest rate payable on the Swiss franc loan was 1.75% and 8.81% on the sterling loan.

24. PENSIONS AND SIMILAR OBLIGATIONS

Reuters has established various pension arrangements covering the majority of its employees. In all plans, except those which are internally funded, the assets are held separately from those of the company and are independently administered.

DEFINED CONTRIBUTION PLANS - Reuters operates 27 defined contribution plans covering approximately 68% of its employees, of which the largest plan, the Reuters Pension Fund, covers approximately 27% of employees. Members of this plan contribute 6% of basic salaries and Reuters is required to make an annual contribution of 9.525% of members' basic salaries regardless of the funding status of the plan. Reuters does not have the ability to recover assets held by the plan, nor can it be required to make additional payments to the plan over and above the annual contributions referred to above. Custodial responsibility for the assets of the plan rests with two substantial and independent UK investment managers.

24. PENSIONS AND SIMILAR OBLIGATIONS continued

DEFINED BENEFIT PLANS - Reuters also operates 34 defined benefit plans covering approximately 17% of employees. Individually, these plans are of a relatively minor nature. They are subject to regular valuations based on the accepted actuarial practice and standards within the country in which the plan is established. The largest plans are directly invested and others are invested in insurance contracts. The remainder are internally funded in accordance with local practice with provisions in the subsidiary undertakings to recognise the pension obligations.

Where necessary, additional provisions have been established for the group's plans in accordance with UK Statement of Standard Accounting Practice 24 based on independent actuarial advice.

POST-RETIREMENT MEDICAL BENEFITS - In the US, Reuters provides unfunded post-retirement medical benefits to certain US employees. The principal assumptions used in the most recent actuarial valuation undertaken at 31 December 1997 were that health care costs would increase by 8% per annum per head over the next year decreasing to 6% over the following two years and remain at 6% thereafter.

The movement on pension provisions and similar obligations was as follows:

                                                                                    1997             1996                 1995
                                                                                (pound)m         (pound)m             (pound)m
================================================================================================================================
Opening balance                                                                       30               27                   22
Profit and loss account (see note 3):
    Defined contribution plans                                                        32               29                   26
    Defined benefit plans                                                             11               14                   12
    Post-retirement medical benefits                                                   1                1                    1
--------------------------------------------------------------------------------------------------------------------------------
                                                                                      44               44                   39
Utilised in the year                                                                (46)             (41)                 (34)
--------------------------------------------------------------------------------------------------------------------------------
Closing balance                                                                       28               30                   27
================================================================================================================================


25. DEFERRED TAXATION LIABILITIES/(ASSETS)
                                                                                    1997             1996                 1995
                                                                                (pound)m         (pound)m             (pound)m
================================================================================================================================
Opening balance                                                                     (48)             (85)                 (46)
Arising on acquisitions                                                                -               18                 (33)
Profit and loss account                                                             (10)               19                  (6)
--------------------------------------------------------------------------------------------------------------------------------
Closing balance                                                                     (58)             (48)                 (85)
================================================================================================================================
The closing balance is analysed below:
--------------------------------------------------------------------------------------------------------------------------------
Timing differences:
   Fixed asset related                                                               (1)               13                   13
   Other                                                                            (57)             (61)                 (98)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                    (58)             (48)                 (85)
================================================================================================================================

25. DEFERRED TAXATION LIABILITIES/(ASSETS) continued

Reuters has provided for all potential deferred tax liabilities in respect of timing differences and has provided for deferred UK income and foreign withholding taxes that will be triggered by the expected future remittance of earnings by overseas subsidiary undertakings. Reuters has not provided for deferred UK income and foreign withholding taxes relating to unremitted earnings where remittance of these earnings is not currently anticipated in the foreseeable future. Reuters estimates that these unrecognised taxes total approximately (pound)114 million at 31 December 1997.

                                                                                            Valuation
                                                                                 Assets     allowance    Liabilities           Net
Total timing differences at 31 December 1997                                   (pound)m      (pound)m       (pound)m      (pound)m
===================================================================================================================================
Fixed asset related                                                                (36)             7             28           (1)
Unrecognised tax losses                                                            (18)            17              -           (1)
Other                                                                              (84)            20              8          (56)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  (138)            44             36          (58)
===================================================================================================================================

The valuation allowance increased by (pound)10 million during 1997. Where appropriate deferred tax assets and liabilities are netted for balance sheet presentation purposes. The net deferred tax balance has been analysed as:

                                                                                                 1997           1996          1995
                                                                                             (pound)m       (pound)m      (pound)m
===================================================================================================================================
Deferred tax debtor (included in debtors - see note 20)                                          (74)           (69)          (97)
Deferred tax liability (included in provisions for liabilities and charges)                        16             21            12
===================================================================================================================================

26. CAPITAL AND RESERVES

                                                                              Profit                           Interest
                                                                                 and                          in shares
                                           Called-up     Capital     Share      loss     Goodwill    Share-  of Reuters
                                               share  redemption   premium   account  elimination  holders'    Holdings
                                             capital     reserve   account   reserve      reserve    equity         PLC    Total
                                            (pound)m    (pound)m  (pound)m  (pound)m     (pound)m  (pound)m    (pound)m (pound)m
===================================================================================================================================
31 December 1994
   As previously reported                         42           2        57     1,083        (363)       821        (82)      739
   Prior year adjustment (see note 1)              -           -         -     (128)          363       235           -      235
-----------------------------------------------------------------------------------------------------------------------------------
Restated                                          42           2        57       955            -     1,056        (82)      974
Shares issued during the year                      -           -        19         -            -        19           -       19
Translation differences                            -           -         -         3            -         3           -        3
Retained earnings for the year (restated)          -           -         -       215            -       215           -      215
-----------------------------------------------------------------------------------------------------------------------------------
31 December 1995                                  42           2        76     1,173            -     1,293        (82)    1,211
Shares issued during the year                      -           -        45      (22)            -        23           -       23
Translation differences                            -           -         -      (28)            -      (28)           -     (28)
Retained earnings for the year (restated)          -           -         -       252            -       252           -      252
-----------------------------------------------------------------------------------------------------------------------------------
31 December 1996                                  42           2       121     1,375            -     1,540        (82)    1,458
Shares issued during the year                      -           -        35      (13)            -        22           -       22
Shares repurchased during the year
  (see note 29)                                    -           -         -      (21)            -      (21)           -     (21)
Translation differences                            -           -         -         2            -         2           -        2
Retained earnings for the year                     -           -         -       200            -       200           -      200
-----------------------------------------------------------------------------------------------------------------------------------
31 December 1997                                  42           2       156     1,543            -     1,743        (82)    1,661
===================================================================================================================================

26. CAPITAL AND RESERVES continued

Cumulative translation losses at 31 December 1997 totalled (pound)27 million (1996 - (pound)29 million, 1995 - (pound)1 million).

Interest in shares of Reuters Holdings PLC comprises Reuters interest in 55.6 million ordinary shares owned by Telfer Investments (Australia) Pty Limited and
3.7 million ordinary shares owned by Instinet Corporation which were originally acquired prior to 31 December 1989. The economic substance is that the shares have been retired; no dividends are paid outside the group in respect of them and, therefore, they have been excluded from the earnings per share calculation. They are included in the consolidated balance sheet as a deduction from shareholders' equity at original cost. Treating them as an asset would not reflect the substance of the original transactions and would not give a true and fair view. The treatment adopted is consistent with US GAAP but could be considered a departure from the presentation required by the UK Companies Act 1985 which, except for the overriding requirement to show a true and fair view, would otherwise require these shares to be shown as a fixed asset investment.

During 1997 Reuters Holdings PLC received (pound)35 million on the issue of shares in respect of the exercise of options awarded under various share option plans. Employees paid (pound)22 million to the group for the issue of these shares and the balance of (pound)13 million comprised contributions to the qualifying employee share trust (QUEST) from subsidiary undertakings.

27. NON-EQUITY MINORITY INTERESTS

Non-equity minority interests comprise convertible preferred stock issued by TIBCO Software Inc., a US subsidiary. The holders of these securities, which are non-redeemable, have no rights against group undertakings other than the issuing entity. Dividends on the preferred stock are only payable when declared.


28. SHARE CAPITAL

                                                                                            1997          1996            1995
                                                                                        (pound)m      (pound)m        (pound)m
==================================================================================================================================
Authorised
One Founders Share of (pound)1                                                                 -             -               -
2,100 million ordinary shares of 2.5p each                                                    53            53              53
----------------------------------------------------------------------------------------------------------------------------------
                                                                                              53            53              53
==================================================================================================================================
Allotted and called-up
One Founders Share of (pound)1                                                                 -             -               -
Ordinary shares of 2.5p each                                                                  42            42              42
----------------------------------------------------------------------------------------------------------------------------------
                                                                                              42            42              42
==================================================================================================================================
Number of ordinary shares of 2.5p each (millions)                                        1,694.2       1,688.6         1,677.1
==================================================================================================================================

Shares allotted/(repurchased) during the year in millions                                   1997          1996            1995
==================================================================================================================================
Issued for cash under employee share schemes at prices
ranging from 117p to 601p per share in 1997                                                  8.6          11.5             9.0
Repurchased at prices ranging from 689p to 694p per share and cancelled in 1997            (3.0)             -               -
----------------------------------------------------------------------------------------------------------------------------------
                                                                                             5.6          11.5             9.0
==================================================================================================================================

29. SHARE REPURCHASE

During 1997 Reuters carried out an on market share repurchase programme to acquire, and subsequently cancel, 3.0 million of its ordinary shares at prices ranging from 689p to 694p. The total cost of the repurchase programme including expenses was (pound)21 million, which has been charged against distributable reserves.

30. POST BALANCE SHEET EVENT

An extraordinary general meeting of Reuters Holdings PLC was held on 19 January 1998 at which a capital reorganisation was approved by the shareholders. The reorganisation, which is subject to approval of the High Court, returns (pound)1,482 million of surplus capital in the form of cash to shareholders and involves the creation of a new holding company Reuters Group PLC which will acquire Reuters Holdings PLC.

The reorganisation will be effected by a scheme of arrangement under which Reuters Holdings PLC shareholders will receive 13 shares in Reuters Group PLC plus (pound)13.60 in cash in return for every 15 shares held. ADS holders will receive 13 ADSs in Reuters Group PLC plus the US dollar equivalent of (pound)81.60 in cash in return for every 15 ADSs held.

The number of new shares in Reuters Group PLC to be received has been set to facilitate comparability of earnings per share under UK GAAP with existing Reuters Holdings PLC shares. US GAAP will treat the reorganisation as a share consolidation together with a special dividend and accordingly will require earnings per share to be restated in historical periods for the reduced number of shares.

One-off tax and other costs relating to the return of capital to shareholders, principally the cost of remitting funds from overseas subsidiaries, amounted to (pound)31 million. These costs, which were charged against 1997 earnings, comprised (pound)23 million included within taxation on profit on ordinary activities and (pound)8 million of advisers' fees included within operating costs.

On 4 December 1997, Reuters Group PLC entered into syndicated credit facilities for (pound)1.5 billion to cover the payment to shareholders under the scheme of arrangement. The facilities are with a number of Reuters close relationship banks at variable interest rates based on LIBOR, the London Interbank Offered Rate. The (pound)1.0 billion facility may be drawn and redrawn until 2 December 1998 at which time Reuters Group PLC may elect to borrow any available amounts for a period of up to 12 months. The remaining (pound)0.5 billion may be drawn and redrawn up to one month prior to its maturity on 4 December 2002.

Reuters has put forward proposals to the participants in the Reuters Holdings PLC share plans which are intended to preserve the value of their rights after the scheme has come into effect. This will mean in most instances the exercise of existing options on their existing terms but with arrangements for option holders to receive shares in Reuters Group PLC in exchange for shares in Reuters Holdings PLC.

An international SAYE plan, a performance-related share plan and a long-term incentive plan, each on substantially the same terms as the corresponding plans in Reuters Holdings PLC, and unapproved executive share option plans, one for use in the US and the other for use in the rest of the world, have been adopted by Reuters Group PLC and approved by Reuters Holdings PLC shareholders at the extraordinary general meeting on 19 January 1998.

30. POST BALANCE SHEET EVENT continued

The proforma consolidated balance sheet of Reuters Group PLC at 31 December 1997 is set out below for illustrative purposes only. The movements between this balance sheet and the audited consolidated balance sheet of Reuters Holdings PLC are as follows:

                                                              As reported      Adjustments             Proforma
                                                                 (pound)m         (pound)m             (pound)m
================================================================================================================
Fixed assets                                                        1,046                -                1,046
Net funds                                                           1,290          (1,513)                (223)
Net liabilities                                                     (576)               31                (545)
Long term creditors and provisions                                   (81)                -                 (81)
----------------------------------------------------------------------------------------------------------------
Net assets                                                          1,679          (1,482)                  197
================================================================================================================
Shareholders' equity                                                1,661          (1,482)                  179
Minority interests                                                     18                -                   18
----------------------------------------------------------------------------------------------------------------
Capital and reserves                                                1,679          (1,482)                  197
================================================================================================================

Net funds reduce by (pound)1,513 million due to the return of surplus capital to shareholders of (pound)1,482 million which is reflected in shareholders' equity and (pound)31 million of costs which were accrued at 31 December 1997.

On a proforma basis, assuming the (pound)1,482 million had been paid to shareholders on 1 January 1997 and funded at an interest rate of 7.5%, group profit before tax in 1997 would have been (pound)113 million lower at (pound)513 million.

31. CONTINGENT LIABILITY

In January 1998 Reuters was notified that Reuters Analytics Inc. ("Reuters Analytics"), one of its US subsidiaries, is the subject of a grand jury investigation in New York. Reuters understands that the investigation is focused primarily on an arrangement that Reuters Analytics had with a New York-based consultant. The consultant subscribed to Bloomberg L.P.'s service, which included the associated data and analytics. The investigation is focused on, among other things, whether Reuters Analytics improperly induced the consultant to breach certain provisions of the consultant's subscription agreement by arranging for the consultant to provide Bloomberg information to Reuters. The investigation also is focused on the use by Reuters of the transmitted information - more specifically, for example, whether Bloomberg data obtained from the consultant was improperly incorporated into Reuters products and whether Bloomberg information was used by Reuters Analytics for any improper "reverse engineering" of certain analytics. It is Reuters understanding that the principal focus of the grand jury investigation is on Reuters Analytics and certain of its personnel. However, the investigation will also involve an examination of the activities of other individuals and entities outside Reuters Analytics. Reuters is co-operating with the investigation and has engaged external legal counsel to conduct a thorough internal inquiry. At this time Reuters is unable to predict the impact the investigation or related events may have on its business or financial condition, and accordingly, no provision has been made in these financial statements.

32. EMPLOYEE SHARE OPTION PLANS

Reuters operates share plans for the benefit of employees as explained in the report on remuneration. Since the flotation in 1984, Reuters has issued 84 million shares under these plans.

Share option activity for the two years ended 31 December 1997 was as follows:

                                                                                                                        Weighted
                                                                                                                         average
                                                                                                                        exercise
                                                                Save-as-you-     Executive                                 price
                                                                  earn plans         plans            Total              (pound)
==================================================================================================================================
Ordinary shares under option in millions (including ADSs):
31 December 1995                                                        27.4          10.1             37.5                 2.86
Granted                                                                  3.7             -              3.7                 6.01
Exercised                                                              (7.7)         (3.7)           (11.4)                 2.06
Expired, cancelled or lapsed                                           (1.7)             -            (1.7)                 3.20
----------------------------------------------------------------------------------------------------------------------------------
31 December 1996                                                        21.7           6.4             28.1                 3.52
Granted                                                                  4.8             -              4.8                 5.01
Exercised                                                              (5.9)         (2.7)            (8.6)                 2.57
Expired, cancelled or lapsed                                           (3.4)         (0.3)            (3.7)                 4.86
----------------------------------------------------------------------------------------------------------------------------------
31 December 1997                                                        17.2           3.4             20.6                 4.05
==================================================================================================================================
Number of participants at 31 December 1997                             7,464           221
==================================================================================================================================

The following table summarises information relating to the number of shares under option and those which were exercisable at 31 December 1997.

                                                               Weighted                         Shares
                                                                average                    exercisable
                                                              remaining      Weighted               at             Weighted
                                              Total shares  contractual       average      31 december              average
                                              under option         life      exercise             1997             exercise
Range of exercise prices                        (millions)     (months)         price       (millions)                price
=============================================================================================================================
Ordinary shares
(pound)1.00 -(pound)3.00                               3.4            2   (pound)2.59              1.0          (pound)2.17
(pound)3.01 -(pound)5.00                               8.5           18   (pound)3.82              1.6          (pound)4.31
(pound)5.01 -(pound)7.00                               6.4           37   (pound)5.31                -                    -
ADSs
$00.01 - $20.00                                        0.2            -        $14.12              0.2               $14.12
$20.01 - $40.00                                        0.9            2        $28.94              0.4               $28.43
$40.01 - $60.00                                        1.2           13        $43.72              0.2               $43.72
-----------------------------------------------------------------------------------------------------------------------------
                                                      20.6                                         3.4
=============================================================================================================================

In August 1990 and January 1994, Reuters established employee share ownership trusts with the power to acquire shares in the open market. The trustee of both trusts, an off-shore subsidiary of Reuters, is being managed under contract by an independent management company. Shares purchased by the trusts will be used to meet obligations under the company's restricted share plans described in the report on remuneration on pages 28-31. Shares may also be used to satisfy the exercise of options granted, or to be granted, under the employee share option plans. Alternatively, new shares may be issued to satisfy these option obligations.

33. OPERATING LEASES

Minimum payments for non-cancellable operating leases for terms in excess of one year from 31 December are as follows:

                                     1997             1996             1995
                                 (pound)m         (pound)m         (pound)m
================================================================================
Year ended 31 December
1996                                    -                -               70
1997                                    -               62               57
1998                                   62               58               43
1999                                   60               47               34
2000                                   51               42               28
2001                                   45               35               24
2002                                   38               30               23
Thereafter                            149              144              102
--------------------------------------------------------------------------------
Total minimum lease payments          405              418              381
================================================================================

At 31 December Reuters had commitments to make payments during the following year under non-cancellable operating leases as follows:

                                                    Land and buildings                                   Other
                                          ------------------------------------     -----------------------------------------------
                                              1997          1996         1995          1997             1996                 1995
                                          (pound)m      (pound)m     (pound)m      (pound)m         (pound)m             (pound)m
==================================================================================================================================
Operating leases which expire:
    Within one year                              5             5            7             1                5                    2
    In the second to fifth years                26            27           31             8                7                   15
    Over five years                             28            28           24             -                -                    -
==================================================================================================================================

34. ACQUISITIONS
                                                                                      (pound)m
==================================================================================================
Consideration:
Paid in the year in respect of subsidiaries and associates (see note 11)                  20
Contingent/deferred                                                                        6
--------------------------------------------------------------------------------------------------
Total consideration                                                                       26
Total net assets acquired                                                                 12
--------------------------------------------------------------------------------------------------
Goodwill arising on acquisitions in the year                                              14
Goodwill written back                                                                    (4)
--------------------------------------------------------------------------------------------------
Goodwill capitalised in the year (see note 16)                                            10
==================================================================================================

During 1997 Reuters acquired Bisnews Limited, Hardwick Stafford Wright Limited and Marvin SA.

Contribution to group revenue of acquisitions made during 1997 was immaterial. Had these companies been acquired on 1 January 1997, their impact on the group's results would have been immaterial.

35. SUBSIDIARY UNDERTAKINGS

The principal subsidiary undertakings at 31 December 1997, all of which are included in the consolidated financial statements, are shown below. The shares in Reuters Limited are held by Reuters Holdings PLC. The shares in the other companies are held by Reuters Limited or its wholly-owned subsidiaries.

                                                     Country                      Principal             Percentage
                                                          of                        area of              of equity
Subsidiary undertakings                        incorporation                      operation            shares held
=====================================================================================================================
Instinet Corporation                                     USA                            USA                    100
Reuters AG                                           Germany                        Germany                    100
Reuters America Inc                                      USA                            USA                    100
Reuters Asia Pte Limited                           Singapore                   Asia/Pacific                    100
Reuters Australia Pty Limited                      Australia                      Australia                    100
Reuters Eastern Europe Limited                 Great Britain                         Russia                    100
Reuters Espana SA                                      Spain                          Spain                    100
Reuters Hong Kong Limited                       Cook Islands                      Hong Kong                    100
Reuters Italia SpA                                     Italy                          Italy                    100
Reuters Japan Kabushiki Kaisha                         Japan                          Japan                    100
Reuters Limited                                Great Britain                      Worldwide                    100
Reuters Nederland BV                             Netherlands                    Netherlands                    100
Reuters SA                                       Switzerland             Continental Europe                    100
Reuters Services SARL                                 France                         France                    100
Reuters Singapore Pte Limited                      Singapore                      Singapore                    100
Reuters Transaction Services Limited           Great Britain                      Worldwide                    100
TIBCO Finance Technology Inc                             USA                      Worldwide                    100
TIBCO Software Inc                                       USA                      Worldwide                   100*
=====================================================================================================================


The activities of the subsidiary undertakings listed above are set out on page
5. The financial years for the above subsidiary undertakings end on 31 December. Associated undertakings are not listed as their carrying value is only (pound)15 million.


*Excludes the impact of non-equity stock issued during the year (see note 27).

BALANCE SHEET OF REUTERS HOLDINGS PLC at 31 December

                                                                                             1997          1996          1995
                                                                              Notes      (pound)m      (pound)m      (pound)m
===============================================================================================================================
Fixed asset investment                                                           36           165           165           165
Amounts owed by group undertakings                                                            536           545           582
Advance corporation tax recoverable                                               5             -             6
Short-term investments                                                                          5             -             -
Proposed dividends                                                                          (140)         (145)         (121)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                              406           400           467
-------------------------------------------------------------------------------------------------------------------------------
Net assets                                                                                    571           565           632
===============================================================================================================================
Capital and reserves                                                             37
Called-up share capital                                                                        42            42            42
Capital redemption reserve                                                                      2             2             2
Share premium account                                                                         156           121            76
Profit and loss account reserve                                                               334           363           475
Revaluation reserve                                                                            37            37            37
-------------------------------------------------------------------------------------------------------------------------------
Capital employed                                                                              571           565           632
===============================================================================================================================
Profit attributable to shareholders is                                                        182            78           292


This balance sheet was approved by the directors on 13 February 1998.


/s/ Peter Job                      /s/ Rob Rowley
Peter Job Chief Executive          Rob Rowley Finance Director


Advantage has been taken of the provisions of section 230(3) of the Companies Act 1985 not to produce a separate profit and loss account for Reuters Holdings PLC.

NOTES ON THE BALANCE SHEET OF REUTERS HOLDINGS PLC

36. FIXED ASSET INVESTMENT

The investment represents the shareholding of Reuters Holdings PLC in Reuters Limited. It is stated at valuation based on the net asset values at 31 December 1983, adjusted for the subsequent conversion of Reuters Limited E shares, and additional investment of (pound)91 million in 1989.


37. CAPITAL AND RESERVES

                                                                                            Profit
                                   Called-up          Capital             Share           and loss
                                       share       redemption           premium            account     Revaluation
                                     capital          reserve           account            reserve         reserve       Total
                                    (pound)m         (pound)m          (pound)m           (pound)m        (pound)m    (pound)m
===============================================================================================================================
31 December 1996                          42                2               121                363              37         565
Shares issued during the year              -                -                35                  -               -          35
Shares repurchased during the year         -                -                 -               (21)               -        (21)
Retained loss for the year                 -                -                 -                (8)               -         (8)
-------------------------------------------------------------------------------------------------------------------------------
31 December 1997                          42                2               156                334              37         571
===============================================================================================================================

The retained loss for the year represents dividends paid to shareholders and certain administrative costs less dividends from Reuters Limited.

ACCOUNTING POLICIES

ACCOUNTING BASIS - The financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards. As set out in note 26 the treatment of interest in shares of Reuters Holdings PLC has been varied from that set out in Schedule 4 of the Companies Act 1985 in order to show a true and fair view.

BASIS OF CONSOLIDATION - The consolidated financial statements include:

a.The financial statements of Reuters Holdings PLC and its subsidiaries to 31 December. The results of subsidiaries are included for the period during which they are a member of the group.

b.Reuters share of the post-acquisition results of associated undertakings. Investments in associated undertakings are included at Reuters share of the tangible net assets at the dates of acquisition plus the group's share of post-acquisition reserves.

FOREIGN CURRENCY TRANSLATION - Where it is considered that the functional currency of an operation is sterling the financial statements are expressed in sterling on the following basis:

a.Fixed assets are translated into sterling at the rates ruling on the date of acquisition as adjusted for any profits or losses from related financial instruments.

b.Monetary assets and liabilities denominated in a foreign currency are translated into sterling at the foreign exchange rates ruling at the balance sheet date.

c.Revenue and expenses in foreign currencies are recorded in sterling at the rates ruling for the month of the transactions.

d.Any gains or losses arising on translation are reported as part of profit.

For other operations and associated undertakings, assets and liabilities are translated into sterling at the rates ruling at the balance sheet date. Revenue and expenses in foreign currencies are recorded in sterling at the rates ruling for the month of the transactions and gains or losses arising on translation are dealt with through reserves.

TREASURY - Reuters receives revenue and incurs expenses in more than 60 currencies and uses financial instruments to hedge a portion of its net cash flow and operating profit. Profits and losses from hedging activities are matched with the underlying cash flows and profits being hedged. Those relating to trading cash flows are reported as part of profit and those relating to Reuters capital expenditure programme are adjusted against the cost of the assets to which they relate.

Reuters uses financial instruments to hedge a portion of its interest exposure. Profits and losses on financial instruments are reported as part of profit for the period to which they relate. Financial instruments hedging the risk on foreign currency assets are revalued at the balance sheet date and the resulting gain or loss offset against that arising from the translation of the underlying asset into sterling.

REVENUE - Revenue represents the turnover, net of discounts, derived from services provided to subscribers and sales of equipment applicable to the year. Short-term contracts are accounted for on a completed contract basis.

INSTINET TRANSACTIONS - Securities transactions between Instinet counterparties which pass through Instinet in its role as an agency broker are recorded on a settlement date basis and, therefore, are only reflected in the balance sheet if there is a failure to settle. Revenues and related expenses arising from such securities transactions are accrued from the date of the transaction.

DEVELOPMENT - Development expenditure is charged against profit in the year in which it is incurred.

PENSIONS AND SIMILAR OBLIGATIONS - The expected cost of pensions and other post-retirement benefits is charged against profit so as to spread the cost over the service lives of the employees affected.

RESTRICTED SHARE AND INSTINET LONG-TERM INCENTIVE PLANS - Costs of the restricted share and Instinet long-term incentive plans are charged to profit over the vesting period of the awards.

TANGIBLE FIXED ASSETS - Depreciation is calculated on a straight line basis so as to write down the assets to their residual values over their expected useful lives:

Freehold land                      Not depreciated
Freehold buildings                 Normally 50 years
Leasehold property                 Over the term of the lease
Computer systems equipment,
  office equipment and motor
  vehicles                         3-5 years

STOCKS - Stocks and contract work in progress are valued at the lower of cost and net realisable value less progress payments received and receivable from clients. Progress payments in excess of the value of work carried out are included within creditors.

Cost is calculated on a first in first out basis by reference to the invoiced value of supplies and attributable costs of bringing stocks to their present location and condition.

Net realisable value is the estimated market value less selling costs.

SHORT-TERM INVESTMENTS - Government securities are stated in the balance sheet at the lower of cost plus accrued capital appreciation and market value. Income from these securities and any adjustment for changes in their market value during the year are reported as part of profit.

Interest on certificates of deposit is calculated at the yield at which the certificate was purchased and is reported as part of profit over the life of the certificate. Certificates of deposit are stated in the balance sheet at the lower of cost plus accrued interest and market value.

Movements in short-term investments are reported under the heading of management of liquid resources in the cash flow statement.

LEASING - Assets acquired under a finance lease are recorded in the balance sheet as tangible fixed assets with corresponding obligations to pay future rentals. The assets are valued at the present value of the minimum lease payments at the rate implicit in the lease.

Rentals payable are apportioned between a finance charge and a reduction of the outstanding obligation for future amounts payable. The total finance charge is allocated to accounting periods during the lease term so as to produce a constant periodic rate of charge on the outstanding obligation throughout the lease.

Operating lease rentals are charged against profit on a straight line basis over the period of the lease.

DEFERRED TAXATION - Tax deferred or accelerated by the effect of timing differences is accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. The only exception to this is in respect of deferred tax assets relating to provisions for pensions and other post-retirement benefits which are recognised in full.

GOODWILL AND INTANGIBLE ASSETS - Purchased goodwill and intangible assets are capitalised and amortised through the profit and loss account over their estimated lives which are between five and 20 years.

INTEREST IN SHARES OF REUTERS HOLDINGS PLC - Shares held by subsidiary undertakings are recorded in the balance sheet as a deduction from shareholders' equity at cost including expenses. Shares held by the employee share ownership trusts are recorded in the balance sheet within fixed asset investments at cost including expenses less amounts written off.

SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)


ACCOUNTING PRINCIPLES - These consolidated financial statements have been prepared in accordance with UK GAAP, which differ in certain significant respects from US GAAP. A description of the relevant accounting principles which differ materially is given below:

GOODWILL AND OTHER ACQUISITION ACCOUNTING ADJUSTMENTS - UK GAAP require purchased goodwill to include an estimate of the fair value of any deferred consideration. Under US GAAP, contingent consideration is recognised as a component of goodwill when the contingency is resolved.

SOFTWARE DEVELOPMENT COSTS - Under UK GAAP, costs of developing computer software products are expensed in the year in which they are incurred. Under US GAAP, the costs of developing computer software products subsequent to establishing technical feasibility are capitalised. The amortisation of the capitalised costs is based on the estimated future revenues or remaining estimated useful economic lives of the products involved.

EMPLOYEE COSTS - Since 1990, options have been granted under Reuters save-as-you-earn plans at a 20% discount. Under UK GAAP, the share issues are recorded at their discounted price when the options are exercised. Under US GAAP, the discount is regarded as employee compensation and is accrued over the vesting period of the grants.

TAXES ON INCOME - Under UK GAAP, deferred taxes are accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred taxes are accounted for on all timing differences and a valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will remain unrealised. Deferred tax also arises in relation to the tax effect of the other US GAAP adjustments.

DIVIDENDS - Under UK GAAP, dividends are provided for in the year in respect of which they are declared or proposed. Under US GAAP, dividends and the related advance corporation tax are given effect only in the period in which dividends are formally declared.

SHARES HELD BY EMPLOYEE SHARE OWNERSHIP TRUSTS (ESOTS) - Under UK GAAP, shares held by the ESOTs are recorded as fixed asset investments at cost less amounts written off. Under US GAAP, those shares not fully vested are regarded as treasury stock and recorded at cost as a deduction from shareholders' equity.

FIXED ASSET INVESTMENTS - Under UK GAAP, fixed asset investments are held in the balance sheet at the lower of cost or net realisable value. Under US GAAP, fixed asset investments which are available for sale are stated at fair value with unrealised gains or losses included in shareholders' equity.

The effects of these differing accounting principles are shown in notes
38-40.

CASH FLOW STATEMENTS - The cash flow statement set out on pages 55-57 has been prepared in conformity with UK Financial Reporting Standard 1 (Revised) Cash Flow Statements. The principal differences between this statement and cash flow statements presented in accordance with US Financial Accounting Standard 95 are as follows:

1.Under UK GAAP, net cash flow from operating activities is determined before considering cash flows from (a) returns on investments and servicing of finance and (b) taxes paid. Under US GAAP, net cash flow from operating activities is determined after these items.

2.Under UK GAAP, capital expenditure is classified separately while under US GAAP, it is classified as an investing activity.

3.Under UK GAAP, dividends are classified separately while under US GAAP, dividends are classified as financing activities.

4.Under UK GAAP, movements in short-term investments are not included in cash but classified as management of liquid resources. Under US GAAP, short-term investments with a maturity of three months or less at the date of acquisition are included in cash.

5.Under UK GAAP, movements in bank overdrafts are classified as movements in cash while under US GAAP, they are classified as a financing activity.

Set out below is a summary consolidated cash flow statement under US GAAP:

                                                                                             1997          1996          1995
                                                                                         (pound)m      (pound)m      (pound)m
===============================================================================================================================
Net cash inflow from operating activities                                                     817           866           751
Net cash outflow from investing activities                                                  (400)         (501)         (319)
Net cash outflow from financing activities                                                   (85)           (5)         (249)
-------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents under US GAAP                                       332           360           183
-------------------------------------------------------------------------------------------------------------------------------
Net (decrease)/increase in cash under UK GAAP (see notes 4-5 above)                          (31)            52          (18)
===============================================================================================================================

38. ADJUSTMENTS TO NET INCOME

                                                                                                               Restated
                                                                                                       ------------------------
                                                                                             1997          1996          1995
                                                                                         (pound)m      (pound)m      (pound)m
================================================================================================================================
Profit attributable to ordinary shareholders in accordance with UK GAAP                       390           442           373
US GAAP adjustments:
   Acquisition accounting adjustments (see note below)                                        (3)             2           (6)
   Software development costs                                                                 (2)           (2)           (2)
   Employee costs                                                                             (3)           (7)           (6)
   Taxes                                                                                        4             5             7
--------------------------------------------------------------------------------------------------------------------------------
Approximate net income in accordance with US GAAP                                             386           440           366
================================================================================================================================

                                                                                             1997          1996          1995
                                                                                            pence         pence         pence
================================================================================================================================
Basic earnings per ADS in accordance with US GAAP                                           142.6         163.2         136.9
--------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per ADS in accordance with US GAAP                                         141.6         161.0         134.9
--------------------------------------------------------------------------------------------------------------------------------
Dividends paid per ADS (including UK advance corporation tax credit)                         90.8          76.9          63.0
================================================================================================================================

In 1997 the UK Accounting Standards Board issued Financial Reporting Standard 10 Goodwill and Intangible Assets. Reuters has adopted this Standard in 1997 and, in line with its transition arrangements, has, by way of a prior year adjustment, capitalised and amortised all goodwill previously written off against reserves. Amortisation periods are in line with those used under US GAAP. 1995 and 1996 profit attributable to ordinary shareholders in accordance with UK GAAP has been restated and goodwill ceases to be a US GAAP adjustment except where affected by timing differences in the recognition of deferred consideration.

The company has complied with Financial Accounting Standard 123, Accounting for Stock-Based Compensation (FAS 123). Reuters has continued to apply the methodologies set out in APB Opinion 25, Accounting for Stock Issued to Employees, and other US GAAP literature in calculating its US GAAP adjustments for share option plans and awards of share rights. Had Reuters elected to recognise compensation expense based upon the fair value at grant date for awards made in 1995, 1996 and 1997 under these plans consistent with the alternative methodology set out in FAS 123, net income and earnings per ADS in accordance with US GAAP would not have been materially different from those shown above. This position may not be representative of future disclosures since the estimated fair value of share options is amortised to expense over the vesting period and additional options may be granted in future years.

39. ADJUSTMENTS TO SHAREHOLDERS' EQUITY

                                                                                                                     Restated
                                                                                             1997          1996          1995
                                                                                         (pound)m      (pound)m      (pound)m
==============================================================================================================================
Capital employed before minority interest in accordance with UK GAAP                        1,661         1,458         1,211
US GAAP adjustments:
   Acquisition accounting adjustments                                                          11             8          (35)
   Capitalised software development costs net of amortisation                                   8            10            12
   Fixed asset investments                                                                     14             -             -
   Shares held by employee share ownership trusts                                            (39)          (28)          (26)
   Liabilities                                                                               (25)          (19)            53
   Taxes                                                                                     (16)          (13)          (37)
   Dividends not formally declared or paid during the year                                    140           145           121
------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity in accordance with US GAAP                                             1,754         1,561         1,299
==============================================================================================================================

40. SUMMARISED BALANCE SHEET (US GAAP BASIS)
                                                                                             1997          1996          1995
                                                                                         (pound)m      (pound)m      (pound)m
==============================================================================================================================
Assets
Fixed tangible assets                                                                         858           800           709
Current assets                                                                              1,732         1,467         1,292
Other assets                                                                                   58            40            46
Software development costs                                                                      8            10            12
Goodwill and other intangibles                                                                174           206           229
------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                2,830         2,523         2,288
==============================================================================================================================
Liabilities and shareholders' equity
Current liabilities                                                                           940           845           866
Long-term liabilities                                                                          86            84           105
Deferred taxes                                                                                 32            32            17
Minority interest                                                                              18             1             1

Shareholders' equity before deductions                                                      1,889         1,684         1,414
Treasury stock                                                                               (82)          (82)          (82)
Shares held by employee share ownership trusts                                               (53)          (41)          (33)
------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                  1,754         1,561         1,299
------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                                  2,830         2,523         2,288
==============================================================================================================================

Goodwill and other intangibles are net of accumulated amortisation of (pound)322 million (1996 - (pound)270 million, 1995 - (pound)221 million). Software development costs are net of accumulated amortisation of (pound)11 million (1996
- (pound)9 million, 1995 - (pound)7 million).

OTHER INFORMATION FOR SHAREHOLDERS

ORDINARY SHARES - A register of shareholders' interests is kept at the company's head office and is available for inspection on request. The register includes information on nominee accounts and their beneficial owners.

A newspaper for investors, 'News from Reuters', is published several times a year. To obtain copies, contact the Investor Relations department in London, Geneva or New York (addresses on page 90).

Hoare Govett and Cazenove & Co. offer a low cost share dealing service for existing and potential Reuters shareholders. Further information can be obtained from Hoare Govett Corporate Finance Limited's Low Cost Share Dealing Department, 4 Broadgate, London EC2M 7LE (Tel: 0171 601 0101) and Mrs Nancy Young, Postal Dealing Department Cazenove & Co., 12 Tokenhouse Yard, London EC2R 7AN (Tel:
0171 606 1768).

Reuters offers a single company Personal Equity Plan (PEP) and a general PEP for UK residents wishing to hold Reuters shares in such plans. The plan manager, Bank of Scotland, is regulated in the conduct of PEP investment business by the Investment Management Regulatory Organisation (IMRO). Further information can be obtained from Bank of Scotland, Personal Equity Plans, 101 George Street, Edinburgh EH2 3JH (Tel: 0131 243 8053).

DIVIDENDS AND EARNINGS - Ordinary shareholders have received the following dividends in respect of each financial year:

                                                                  1997         1996          1995          1994          1993
===============================================================================================================================
Interim                                                           3.1p        2.75p          2.3p          1.9p         1.55p
Final (1997 proposed)                                             9.9p         9.0p          7.5p          6.1p         4.95p
-------------------------------------------------------------------------------------------------------------------------------
                                                                 13.0p       11.75p          9.8p          8.0p         6.50p
===============================================================================================================================
Earnings per ordinary share                                      24.0p        27.3p         23.2p         19.9p         16.9p

Adjusted earnings per ordinary share                             29.1p        30.4p         25.8p         21.7p         18.0p


Ordinary shareholders living in selected countries outside the United Kingdom can have their dividends paid directly into their bank accounts in local currency through Bank of Scotland's transcontinental automated payment service. Any shareholders interested in this service, for which there is a small charge, should write to Bank of Scotland (address on page 90).

ANALYSIS OF SHAREHOLDINGS AT 31 DECEMBER 1997 - Excluding Reuters interest in its own shares (see note 7 on page 54), there were 1,623 million shares in issue, analysed as in the chart below. There were 25,769 shareholders on the ordinary share register.

                                                       %

Pension funds                                         30
American Depositary Shares                            23
Insurance companies                                   15
Investment funds and trusts1                           9
Individuals                                            5
Foreign governments                                    2
Corporate holdings                                     2
Other2                                                14

(1) including UK unit trusts and US mutual funds.

(2) including all holdings below 100,000 shares, except for individuals, whose holdings are analysed below this level.

AMERICAN DEPOSITARY SHARES (ADSs) - Each ADS represents six ordinary shares.

ADS holders receive the annual and half-yearly reports issued by Reuters Holdings PLC.

Reuters Holdings PLC is subject to the informational requirements of the US securities laws applicable to foreign companies and in accordance therewith files an annual report on Form 20-F and other information with the US Securities and Exchange Commission. Form 20-F is also available from the Investor Relations departments in London or New York.

ADS DIVIDENDS - ADS holders are eligible for all stock dividends or other entitlements accruing on the underlying Reuters Holdings PLC shares and receive all cash dividends in US dollars. These are normally paid twice a year.

Dividend cheques are mailed directly to the ADS holder on the payment date if ADSs are registered with Reuters US depositary. Dividends on ADSs that are registered with brokers are sent to the brokers, who forward them to ADS holders. Reuters US depositary is Morgan Guaranty Trust Company of New York (address on page 90).

ADS holders should be aware of tax refunds that increase the cash dividends paid to qualifying US residents. Dividends per ADS, including UK tax refunds but before US tax credits, in respect of each financial year are set out below.

                                                                  1997         1996          1995          1994          1993
===============================================================================================================================
In sterling
Interim                                                          19.8p        17.5p         14.7p         12.1p          9.9p
Final (1997 proposed)                                            63.1p        57.4p         47.8p         38.9p         31.6p
-------------------------------------------------------------------------------------------------------------------------------
                                                                 82.9p        74.9p         62.5p         51.0p         41.5p
===============================================================================================================================
In dollars
Interim                                                          31.2c        27.3c         22.7c         18.9c         15.3c
Final (1997 proposed)                                                *        93.1c         72.2c         62.6c         47.5c
===============================================================================================================================

* Final 1997 dividend will be converted to US dollars from sterling at the rate prevailing on 1 May 1998.

The figures above include a refund of UK tax, less a UK withholding tax of 15% of the total of the dividend and the tax credit. Since 1993 the tax credit has been one-quarter of the amount of the dividends on the ordinary shares. Prior to 1993 it was one-third. For 1997 the total of the declared dividends per ADS is 78.0p, the related tax credit per ADS is 19.5p and the withholding tax per ADS is 14.6p, giving a net UK tax refund of 4.9p per ADS and a total cash payment of 82.9p per ADS.

ADS holders who are US residents for tax purposes may normally credit the withholding tax against their federal income tax liabilities. The UK net tax refund together with the US tax credit can, therefore, effectively increase the value of the gross dividends paid to qualifying ADS holders by up to 25% in sterling terms over the amount of the declared dividends on the underlying ordinary shares. The amount of the credit is specified on Internal Revenue Service Form 1099, which is provided to ADS holders automatically by the depositary agent.

Dollar amounts paid to ADS holders depend on the sterling/dollar exchange rate at the time of payment.

PRESERVING REUTERS INDEPENDENCE

Customers in all parts of the world depend on Reuters to provide them with reliable and objective news and information.

Reuters therefore has a special need to safeguard its independence and integrity and avoid any bias which may stem from control by any particular individuals or interests. Reuters share structure includes two mechanisms specifically designed to prevent this happening:

No shareholder may own 15% or more shares.

There is a single Founders Share, in addition to the publicly traded ordinary shares. This may be used to outvote all ordinary shares If other safeguards fail and there is an attempt to seize control of the company. "Control", for this purpose, means 30% of the shares.

The Reuter Trust Principles, which are protected by the Founders Share, also impose further obligations. The Principles and a list of the trustees are printed on page 86.


FINANCIAL DIARY FOR 1998

Monday 19 January        Extraordinary general meeting at Merchant Taylors' Hall
                         30 Threadneedle Street, London EC2R
                         8AY (Tel: 0171 588 7606)
Tuesday 10 February      Results for year 1997 announced
Friday 6 March           Annual report posted to shareholders
Monday 16 March          Ordinary shares go ex-dividend
Wednesday 18 March       ADSs go ex-dividend
Tuesday 21 April         First quarter trading statement issued
                         Annual general meeting at Stationers' Hall, Ave Maria
                         Lane, London EC4M 7DD
                         (Tel: 0171 248 2934)
Monday 27 April          Final dividend for 1997 payable to ordinary
                         shareholders on the register as at 20 March 1998
Friday 1 May             Final dividend payable to ADS holders on the register
                         as at 20 March 1998
Wednesday 22             July Results for the first six months of 1998 announced
Monday 3 August          Ordinary shares go ex-dividend
Wednesday 5 August       ADSs go ex-dividend
Tuesday 8 September      Interim dividend for 1998 payable to ordinary
                         shareholders on the register as at 7 August 1998
Monday 14 September      Interim dividend payable to ADS holders on the
                         register as at 7 August 1998
Thursday 22 October      Third quarter trading statement issued

THE REUTER TRUST PRINCIPLES

Reuters is dedicated to preserving its independence, integrity and freedom from bias in the gathering and dissemination of news and information. The Reuters Founders Share Company Limited, of which all Reuter trustees are directors, was established to safeguard those qualities. The trustees have a duty to ensure that, as far as they are able by the proper exercise of the powers vested in them, the Reuter Trust Principles are observed. These are:

- That Reuters shall at no time pass into the hands of any one interest, group or faction;

- That the integrity, independence and freedom from bias of Reuters shall at all times be fully preserved;

- That Reuters shall supply unbiased and reliable news services to newspapers, news agencies, broadcasters and other media subscribers and to businesses, governments, institutions, individuals and others with whom Reuters has or may have contracts;

- That Reuters shall pay due regard to the many interests which it serves in addition to those of the media; and

- That no effort shall be spared to expand, develop and adapt the news and other services and products of Reuters so as to maintain its leading position in the international news and information business.

If the trustees believe that any person, together with any associates, is seeking to obtain or has obtained control of Reuters Holdings PLC, a majority of the Reuter trustees may require the votes attaching to the Founders Share to be exercised. "Control" means the ability to control the exercise of 30% or more of the votes which may be cast on a poll at general meetings of Reuters Holdings PLC. In such circumstances, the Founders Share Company has the right at any general meeting of Reuters Holdings PLC to cast sufficient votes to pass any resolution supported by, and to defeat any resolution opposed by, the Founders Share Company.

Any two Reuter trustees may require the votes attaching to the Founders Share to be cast against any resolution which would alter any of the articles of association of Reuters Holdings PLC relating to the Reuter Trust Principles and the rights of the Founders Share. In such circumstances, the Founders Share confers upon the Founders Share Company the right to cast sufficient votes to defeat that resolution.

The Reuter trustees are: Sir Frank Rogers (Chairman); The Rt Hon the Lord Browne-Wilkinson; Sir Michael Checkland; David Cole CBE; Christopher Dicks; Pehr Gyllenhammar; Sir Gordon Linacre CBE AFC DFM; Kenneth Morgan OBE; The Rt Hon the Viscount Rothermere; Arthur Ochs Sulzberger; Lyle Turnbull AO; Richard Winfrey.

Following the capital reorganisation the existing Founders Share in Reuters Holdings PLC will be cancelled and a Founders Share with like rights will be issued by Reuters Group PLC to the Reuters Founders Share Company Limited.

GLOSSARY

TERM USED IN ANNUAL REPORT         US EQUIVALENT OR BRIEF DESCRIPTION
--------------------------         ----------------------------------

Advance corporation tax            No direct US equivalent. Tax paid on company
                                   distributions recoverable from UK taxes due on income

Allotted                           Issued

Associated undertakings            Affiliates accounted for under the equity
                                   method

Cadbury Committee                  UK committee set up in 1991 to address the
                                   financial aspects of corporate governance

Called-up share capital            Ordinary shares, issued and fully paid

Capital allowances                 Tax term equivalent to US tax depreciation
                                   allowances

Cash at bank and in hand           Cash

Class of business                  Industry segment

Creditors                          Accounts payable

Creditors: Amounts falling due
after more than one year           Long-term debt

Creditors: Amounts falling due
within one year                    Current liabilities

Debtors                            Accounts receivable

Destination (of revenue)           The geographical area to which goods or
                                   services are supplied

Finance lease                      Capital lease

Freehold                           Ownership with absolute rights in perpetuity

Greenbury Committee                UK committee set up in 1995 to address the
                                   issue of directors' remuneration

Hampel Committee                   UK committee set up in 1995 to review
                                   implementation of the recommendations made by the Cadbury and Greenbury Committees.

Interest receivable                Interest income

Interest in shares of
Reuters Holdings PLC               Treasury stock

Origin (of revenue)                The geographical area from which goods or
                                   services are supplied to a third party or another geographical area

Profit                             Income

Profit and loss account
(statement)                        Income statement

Profit and loss account reserve
(under "capital and reserves")     Retained earnings

Profit attributable to ordinary
shareholders                       Net income

Proposed dividend                  Dividend declared by directors but not yet
                                   approved by shareholders

Revaluation reserve                No direct US equivalent. Represents the
                                   increase in the valuation of Reuters Limited net assets as compared with historical cost at 31 December 1983 to the extent that it is attributable to the parent company,
                                   Reuters Holdings PLC

Share capital                      Ordinary shares, capital stock or common
                                   stock issued and fully paid

Share premium account              Additional paid-in capital or paid-in surplus
                                   (not distributable)

Shares in issue                    Shares outstanding

Stocks                             Inventories

Tangible fixed assets              Property and equipment

ORDINARY SHARES HIGHS/LOWS 1997 (pence)

                                                  Lowest       Highest
                                                  ------       -------

J                                                    650           755
F                                                  599.8           685
M                                                    598           662
A                                                    576         632.5
M                                                    630           707
J                                                    606           707
J                                                    555           692
A                                                  612.3         696.5
S                                                    620           740
O                                                    590           782
N                                                    620           707
D                                                    629           740

The highest price in 1997 was 782p, the lowest 555p.


ADS HIGHS/LOWS 1997 (US Dollars)
                                                  Lowest       Highest
                                                  ------       -------

J                                                 62-1/4        76-3/4
F                                                 60-7/8        65-7/8
M                                                     58            64
A                                                     56            62
M                                                 63-7/8        68-3/4
J                                                 62-3/4        69-1/2
J                                                 56-3/4        65-3/4
A                                                 58-1/2        66-5/8
S                                                 59-7/8        71-1/2
O                                                     60        75-5/8
N                                               62-11/16       71-7/16
D                                                 62-5/8        72-5/8

The highest price in 1997 was $76-3/4, the lowest $56.

REVENUE PER EMPLOYEE (pound)000

                                      1997     1996     1995     1994     1993     1992     1991     1990     1989     1988     1987
Revenue                                180      195      191      182      173      151      136      129      118      101      101
====================================================================================================================================
ELEVEN YEAR CONSOLIDATED FINANCIAL SUMMARY for the year ended 31 December

                                           Restated Restated
                                      1997     1996     1995     1994     1993     1992     1991     1990     1989     1988     1987
                                  (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m
====================================================================================================================================
Results
Revenue                              2,882    2,914    2,703    2,309    1,874    1,568    1,467    1,369    1,187    1,003      867
Net interest receivable                 80       61       60       51       60       66       49       30       19        9       11
Profit before tax                      626      652      558      510      440      383      340      320      283      208      179
Taxation                               236      210      185      162      140      123      110      112      102       81       69
Profit attributable to ordinary
   shareholders                        390      442      373      347      299      236      230      207      181      126      109

Net assets
Fixed assets                         1,046    1,026      999      687      571      499      488      531      484      408      281
Net current assets/(liabilities)       714      525      387      176      151      419      289       81     (33)     (46)     (45)
Long-term creditors                   (37)     (41)    (135)     (87)     (32)     (26)     (30)     (27)     (22)     (77)     (19)
Provisions                            (44)     (51)     (39)     (36)     (32)     (23)     (25)     (30)     (20)     (11)      (2)
------------------------------------------------------------------------------------------------------------------------------------
                                     1,679    1,459    1,212      740      658      869      722      555      409      274      215
------------------------------------------------------------------------------------------------------------------------------------
Tangible fixed assets
Additions                              361      372      304      319      268      199      159      196      193      229      152
Depreciation                           312      283      250      221      204      186      193      140      110       95       78

Development expenditure                235      202      191      159      110       79       67       62       60       55       48

Free cash flow                         449      494      455      321      224      276      339      227       54       30       53


                                      1997     1996     1995     1994     1993     1992     1991     1990     1989     1988     1987
====================================================================================================================================
Ratios
Earnings per ordinary share          24.0p    27.3p    23.2p    21.7p    18.0p    14.0p    13.7p    12.4p    10.9p     7.6p     6.5p
Adjusted earnings per ordinary
   share (1)                         29.1p    30.4p    25.8p    21.7p    18.0p    14.0p    13.7p    12.4p    10.9p     7.6p     6.5p
Dividends per ordinary share         13.0p   11.75p     9.8p     8.0p     6.5p     5.3p    4.25p    3.75p    3.25p    2.25p    1.83p
Cash flow per ordinary share (2)     61.0p    60.7p    52.7p    45.6p    40.3p    33.6p    31.7p    27.4p    23.6p    18.3p    15.3p
Book value per ordinary share (3)    99.9p    88.3p    73.7p    44.7p    40.6p    51.2p    42.7p    32.9p    24.5p    16.4p    12.8p
Cash flow/book value (4)             61.0%    68.8%    71.5%   102.0%    99.2%    65.7%    74.2%    83.5%    96.2%   111.4%   119.7%
Profit before tax as a percentage
   of revenue                        21.7%    22.4%    20.6%    22.1%    23.5%    24.4%    23.2%    23.4%    23.8%    20.7%    20.6%
Return on tangible fixed assets (5)  49.0%    60.0%    55.2%    57.6%    57.2%    53.2%    45.4%    41.3%    40.9%    37.2%    45.9%
Return on equity (6)                 25.6%    33.7%    34.8%    50.8%    39.5%    29.9%    36.2%    43.2%    53.6%    51.8%    55.2%

UK corporation tax rate              31.5%    33.0%    33.0%    33.0%    33.0%    33.0%   33.25%   34.25%    35.0%    35.0%    35.0%

Infrastructure
Shares issued (millions)             1,694    1,689    1,677    1,668    1,662    1,753    1,743    1,735    1,724    1,686    1,683
Employees                           16,119   15,478   14,348   13,548   11,306   10,393   10,450   10,731   10,071   10,064    9,586
User accesses                      435,000  362,000  327,100  296,700  227,400  200,800  201,800  200,900  194,800  169,100  141,300
====================================================================================================================================

NOTES.

1987 to 1994 have not been restated to reflect the effect of FRS 10, issued in 1997, which requires purchased goodwill and intangible assets to be capitalised and amortised through the profit and loss account.
1987 to 1988 have not been restated to reflect the effects of the prior year adjustment for pensions made in 1989.
1987 to 1991 have not been restated to reflect the effects of the prior year adjustment for post-retirement medical benefits made in 1992.
1987 to 1991 have not been restated to reflect the change to reporting user accesses in 1994.
1987 to 1993 have been restated for the subdivision of every ordinary share of 10 pence each into four new ordinary shares of 2.5 pence each in April 1994. 1988 has been restated to reflect the cost of discontinuing operations at IDR Inc. as an exceptional item rather than an extraordinary item.
1990 to 1994 fixed assets have been restated to reflect the effect of UITF abstract 13 issued in 1995.

Free cash flow is defined as net cash inflow from operating activities plus net interest received less tax paid and expenditure on tangible fixed assets.

RATIOS.

(1)Adjusted earnings per share are based on profit attributable to ordinary shareholders excluding capital reorganisation costs and goodwill amortisation.
(2)Cash flow per ordinary share represents profit before taxation, goodwill amortisation and depreciation divided by the number of shares in issue after deducting shares of Reuters Holdings PLC held by group companies and by employee share ownership trusts.
(3)Book value per ordinary share represents adjusted shareholders' equity divided by the number of shares in issue after deducting shares of Reuters Holdings PLC held by group companies and by employee share ownership trusts. Adjusted shareholders' equity is calculated after deducting the carrying value of interests in shares of Reuters Holdings PLC.
(4)Cash flow/book value represents profit before taxation, goodwill amortisation and depreciation as a percentage of adjusted shareholders' equity.
(5)Return on tangible fixed assets represents profit after taxation as a percentage of average tangible fixed assets. The average is calculated by adding tangible fixed assets at the start and the end of each year and dividing by two.
(6)Return on equity represents profit attributable to ordinary shareholders divided by the average adjusted shareholders' equity. The average is calculated by adding adjusted shareholders' equity at the start and the end of each year and dividing by two.

                                    88 - 89

WHERE TO FIND US

CORPORATE HEADQUARTERS:
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London EC4P 4AJ
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INVESTOR RELATIONS:
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Tel: 44 (0171) 542 8666
Fax: 44 (0171) 542 3002
Email: geoff.wicks@reuters.com

Nancy Bobrowitz
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Tel: 1 (212) 603 3244
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Email: nancy.bobrowitz@reuters.com

Marcus Ferrar
Geneva
Tel: 41 (022) 718 2405
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Email: marcus.ferrar@reuters.com

MEDIA QUERIES:
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Tel: 44 (0171) 542 4890
Fax: 44 (0171) 542 5458
Email: peter.v.thomas@reuters.com

Robert Crooke
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Tel: 1 (212) 603 3587
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Email: robert.crooke@reuters.com

Marcus Ferrar
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Tel: 41 (022) 718 2405
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Email: marcus.ferrar@reuters.com

Liam Hwee Tay
Singapore
Tel: 65 870 3028
Fax: 65 870 3456
Email: liam.tay@reuters.com

REGISTRAR/DEPOSITARY: FOR DIVIDEND QUERIES, DUPLICATE MAILINGS AND ADDRESS
CHANGES

ORDINARY SHARES
Bank of Scotland
Apex House
9 Haddington Place
Edinburgh EH7 4AL
Tel: 44 (0) 870 601 5366
Fax: 44 (0131) 243 5327

AMERICAN DEPOSITARY SHARES
Morgan Guaranty Trust Company
of New York
PO Box 8205
Boston, MA 02266-8205
Tel: 1 (781) 575 4328
Fax: 1 (781) 575 4088

LISTINGS - London Stock Exchange Limited and NASDAQ (American Depositary Share symbol RTRSY).

Options on ordinary shares are traded on the London International Financial Futures and Options Exchange. The American Stock Exchange in New York lists options on American Depositary Shares of Reuters.

SHARE PRICE INFORMATION - Share price information about Reuters Holdings PLC is available on the Reuters Securities 3000, Securities 2000, Equity Focus and Quotron products. Reuters Instrument Codes (RlCs) and Quotron codes are as follows:

                                                  Equity Focus
                                               Securities 2000        Quotron
                                               Securities 3000
Ordinary shares                                          RTR.L        RTRU.EU
ADSs traded on NASDAQ                                  RTRSY.O        RTRSY
ADSs traded on the London Stock Exchange Limited       RTRSy.L        RTRAU.EU

Within the UK, information on ordinary shares is available by telephone. Dial 0839 500 233 for the mid-market price quoted on the London Stock Exchange Limited. There is a charge of approximately 13p per call.

This annual report is available on the Internet at http://www.reuters.com/ar1997/


FORM 20-F - Filed with US Securities and Exchange Commission. Form 20-F corresponds to the Form 10-K filed by US-based companies. Printed copies are available from the Investor Relations departments in London and New York. Electronic copies can be accessed on the Internet at http://www.reuters.com/ar1997/20-f/frames/indexframe.html or from the SEC's EDGAR database via http://www.sec.gov.

Ric Gemmell took the photographs on pages 12, 14, 18 and 19.

Lance Bell, Reuters News Graphics, drew the cartoon opposite.

(C) Reuters Holdings PLC 1998. Design by CGI. Typesetting by Real Time Studio. Printing by Litho-Tech. The paper used in this annual report is from fully sustainable forests. It was produced without the use of any chlorine compounds.

Instinet is a registered trade mark of Instinet Corporation. Quotron is a registered trade mark of Quotron Systems, Inc. Reuters is a registered trademark in more than 25 countries.

10:12 12 June Italy well on course towards EMU goals - Prodi

Rome, June 12 (Reuters) - Italy has made huge strides towards satisfying criteria for the European single currency, Prime Minister Romano Prodi said on Thursday.

He said he had been particularly satisfied to have been able to tell this to leaders of mainly Christian Democrat parties at a meeting in Strasbourg earlier this week.

"At this meeting with European party leaders," Prodi said, "I told them; you haven't understood anything. For a year I've been running a government with a Reuters screen for the markets on my right and Bertinotti on my left, and everything's fine."

Prodi was referring to Fausto Bertinotti, leader of the hard-left Communist Refoundation which fiercely opposes Prodi's attempts to cut back on social spending. The party lies outside the centre-left government but guarantees its majority in the lower house of parliament.


                                       91